Exhibit 4.02

Execution Copy

AGNICO-EAGLE MINES LIMITED

as Borrower

- and -

THE GUARANTORS FROM TIME TO TIME

PARTY TO THIS AGREEMENT

as Guarantors

- and -

THE LENDERS FROM TIME TO TIME

PARTY TO THIS AGREEMENT

- and -

THE BANK OF NOVA SCOTIA

as Joint Lead Arranger, Joint Bookrunner and Administrative Agent

- and -

THE TORONTO-DOMINION BANK

as Joint Lead Arranger, Joint Bookrunner and Syndication Agent

- and -

BANK OF MONTREAL

as Co-Documentation Agent

- and -

CANADIAN IMPERIAL BANK OF COMMERCE

as Co-Documentation Agent

- and -

EXPORT DEVELOPMENT CANADA

as Co-Documentation Agent

AMENDED AND RESTATED CREDIT AGREEMENT

DATED AS OF JUNE 15, 2009

US$600,000,000 CREDIT FACILITIES

BORDEN LADNER GERVAIS LLP

DAVIES WARD PHILLIPS & VINEBERG LLP

TABLE OF CONTENTS

1.	INTERPRETATION		2
	1.1	Definitions	2
	1.2	Interpretation	32
	1.3	Currency	32
	1.4	Generally Accepted Accounting Principles	32
	1.5	Division and Titles	33
	1.6	Calculations	33
	1.7	Amendment and Restatement	33
2.	THE CREDIT		33
	2.1	Amounts of Credit Facility	33
	2.2	Availment Options under Credit Facility	34
	2.3	Revolving Credit Facility	34
	2.4	Purpose/Use of the Credit Facility	34
	2.5	Term and Repayment	34
	2.6	Voluntary Prepayments and Voluntary Cancellations	34
	2.7	Interest Rates	35
	2.8	Exchange Rate Fluctuations	37
	2.9	Pro-Rata Utilizations	37
3.	ADVANCES, CONVERSIONS AND OPERATION OF ACCOUNTS		38
	3.1	Notice of Borrowing - Direct Advances	38
	3.2	Canadian Dollar-Libor Funded Advances	38
	3.3	LIBOR Advances and Conversions	39
	3.4	Evidence of Indebtedness	39
	3.5	Apportionment of Advances	40
	3.6	Notices Irrevocable	40
	3.7	Limits on BA Advances and Libor Advances	40
4.	CALCULATION OF INTEREST AND FEES		40
	4.1	Calculation of Interest on Prime Rate Advances and US Base Rate Advances	40
	4.2	Payment of Interest on Prime Rate Advances and US Base Rate Advances	40
	4.3	Calculation of Interest on Libor Basis	40
	4.4	Payment of Interest on Libor Basis	41
	4.5	Fixing of LIBOR	41
	4.6	Interest on Miscellaneous Amounts	41
	4.7	Default Interest	41
	4.8	Maximum Interest Rate	42
	4.9	Interest Act	42
5.	BANKERS’ACCEPTANCES		42
	5.1	Advances by Bankers’ Acceptances and Conversions into Bankers’ Acceptances	42
	5.2	Acceptance Procedure	43
	5.3	Purchase of Bankers’ Acceptances and Discount Notes	44
	5.4	Maturity Date of Bankers’ Acceptances	45
	5.5	Deemed Conversions on the Maturity Date of Bankers’ Acceptances	45
	5.6	Conversion and Extension Mechanism	45
	5.7	No Prepayment of Bankers’ Acceptances	46

i

	5.8	Apportionment Amongst the Lenders	46
	5.9	Days of Grace	46
	5.10	Obligations Absolute	46
	5.11	Depository Bills and Notes Act	47
6.	ILLEGALITY, INCREASED COSTS, INDEMNIFICATION AND MARKET DISRUPTIONS		47
	6.1	Illegality	47
	6.2	Increased Costs	48
	6.3	Taxes	49
	6.4	Breakage Costs, Failure to Borrow or Repay After Notice	51
	6.5	Mitigation Obligations: Replacement of Lenders	52
	6.6	Market for Bankers’ Acceptances and Libor Advances	54
7.	PROVISIONS RELATING TO PAYMENTS		54
	7.1	Payment of Losses Resulting From a Prepayment	54
	7.2	Imputation of Prepayments	55
	7.3	Currency of Payments	55
	7.4	Payments by the Borrower to the Agent	55
	7.5	Payment on a Business Day	55
	7.6	Payments by the Lenders to the Agent	55
	7.7	Netting	55
	7.8	Application of Payments	56
	7.9	No Set-Off or Counterclaim by Borrower	56
	7.10	Debit Authorization	56
8.	GUARANTEES		56
	8.1	Guarantees	56
	8.2	Additional Guarantors	57
	8.3	Obligations Supported by the Guarantees	57
	8.4	Other Supported Obligations	57
	8.5	Limitation	58
9.	CONDITIONS PRECEDENT		58
	9.1	Conditions to Effectiveness	58
	9.2	Conditions Precedent to each Advance	60
	9.3	Waiver of Conditions Precedent	60
10.	REPRESENTATIONS AND WARRANTIES		60
	10.1	Existence, Power and Authority	60
	10.2	Loan Documents	61
	10.3	Conduct of Business	61
	10.4	Litigation	62
	10.5	Financial Statements and Information	62
	10.6	Subsidiaries, etc	63
	10.7	Title to Property	63
	10.8	Taxes	63
	10.9	Insurance	63
	10.10	No Material Adverse Effect	63
	10.11	Pension Matters	63

	10.12	Ranking and Priority	64
	10.13	Absence of Default	64
	10.14	Environment	64
	10.15	Mines	65
	10.16	Complete and Accurate Information	65
	10.17	Survival of Representations and Warranties	66
11.	FINANCIAL COVENANTS		66
	11.1	Total Net Debt to EBITDA Ratio	66
	11.2	Tangible Net Worth	66
12.	AFFIRMATIVE COVENANTS		67
	12.1	Existence and Good Standing	67
	12.2	Permits	67
	12.3	Books and Records	67
	12.4	Property	67
	12.5	Material Contracts	67
	12.6	Financial Information	68
	12.7	Compliance with Applicable Law	68
	12.8	Insurance	68
	12.9	Payment of Taxes	68
	12.10	Access and Inspection	69
	12.11	Maintenance of Accounts	69
	12.12	Performance of Obligations	69
	12.13	Litigation	69
	12.14	Payment of Fees and Other Expenses	69
13.	REPORTING AND NOTICE REQUIREMENTS		70
	13.1	Financial and Other Reporting	70
	13.2	Requirements for Notice	72
14.	NEGATIVE COVENANTS		73
	14.1	Debt	73
	14.2	Liens	73
	14.3	Investments	73
	14.4	Distributions	73
	14.5	Asset Dispositions	73
	14.6	Derivative Instruments	74
	14.7	Line of Business	74
	14.8	Affiliate Transactions	74
	14.9	Subordinated Debt	75
	14.10	Liquidation and Amalgamation	75
15.	EVENTS OF DEFAULT AND ENFORCEMENT		76
	15.1	Events of Default	76
	15.2	Remedies	78
	15.3	Notice	79
	15.4	Escrowed Funds for Bankers’ Acceptances	79
	15.5	Costs	80
	15.6	Relations with the Obligors	80

	15.7	Application of Proceeds	81
16.	THE AGENT AND THE LENDERS		81
	16.1	Authorization of Agent	81
	16.2	Agent’s Responsibility	82
	16.3	Rights of Agent as Lender	83
	16.4	Indemnity by Lenders	84
	16.5	Notice by Agent to Lenders	84
	16.6	Protection of Agent - Advances and Payments	84
	16.7	Notice by Lenders to Agent	85
	16.8	Sharing Among the Lenders	85
	16.9	Procedure With Respect to Advances	86
	16.10	Non-Payment by Lenders	87
	16.11	Accounts Kept by Each Lender	87
	16.12	Binding Determinations	87
	16.13	Amendment of Article 16	87
	16.14	Decisions, Amendments and Waivers of the Lenders	87
	16.15	Authorized Waivers, Variations and Omissions	88
	16.16	Provisions for the Benefit of Lenders Only	88
	16.17	Assignment by Agent to an Affiliate	88
	16.18	Collective Action of the Lenders	88
	16.19	Resignation of Agent	89
17.	CURRENCY CONVERSION, ETC.		90
	17.1	Rules of Conversion	90
	17.2	Determination of Equivalent Amount in another Currencies	90
18.	ASSIGNMENT		91
	18.1	Assignment by the Borrower	91
	18.2	Assignments and Transfers by the Lenders	91
	18.3	Register	93
	18.4	Electronic Execution of Assignments	93
	18.5	Participations	93
	18.6	Limitations Upon Participant Rights	94
	18.7	Promissory Notes	94
19.	MISCELLANEOUS		94
	19.1	Notices	94
	19.2	Amendment and Waiver	95
	19.3	Lender Replacement	96
	19.4	Independent Engineer and Other Consultants	99
	19.5	Entire Agreement	99
	19.6	Indemnification and Set-Off	99
	19.7	Benefit of Agreement	99
	19.8	Counterparts	99
	19.9	This Agreement to Govern	100
	19.10	Applicable Law	100
	19.11	Severability	100
	19.12	Further Assurances	100
	19.13	Good Faith and Fair Consideration	100

19.14	Responsibility of the Lenders	101
19.15	Indemnity	101
19.16	Confidentiality	102
19.17	Reinstatement	103
19.18	Submission to Jurisdiction	103
19.19	Waiver of Venue	104
19.20	Waiver of Jury Trial	104
19.21	Language	104
19.22	Third Party Beneficiaries	104
19.23	Formal Date	104
19.24	Swedish Companies Act	105
EXHIBIT A - COMMITMENTS
EXHIBIT B - ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT C - LOAN MARKET DATA TEMPLATE
EXHIBIT D - NOTICE OF BORROWING AND CERTIFICATE
EXHIBIT E - COMPLIANCE CERTIFICATE
EXHIBIT F - ADDITIONAL GUARANTOR AGREEMENT
SCHEDULE A - MATERIAL SUBSIDIARIES
SCHEDULE B - PERMITTED LIENS
SCHEDULE C - OTHER SUPPORTED OBLIGATIONS
SCHEDULE D - LITIGATION
SCHEDULE E - EQUITY INTERESTS AND ORGANIZATION STRUCTURE

v

AMENDED AND RESTATED CREDIT AGREEMENT entered into as of the 15th day of June, 2009

B E T W E E N:

AGNICO-EAGLE MINES LIMITED

as Borrower

- and -

1715495 ONTARIO INC.

1641315 ONTARIO INC.

AGNICO-EAGLE (DELAWARE) L.L.C.

AGNICO-EAGLE (DELAWARE) II L.L.C.

AGNICO-EAGLE (DELAWARE) III L.L.C.

AGNICO-EAGLE SWEDEN AB

AGNICO-EAGLE AB

RIDDARHYTTAN RESOURCES AB

AGNICO EAGLE MEXICO S.A. DE C.V.

as Guarantors

- and -

THE LENDERS LISTED ON EXHIBIT A
TO THIS AGREEMENT FROM TIME TO TIME

as Lenders

- and -

THE BANK OF NOVA SCOTIA

as Administrative Agent

WHEREAS certain of the parties entered into a credit agreement dated as of September 4, 2008 (the “Existing Credit Agreement”);

AND WHEREAS the Borrower has requested certain amendments to the credit facilities available under the Existing Credit Agreement, as set forth herein;

AND WHEREAS the parties hereto are entering into this Agreement to provide for the terms of such amended credit facilities by amending and restating the Existing Credit Agreement.

NOW THEREFORE for valuable consideration and intending to be legally bound by this Agreement, the parties agree that the Existing Credit Agreement is amended and restated as follows:

1.            INTERPRETATION

1.1           Definitions

The following words and expressions, when used in this Agreement, unless the contrary is stipulated, have the following meaning:

1.1.1             “Acceptance Date” has the meaning defined in Section 5.1.1;

1.1.2             “Accepting Lender Notice” has the meaning defined in Section 19.3.2;

1.1.3             “Acquisition Deadline” has the meaning defined in Section 19.3.3.1;

1.1.4             “Acquisition Notice” has the meaning defined in Section 19.3.3.1;

1.1.5             “Acquisition Request Notice” has the meaning defined in Section 19.3.3;

1.1.6             “Advance” means any advance by the Lenders under this Agreement including (a) direct advances of funds by way of Prime Rate Advances, US Base Rate Advances and Libor Advances, (b) indirect advances by way of BA Advances, (c) any deemed “Advance” hereunder and (d) any renewal, extension, rollover or conversion of any “Advance”; and any reference relating to the amount of “Advances” outstanding under this Agreement means the sum (without duplication) of all outstanding Prime Rate Advances, US Base Rate Advances and Libor Advances, plus the face amount of all outstanding Bankers’ Acceptances;

1.1.7             “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified;

1.1.8             “Agent” means The Bank of Nova Scotia, in its capacity as administrative agent for the Lenders;

1.1.9             “Agreement”, “herein”, “hereby”, “hereto” “hereunder” or similar expressions mean this agreement, the recitals hereto and any schedules hereto, as amended, supplemented, restated and replaced from time to time in accordance with the provisions hereof, and not any particular article, section, subsection, paragraph or clause or other portion hereof;

1.1.10           “Applicable Law” means (a) any domestic or foreign statute, law (including common and civil law), treaty, code, ordinance, rule, regulation, restriction or by-law (zoning or otherwise), (b) any judgment, order, writ, injunction, decision, ruling, decree or award or (c) any regulatory policy, practice, guideline or directive; in each case, applicable to and binding on the Person referred to in the context in which the term is used or the Property of such Person as a legally enforceable requirement;

1.1.11           “Applicable Margin” means the relevant percentage set forth in the relevant row of the table in Section 2.7.1;

1.1.12           “Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment; provided however, that if the Commitments have terminated or expired, the “Applicable Percentage” shall be the percentage of the total outstanding Advances;

1.1.13           “Approved Fund” means any Person (other than a natural Person) that (a) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the Ordinary Course and (b) is administered or managed by a Lender, an Affiliate of a Lender or an entity or an Affiliate of an entity that administers or manages a Lender;

1.1.14           “Approving Lenders” has the meaning defined in Section 19.3.2;

1.1.15           “Arm’s Length” has the meaning given to that term for the purposes of the Income Tax Act (Canada) on the date hereof;

1.1.16           “Asset Disposition” means, with respect to any Obligor, the sale, lease, transfer, assignment or other disposition or alienation of all or any part of the Property now held or subsequently acquired by it (including Equity Interests), or the entering into of any sale-leaseback transaction with respect to its Property or any part thereof;

1.1.17           “Assignee” means an Eligible Assignee who has entered into an Assignment and Assumption Agreement;

1.1.18           “Assignment” means an assignment of all or a portion of a Lender’s rights and obligations under this Agreement in accordance with Sections 18.2 and 18.3;

1.1.19           “Assignment and Assumption Agreement” means an agreement substantially in the form of Exhibit B;

1.1.20           “Associate” has the meaning given to that term in the Business Corporations Act (Ontario) on the date hereof;

1.1.21           “Available Amount” has the meaning defined in Section 19.3.3.1;

1.1.22           “Available Proceeds” has the meaning defined in Section 5.2.3.4;

1.1.23           “BA Advance” means an Advance in Canadian Dollars which the Borrower has elected to borrow by way of Bankers’ Acceptances;

1.1.24           “BA Lender” means a Lender which is a bank that accepts bankers’ acceptances issued in Canada;

1.1.25           “BA Proceeds” means (a) for a Bankers’ Acceptance, an amount calculated on the applicable Drawdown Date by multiplying: (i) the face amount of the Bankers’ Acceptance by (ii) the following fraction:

1
(1 + (Bankers’ Acceptance Discount Rate x Designated Period (in days) ÷ 365))

with such fraction being rounded up or down to the fifth decimal place and .00005 being rounded up, and (b) with respect to Non-BA Lenders, the face amount of Discount Notes issued to them, less a discount established in the same manner as provided in clause (a) above (with references to “Bankers’ Acceptances” being replaced by references to “Discount Notes”);

1.1.26           “BA Request” has the meaning defined in subsection 5.1.1;

1.1.27           “Bankers’ Acceptance” means a non-interest bearing draft or bill of exchange in Canadian Dollars drawn by the Borrower and accepted by a Lender in accordance with the provisions of Article 5 and includes a Discount Note where the context permits. In cases where the Lenders elect to use a clearinghouse as contemplated by the Depository Bills and Notes Act (Canada), “Bankers’ Acceptance” shall mean a depository bill (as defined in such Act) in Canadian Dollars signed by the Borrower and accepted by a Lender. Drafts or bills of exchange that become depository bills may nevertheless be referred to herein as “drafts”;

1.1.28           “Bankers’ Acceptance Discount Rate” means, as determined by the Agent (a) in respect of Bankers’ Acceptances to be purchased by the Lenders which are Schedule I banks under the Bank Act (Canada), the average rate for Canadian Dollar bankers’ acceptances (rounded up to the nearest 1/100 of 1%) having Designated Periods of one, two, three, or six months quoted on Reuters Service, page CDOR “Canadian Interbank Bid BA Rates” (the “CDOR Rate”), having an identical Designated Period to that of the Bankers’ Acceptances to be issued on such day and (b) in respect of Bankers’ Acceptances to be purchased by the Lenders which are Schedule II banks under the Bank Act (Canada) or Schedule III banks under the Bank Act (Canada) which are not subject to the restrictions and requirements referred to in Section 524(2) thereof, and in respect of Discount Notes, the average of the rates for Canadian Dollar bankers’ acceptances quoted by the Schedule II Reference Banks (rounded up to the nearest 1/100 of 1%), provided that such average rate may not exceed the rate determined under clause (a) by more than 0.10% per annum (in each of cases (a) and (b), the “Discount Rates”). In all cases, the Discount Rates shall be quoted at approximately 10:00 a.m. on the Drawdown Date calculated on the basis of a year of 365 days.

In the absence of any such determination, the “Bankers’ Acceptance Discount Rate” which would have been determined in accordance with clause (a) or clause (b) above, respectively, shall be equal to the average of the discount rates for bankers’ acceptances (rounded up to the nearest 1/100 of 1%) of:

(i)  in the case of clause (a), the Schedule I Reference Lenders; and

(ii)  in the case of clause (b), the Schedule II Reference Banks;

calculated on the basis of a year of 365 days, established in accordance with their normal practices at 10:00 a.m. on the Drawdown Date, for bankers’ acceptances accepted by the Schedule I Reference Lenders or the Schedule II Reference Banks, as the case may be, in amounts equal to the amount of the BA Advances to be made that day by the Schedule I Reference Lenders or the Schedule II Reference Banks, as the case may be, having an identical Designated Period to that of the proposed Bankers’ Acceptances to be issued on such day, provided that the “Bankers’ Acceptance Discount Rate” replacing the rate which would have been determined under clause (b) above shall not exceed the “Bankers’ Acceptance Discount Rate” which would have been determined in accordance with clause (a) above by more than 0.10% per annum;

1.1.29           “Banking Day” means any Business Day except any Business Day in New York, New York which is a holiday or a day upon which banks are authorized or required by Applicable Law or by local proclamation to be closed in New York, New York, provided that, for LIBOR Advances, such Business Day is also a day on which prime banks accept deposits in London, England in the London interbank market;

1.1.30           “Borrower” means Agnico-Eagle Mines Limited, an Ontario corporation;

1.1.31           “Branch” means the Global Wholesale Services – Loan Operations department of The Bank of Nova Scotia at 720 King Street West,

Third Floor, Toronto, Ontario, M5V 2T3 or such other branch as is designated from time to time by the Agent;

1.1.32           “Business Day” means any day, except Saturdays, Sundays and any other day which in Toronto, Ontario or Montreal, Quebec is a holiday or a day upon which banks are authorized or required by Applicable Law or by local proclamation to be closed in Toronto, Ontario or Montreal, Quebec;

1.1.33           “Canadian Dollar-Libor Funded Lenders” means Barclays Bank PLC, Commonwealth Bank of Australia, and any other Lender that funds its Canadian dollars from the London interbank market and which the Borrower has accepted in writing as a “Canadian Dollar-Libor Funded Lender”, and “Canadian Dollar-Libor Funded Lender” means any of the “Canadian Dollar-Libor Funded Lenders”;

1.1.34           “Canadian Dollar-Libor Term” means the interest period equal to the shortest interest period displayed on Libor01 Page of Reuters for C$1,000,000 at or about 11:00 a.m. (London time) on the date of determination;

1.1.35           “Canadian Dollars” or “C$” means the lawful currency of Canada;

1.1.36           “Capital Lease” means any lease which is required to be capitalized on a balance sheet of the lessee in accordance with GAAP;

1.1.37           “Capital Lease Obligations” means, as to any Person, an obligation of such Person to pay rent or other amounts under a Capital Lease and the amount of such obligation shall be the capitalized amount thereof, determined in accordance with GAAP;

1.1.38           “Capital Reorganization” means any change in the issued and outstanding Equity Interests of a Person involving the reclassification of such Equity Interests or the conversion of such Equity Interests into, or exchange of such Equity Interests for, cash, securities or other property;

1.1.39           “Cash Equivalents” means, as of the date of any determination thereof, instruments of the following types:

1.1.39.1           obligations of, or unconditionally guaranteed by, the governments of Canada or the USA, or any agency of either of them backed by the full faith and credit of the governments of Canada or the USA, respectively, maturing not more than one year from the date of acquisition;

1.1.39.2           marketable direct obligations of the governments of one of the provinces of Canada, one of the states of the USA, or any agency thereof, or of any county, department, municipality or other political subdivision of Canada or the USA, the payment or guarantee of which constitutes a full faith and credit obligation of such province, state, municipality or other political subdivision, which matures not more than one year from the date of acquisition and which, at the time of acquisition, is accorded a short-term credit rating of at least A-l by S&P, at least P-l by Moody’s or at least R-l(middle) by DBRS;

1.1.39.3           commercial paper, bonds, notes, debentures and bankers’ acceptances issued by a Person residing in Canada or the USA and not referred to in subsections 1.1.39.1, 1.1.39.2 or 1.1.39.4, and maturing not more than one year from the date of issuance which, at the time of acquisition, is accorded a short-term credit rating of at least A-l by S&P, at least P-l by Moody’s or at least R-l(middle) by DBRS, and, in respect of Canadian asset-backed commercial paper that is based on a DBRS rating, provided further that such asset-backed commercial paper is issued by a Person appearing on the list of “Global Liquidity Standard for ABCP Issuers” published and maintained by DBRS;

1.1.39.4           (a) certificates of deposit maturing not more than one year from the date of issuance thereof, issued by a bank or trust company organized under the laws of the USA, any state thereof, or Canada or any province thereof or (b) Principal Currency certificates of deposit maturing not more than one year from the date of acquisition and issued by a bank in a Principal Jurisdiction; in all cases having capital, surplus and undivided profits aggregating at least US$500,000,000 (or the equivalent thereof in Canadian Dollars or in the currency of such Principal Jurisdiction) and whose short-term credit rating is, at the time of acquisition, accorded a short-term credit rating of at least A-l by S&P, at least P-l by Moody’s or at least R-l(middle) by DBRS;

1.1.39.5           any repurchase agreement having a term of 30 days or less entered into with any Lender, any Other Lender or any Person satisfying the criteria set forth in subsection 1.1.39.4 which is secured by a fully perfected security interest in any obligation of the type described in subsection 1.1.39.1 or 1.1.39.2 and has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such commercial banking institution thereunder; and

1.1.39.6           investments in any security issued by an investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8) that is a money market fund in compliance with all applicable requirements of SEC Rule 2a-7 (17 CFR 270.2a-7);

1.1.40           “CDS” has the meaning defined in Section 5.11;

1.1.41           “CDS & Co.” has the meaning defined in Section 5.11;

1.1.42           “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Applicable Law, (b) any change in any Applicable Law or in the administration, interpretation or application thereof by any Governmental Authority, including any such change resulting from any quashing by a Governmental Authority of an interpretation of any Applicable Law or (c) the making or issuance of any Applicable Law by any Governmental Authority;

1.1.43           “Change of Control” means:

(a)           the acquisition, directly or indirectly, by any means whatsoever, by any Person, or group of Persons acting jointly or in concert, (collectively, an “offeror”) of beneficial ownership of, or the power to exercise control or direction over, or securities convertible or exchangeable into, any securities of the Borrower carrying in aggregate (assuming the exercise of all such conversion or exchange rights in favour of the offeror) more than 50% of the aggregate votes represented by the voting stock then issued and outstanding or otherwise entitling the offeror to elect a majority of the board of directors of the Borrower; or

(b)           the replacement by way of election or appointment at any time of one-half or more of the total number of the then incumbent members of the board of directors of the Borrower, or the election or appointment of new directors comprising one-half or more of the total number of members of the board of directors in office immediately following such election or appointment; unless, in any such case, the nomination of such directors for election or their appointment is approved by the board of directors of the Borrower in office immediately preceding such nomination or appointment in circumstances where such nomination or appointment is made other than as a result of a dissident public proxy solicitation, whether actual or threatened;

1.1.44           “Claim” has the meaning defined in Section 19.15;

1.1.45           “Closing Date” means September 4, 2008;

1.1.46           “Commitment” means the portion of the Credit Facility which a Lender has agreed to Advance to the Borrower as set out in Exhibit A and, where the context requires, the maximum amount of Advances which such Lender has covenanted to make, which Exhibit shall be amended and distributed to all parties by the Agent from time to time as such commitments change in accordance with this Agreement;

1.1.47           “Compliance Certificate” means a certificate in the form of Exhibit E executed by the chief financial officer or another senior officer of the Borrower;

1.1.48           “Consolidated Hedging Exposure” means the aggregate of all amounts that would be payable to all Persons by the Borrower and its Subsidiaries or to the Borrower and its Subsidiaries, on the date of determination, taking into account all legally enforceable netting arrangements, pursuant to each ISDA Master Agreement between the Borrower and each such Person and each Subsidiary and each such Person, as if all Derivative Instruments under such ISDA Master Agreements were being terminated on that day;

1.1.49           “Constating Documents” means, with respect to any Person, its articles or certificate of incorporation, amendment, amalgamation, continuance or association, memorandum of association, declaration of trust, partnership agreement, limited liability company agreement or other similar document, as applicable, and all unanimous shareholder agreements, other shareholder agreements, voting trust agreements and similar arrangements applicable to the Person’s Equity Interests which bind such Person, and by-laws, all as amended, supplemented, restated or replaced from time to time;

1.1.50           “Contingent Obligation” of any Person means all contingent liabilities required to be included or noted in the financial statements of such Person in accordance with GAAP;

1.1.51           “Contract” means any agreement, contract, indenture, lease, deed of trust, licence, option, undertaking, promise or any other commitment or obligation, whether oral or written, express or implied, other than a Permit;

1.1.52           “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by Contract or otherwise and “Controlling” and “Controlled” have corresponding meanings;

1.1.53           “Core Business” means the development, construction and operation of mining properties and any operation relating to mining, including the manufacturing, processing or refining of products produced from mining operations and properties, and the sale of products produced from or in connection with mining operations and properties, and the financing related thereto;

1.1.54           “Credit Facility” has the meaning defined in Section 2.1;

1.1.55           “DBRS” means DBRS Limited;

1.1.56           “Debt” means, with respect to a Person, without duplication, the aggregate of the following amounts, each calculated in accordance with GAAP, unless the context otherwise requires:

1.1.56.1           all obligations that would be considered to be indebtedness for borrowed money (including, without limitation, by way of overdraft and drafts or orders accepted representing extensions of credit), and all obligations (whether or not with respect to the borrowing of money) that are evidenced by bonds, debentures, notes or other similar instruments;

1.1.56.2           reimbursement obligations under bankers’ acceptances and contingent obligations of such Person in respect of any letter of credit, letters of guarantee, bank guarantee, surety bond, performance bond and similar instruments;

1.1.56.3           all liabilities upon which interest charges are paid or are customarily paid by that Person;

1.1.56.4           any Equity Interests of that Person (or of any Subsidiary of that Person) which Equity Interests, by their terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, prior to the Maturity Date, for cash or securities constituting Debt (read without reference to this subsection 1.1.56.4) unless the issuer of such Equity Interests has by the terms of such Equity Interests the option of repaying such amounts or retiring or exchanging such Equity Interests with Equity Interests not convertible or exchangeable or redeemable for Debt (read without reference to this subsection 1.1.56.4);

1.1.56.5           all Capital Lease Obligations, obligations under Synthetic Leases, obligations under sale and leaseback transactions

(unless the lease component of the sale and leaseback transaction is an operating lease) and indebtedness under arrangements relating to purchase money liens and other obligations in respect of the deferred purchase price of property and services; and

1.1.56.6           the amount of the contingent obligations under any guarantee (other than by endorsement of negotiable instruments for collection or deposit in the Ordinary Course) or other agreement assuring payment of any obligation in any manner of any part or all of an obligation of another Person of the type included in subsections 1.1.56.1 through 1.1.56.5 above;

other than trade payables incurred in the Ordinary Course and payable in accordance with customary practices;

1.1.57           “Declining Lenders” has the meaning defined in Section 19.3.2;

1.1.58           “deemed interest period” has the meaning defined in Section 4.9.1;

1.1.59           “Default” means an event or circumstance, the occurrence or non-occurrence of which would, with the giving of a notice, lapse of time or combination thereof or other condition subsequent, constitute an Event of Default;

1.1.60           “Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Advances required to be funded by it hereunder within three Business Days of the date required to be funded by it hereunder unless such failure has been cured, (b) has otherwise failed to pay over to the Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, (c) has been determined by a court of competent jurisdiction or regulator to be insolvent or is unable to meet its obligations or pay its debts as they generally become due, (d) is the subject of a bankruptcy or insolvency proceeding or (e) is subject to or is seeking the appointment of an administrator, regulator, conservator, liquidator, receiver, trustee, custodian or other similar official over any portion of its assets or business;

1.1.61           “depository bills” has the meaning defined in Section 5.11;

1.1.62           “Derivative Instrument” means an agreement entered into from time to time by a Person in order to control, fix or regulate currency exchange, commodity price or interest rate fluctuations, including a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions and any combination of these transactions);

1.1.63           “Derivative Obligations” means the Obligor Hedging Exposure owed to one or more Lenders or Affiliates of a Lender under Derivative Instruments;

1.1.64           “Designated Period” means, with respect to a Libor Advance or a BA Advance, a period designated by the Borrower in accordance with, as applicable, Sections 3.3, 5.1 and 5.4;

1.1.65           “Desired Acquisition Amount” has the meaning defined in Section 19.3.3.1;

1.1.66           “Discount Note” means a non-interest bearing promissory note denominated in Canadian Dollars issued by the Borrower to a Non-BA Lender, such note to be in the form customarily used by such Non-BA Lender;

1.1.67           “Distribution” means:

1.1.67.1           the retirement, redemption, retraction, purchase, or other acquisition of any Equity Interests of an Obligor or Related Party Debt of an Obligor;

1.1.67.2           the declaration or payment of any dividend, return of capital or other distribution (in cash, securities or other Property or otherwise) of, on or in respect of, any Equity Interests of an Obligor;

1.1.67.3           any payment or repayment of or on account of Related Party Debt of an Obligor, including in respect of principal, interest, bonus, premium or otherwise;

1.1.67.4           any payment of management or similar fees to any Related Party which is not an Obligor; and

1.1.67.5           any other payment or distribution (in cash, securities or other Property, or otherwise) of, on or in respect of any Equity Interests of an Obligor or Related Party Debt of an Obligor;

1.1.68           “Drawdown Date” means the date, which shall be a Business Day, of any Advance and includes, for avoidance of doubt, the date of any rollover, conversion, renewal or extension of any existing Advance;

1.1.69           “EBITDA” means, for any period, on a consolidated basis, an amount equal to the Borrower’s revenue from the sale of product from mines, less:

1.1.69.1           onsite and offsite cash operating costs for such period;

1.1.69.2           cash general and administrative expenses for such period;

1.1.69.3           cash capital taxes for such period; and

1.1.69.4           cash reclamation expenditures for such period;

each component of which is to be calculated in accordance with GAAP consistently applied;

1.1.70           “Effective Date” means the date on which all of the conditions specified in Section 9.1 are satisfied or waived in accordance with Section 9.3, as confirmed in a written notice from the Agent to the Borrower;

1.1.71           “Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) in respect of each of which the consent of any party whose consent is required under subsection 18.2.2 has been obtained; provided that notwithstanding the foregoing, “Eligible Assignee” shall not include any Obligor or any Affiliate of an Obligor;

1.1.72           “Environmental Claims” means any claims (including, without limitation, third party claims, whether for personal injury or real or personal property damage or otherwise), actions, administrative proceedings (including informal proceedings), judgments, Liens, damages, punitive damages, penalties, fines, costs, liabilities (including sums paid in settlement of claims), interest or losses, including reasonable legal fees and expenses (including any such fees and expenses incurred in enforcing the Loan Documents or collecting any sums due under same), consultant fees, and expert fees, together with all other costs and expenses of any kind or nature that arise directly or indirectly from or in connection with any Environmental Laws, or any failure or breach in respect thereof, that is or allegedly is applicable to any Obligor, its respective Properties, operations or actions to the extent the same arose out of the relationships and arrangements created and contemplated hereby;

1.1.73           “Environmental Laws” means all Applicable Laws, now or hereafter in effect, to the extent relating to pollution or protection of the environment or property and public health and relating to (a) emissions, discharges, releases or threatened releases of any Hazardous Substance into the environment (including ambient air, surface water, ground water, land surface or subsurface strata), (b) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport, removal or handling of any Hazardous Substance, (c) underground storage tanks and related piping, and emissions, discharges and releases or threatened releases of Hazardous Substances and (d) the modification, maintenance, use or removal of any land, wetland or waterway (including anything beneath the surface thereof);

1.1.74           “Equity Interests” means, with respect to any Person, all shares, interests, units, trust units, partnership, membership or other interests, participations or other equivalent rights in the Person’s equity or capital, however designated, whether voting or non voting, whether now outstanding or issued after the Effective Date, together with warrants, options or other rights to acquire any such equity interests of such Person and securities convertible into or exchangeable for any such equity interests of such Person;

1.1.75           “Euro” or “€” means the single currency, denominated in Euro units, of certain member states of the European Union that adopt such single currency as its currency in accordance with legislation of the European Union relating to European Economic and Monetary Union;

1.1.76           “Event of Default” means an event or circumstance described in Section 15.1;

1.1.77           “Excluded Taxes” means, with respect to the Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation under the Loan Documents, (a) taxes imposed on or measured by its overall net income or capital, and franchise taxes imposed on it (in lieu of net income taxes) by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located, or in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes or any similar tax imposed by the jurisdiction in which the applicable lending office of the Lender is located and (c) in the case of any payment made by the Borrower to a Foreign Lender (other than (i) an Assignee pursuant to a request by the Borrower under subsection 6.5.2, (ii) an Assignee pursuant to an Assignment made when an Event of Default has occurred which is continuing or (iii) any other Assignee to the extent that the Borrower has expressly agreed that any withholding tax shall be an Indemnified Tax), any withholding tax that is imposed during the time such Foreign Lender is a party hereto (or designates a new lending office) on amounts payable from time to time by the Borrower to such Foreign Lender, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to

Section 6.3. For greater certainty, for purposes of item (c) above, a withholding tax includes any Tax that a Foreign Lender is required to pay pursuant to Part XIII of the Income Tax Act (Canada) or any successor provision thereto;

1.1.78           “Existing Credit Agreement” has the meaning defined in the recitals hereto;

1.1.79           “Federal Funds Effective Rate” means, for any period, a fluctuating interest rate per annum equal, for each day during such period, to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by USA federal funds brokers as published for such day (or, if such day is not a Banking Day, for the immediately preceding Banking Day) by the Federal Reserve Bank of New York or, for any day on which such rate is not so published for such day by the Federal Reserve Bank of New York, the average of the quotations for such day for such transactions received by the Agent from three Federal Funds brokers of recognized standing selected by the Agent. If for any reason the Agent shall have determined, acting reasonably, that it is unable to ascertain the Federal Funds Effective Rate for any reason, including without limitation, the inability or failure of the Agent to obtain sufficient bids or publications in accordance with the terms hereof, The Bank of Nova Scotia’s announced US Base Rate will apply;

1.1.80           “Fee Letter” means the confidential letter agreement dated June 15, 2009 between the Borrower and the Agent, providing for the payment of certain fees in relation to the Credit Facility;

1.1.81           “First Credit Agreement” means the dated as of June 15, 2009 between Agnico-Eagle Mines Limited, as borrower, the guarantors from time to time party thereto, The Bank of Nova Scotia, as administrative agent and co-lead arranger, Société Générale (Canada Branch), as co-lead arranger, and the lenders from time to time party thereto;

1.1.82           “First Currency” has the meaning defined in Section 17.1;

1.1.83           “First Percentage” means the percentage of the aggregate Commitments (as such term is defined in the First Credit Agreement on the date hereof) (excluding any such Commitments which have been suspended under Section 6.1 of the First Credit Agreement (or any such amended provision of the First Credit Agreement having the same effect)) which have been utilized and are outstanding as Advances (as such term is defined in the First Credit Agreement on the date hereof);

1.1.84           “Foreign Lender” means any Lender that is not organized under the laws of Canada, or a province or territory thereof, and that is not otherwise considered or deemed to be resident in Canada for income tax or withholding tax purposes;

1.1.85           “FX Rate” has the meaning defined in Section 17.1;

1.1.86           “GAAP” means the generally accepted accounting principles in effect from time to time in the USA;

1.1.87           “Goldex Mine” means the Borrower’s Goldex mining operations and property located in or around the City of Val-d’Or, Quebec, as presently constituted and as the same may be developed or expanded from time to time, and any replacements, substitutions and modifications thereof permitted hereunder, together with all easements, rights of way, rights, titles or interests of every kind and description which the Borrower has rights to, or otherwise owns or controls, relating to or acquired in connection with such operations, properties and claims;

1.1.88           “Governmental Authority” means the government of Canada or any other nation, or of any political subdivision thereof, whether provincial, state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including any supra-national bodies such as the European Union or the European Central Bank and including a Minister of the Crown, Superintendent of Financial Institutions or other comparable authority or agency;

1.1.89           “Guaranteed Obligations” means the Loan Obligations, the Other Supported Obligations and all other indebtedness, liabilities and obligations of the Obligors under the Loan Documents;

1.1.90           “Guarantees” means the guarantees delivered or required to be delivered under Article 8;

1.1.91           “Guarantors” means the Material Subsidiaries that are required to deliver a guarantee under Article 8 from time to time;

1.1.92           “Hazardous Substances” shall mean any (a) substance, waste, liquid, gaseous or solid matter, fuel, micro-organism, sound, vibration, ray, heat, odour, radiation, energy vector, plasma and organic or inorganic matter which is, alone or in any combination, hazardous, hazardous waste, hazardous material, toxic, a pollutant, a deleterious substance, a contaminant or a source of pollution or contamination and (b) any other chemical, material or substance, the exposure to which is prohibited, limited or regulated by any Governmental Authority;

1.1.93           “Indemnified Party” has the meaning defined in Section 19.15;

1.1.94           “Indemnified Taxes” means Taxes other than Excluded Taxes;

1.1.95           “Information” has the meaning defined in Section 19.16.2;

1.1.96           “Insolvency Proceeding” has the meaning defined in Section 15.1.11;

1.1.97           “Intellectual Property” means patents, trademarks, service marks, trade names, copyrights, trade secrets, industrial designs and other similar rights;

1.1.98           “Intercreditor Agreement” means an intercreditor agreement between the Agent and any holder of Subordinated Debt, in form and substance acceptable to the Lenders, acting reasonably;

1.1.99           “Interest Payment Date” means the last Business Day of each month or, in relation to any Libor Advance, a day on which interest is required to be paid in accordance with Section 4.4;

1.1.100         “Investments” means (a) any investment in or purchase of or other acquisition of any Equity Interests of any Person, (b) any purchase or other acquisition of a business or undertaking or division of any Person, including Property comprising the business, undertaking or division of any Person or (c) any loan or advance to, or guarantee of, or the provision of any other financial assistance of any kind to, or otherwise becoming liable for, any debts, liabilities or obligations of, any Person;

1.1.101         “ISDA Master Agreement” means the 1992 ISDA Master Agreement (Multi-Currency - Cross Border) or the 2002 ISDA Master Agreement, each as published by the International Swaps and Derivatives Association, Inc. and, where the context permits or requires, includes all schedules, supplements, annexes and confirmations attached thereto or incorporated therein, as such agreement may be amended, supplemented or replaced from time to time;

1.1.102         “Kittila Mine” means Agnico-Eagle AB’s Kittila mining operations and property located in or around Kittila, Finland, as presently constituted and as the same may be developed or expanded from time to time, and any replacements, substitutions and modifications thereof permitted hereunder, together with all easements, rights of way, rights, titles or interests of every kind and description which Agnico-Eagle AB has rights to, or otherwise owns or controls, relating to or acquired in connection with such operations, properties and claims;

1.1.103         “Lapa Mine” means the Borrower’s Lapa mining operations and property located approximately 11 kilometres east of the LaRonde Mine, as presently constituted and as the same may be developed or expanded from time to time, and any replacements, substitutions and modifications thereof permitted hereunder, together with all easements, rights of way, rights, titles or interests of every kind and description which the Borrower has rights to, or otherwise owns or controls, relating to or acquired in connection with such operations, properties and claims;

1.1.104         “LaRonde Mine” means the Borrower’s LaRonde mining operations and property located in or around Cadillac and Bousquet, Quebec, as presently constituted and as the same may be developed or expanded from time to time, and any replacements, substitutions and modifications thereof permitted hereunder, together with all easements, rights of way, rights, titles or interests of every kind and description which the Borrower has rights to, or otherwise owns or controls, relating to or acquired in connection with such operations, properties and claims;

1.1.105         “Lenders” means the Lenders listed on Exhibit A, together with each Eligible Assignee who enters into an Assignment and Assumption Agreement, and “Lender” means any one of them;

1.1.106         “LIBOR” means, with respect to any Designated Period of one, two, three or six months relating to a Libor Advance, the average rate for deposits in US$ for a period comparable to the Designated Period which is quoted on Libor01 Page of Reuters, or, in case of the unavailability of such page, which is quoted on the British Bankers Association Libor Rates Telerate (page 3750 or other applicable page), in either case at or about 11:00 a.m. (London time), determined two Banking Days prior to the applicable Drawdown Date in accordance with Section 4.5; if neither of such quotes is available, then LIBOR shall be determined by the Agent as the average of the rates at which deposits in US$ for a period similar to the Designated Period and in amounts comparable to the amount of such Libor Advance are offered by the Schedule 1 Reference Lenders to prime banks in the London inter-bank market at or about 11:00 a.m. (London time) on the date of such determination;

1.1.107         “Libor Advance” means, at any time, an Advance in US Dollars with respect to which the Borrower has elected to pay interest on the Libor Basis;

1.1.108         “Libor Basis” means the basis of calculation of interest on each Advance made at LIBOR, in accordance with the provisions of Sections 2.7, 4.3 and 4.4;

1.1.109         “Lien” means:

1.1.109.1         with respect to any Property, any mortgage, deed of trust, lien, pledge, hypothec, hypothecation, encumbrance, charge, assignment, consignment, security interest, royalty interest, adverse claim, on or otherwise affecting the Property;

1.1.109.2         the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or title retention agreement relating to any Property;

1.1.109.3         any purchase option, call or similar right of a third party in respect of any Property having the effect of security for the payment or performance of any debt, liability or obligation;

1.1.109.4         any netting arrangement or set-off arrangement (other than netting or set-off arising by operation of law in the Ordinary Course), defeasance arrangement or other similar arrangement having the effect of security for the payment or performance of any debt, liability or obligation; and

1.1.109.5         any other Contract, trust or arrangement that secures payment or performance of any debt, liability or obligation;

and “Liens” shall have corresponding meaning;

1.1.110         “Loan Documents” means this Agreement, the Guarantees and all other agreements, documents and instruments to which an Obligor is a party delivered under or in relation to the Credit Facility from time to time;

1.1.111         “Loan Obligations” means all obligations of the Borrower to the Agent and Lenders under or in connection with this Agreement, including but not limited to the aggregate of Advances outstanding under this Agreement, together with interest thereon and all other debts and liabilities, present or future, direct or indirect, absolute or contingent, matured or not, at any time owing by the Borrower to the Agent and Lenders in any currency or remaining unpaid by the Borrower to the Agent and Lenders in any currency, in each case, under or in connection with this Agreement, whether arising from dealings between the Agent and Lenders and the Borrower or from any other dealings or proceedings by which the Agent and Lenders may be or become in any manner whatsoever creditors of the Borrower under or in connection with this Agreement, and wherever incurred, and whether incurred by the Borrower alone or with another or others and whether as principal or surety, and all interest, fees, commissions, legal and other costs, charges and expenses incurred under or in connection with this Agreement; provided, however, that “Loan Obligations” shall not include “Other Supported Obligations”. In this definition, “the Agent and Lenders” shall be interpreted as “the Agent and Lenders, or any of them”;

1.1.112         “Majority Lenders” means Lenders that represent at least 66 2/3% of the Commitments or, if the Commitments have expired or terminated, “Majority Lenders” shall mean Lenders to whom are owed at least 66 2/3% of outstanding Advances; provided that, the unfunded Commitments of, and the outstanding Advances held or deemed to be held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders;

1.1.113         “Material Adverse Effect” means any material adverse change in or material adverse effect on (a) the business, affairs, Property, liabilities or financial condition of the Obligors taken as a whole, (b) the ability of the Obligors, taken as a whole, to observe, perform or comply with their obligations under any of the Loan Documents or (c) the rights and remedies of, as applicable, the Agent or any of the Lenders under any of the Loan Documents;

1.1.114         “Material Assets” means (a) the Mines and all other present and after-acquired property and assets used in connection with or relating to the Mines or any other operating mine, development stage mine project or facility for the extraction or processing of ore (including all corresponding underground and surface facilities and infrastructure and all related plant, buildings, fixtures, equipment, chattels and machinery), whether situate on or off such mine, development stage mine project or facility, and all replacements, substitutions and additions thereto, (b) the Material Subsidiaries, and (c) Related Party Debt;

1.1.115         “Material Contracts” means any Contract (other than any Loan Document) to which an Obligor is or becomes a party at any time that, if terminated, would reasonably be expected to have a Material Adverse Effect;

1.1.116         “Material Permit” means each Permit issued at any time to an Obligor that, if terminated, would reasonably be expected to have a Material Adverse Effect;

1.1.117         “Material Subsidiary” means a Subsidiary of the Borrower the consolidated total assets of which, at any time, have a book value of US$40,000,000 (or the equivalent amount in any other applicable currency at the applicable FX Rate) or more or the consolidated total revenues of which, at any time, are US$20,000,000 (or the equivalent amount in any other applicable currency at the applicable FX Rate) or more (on an annual basis), which on the Effective Date are listed on Schedule A; provided that, once a Subsidiary of the Borrower has such consolidated total assets or consolidated total revenue, it shall not cease to be a “Material Subsidiary” until either the Agent, with the consent of the Majority Lenders, or the Majority Lenders, have consented in writing to such Subsidiary no longer being a “Material Subsidiary”;

1.1.118         “Maturity Date” means June 14, 2012;

1.1.119         “Meadowbank Mine” means the Borrower’s Meadowbank mining operations and property located in or around the Kivalliq district of Nunavut, as presently constituted and as the same may be developed or expanded from time to time, and any replacements, substitutions and modifications thereof permitted hereunder, together with all easements, rights of way, rights, titles or interests of every kind and description which the Borrower has rights to, or otherwise owns or controls, relating to or acquired in connection with such operations, properties and claims;

1.1.120         “Mines” means the Goldex Mine, the Kittila Mine, the LaRonde Mine, the Lapa Mine, the Meadowbank Mine and the Pinos Altos Mine;

1.1.121         “Moody’s” means Moody’s Investors Service, Inc.;

1.1.122         “Net Cash Proceeds” means, with respect to any Asset Disposition, the gross amount of proceeds payable in cash or Cash Equivalents to the Obligors, or any one or more of them, arising from such Asset Disposition, less:

1.1.122.1         amounts paid to discharge Permitted Liens on the Property being disposed of or indebtedness (excluding intercompany indebtedness) relating to or incurred in connection with such Property;

1.1.122.2         the amount of Taxes arising from in connection with or as a result of such Asset Disposition which cannot be offset against losses, depreciation or otherwise in the same taxation period such that same must actually be paid or payable in cash in respect of the then-current fiscal year; and

1.1.122.3         reasonable out-of-pocket costs, fees and expenses incurred in connection with such Asset Disposition, including commissions, but excluding any such amounts paid to Affiliates of any Obligor unless such amounts are in respect of services rendered at arm’s length terms;

1.1.123         “Non-BA Lender” means a Lender which does not accept bankers’ acceptances issued in Canada;

1.1.124         “Notice of Borrowing” means a notice substantially in the form of Exhibit D transmitted to the Agent by the Borrower in accordance with, as applicable, Sections 3.1, 3.3 or subsection 5.1.1;

1.1.125         “Obligor Hedging Exposure” means the aggregate of all amounts that would be payable to all Persons by the Obligors or to the Obligors by other Persons, on the date of determination, taking into account all legally enforceable netting arrangements, pursuant to each ISDA Master Agreement between each Obligor and any such Person, as if all Derivative Instruments under such ISDA Master Agreements were being terminated on that day;

1.1.126         “Obligors” means the Borrower and the Guarantors;

1.1.127         “Ordinary Course” means, with respect to an action taken by a Person, that the action is taken in the usual course of the normal day-to-day operations of the Person;

1.1.128         “Other Derivative Counterparties” means, at any time, up to five Persons (which are not Lenders, Other Lenders or Affiliates of Lenders or Other Lenders) designated in writing by the Borrower to the Agent which are, or may be, counterparties to Derivative Instruments with an Obligor, and which have a credit rating of not less than the lowest credit rating of any Lender that has a credit rating on the Effective Date from any of S&P or Moody’s or the equivalent credit rating from any rating agency if not rated by either of such credit rating agencies; plus any Declining Lender which becomes an Other Derivative Counterparty pursuant to Sections 6.5.2.5 or 19.3.3.2;

1.1.129         “Other Lender” means a Lender (as such term is defined in the First Credit Agreement on the date hereof);

1.1.130         “Other Supported Agreements” means all agreements or arrangements (including guarantees) entered into or made from time to time by any Obligor (unless otherwise specified) in connection with (a) cash consolidation, cash management and electronic funds transfer arrangements between an Obligor and any Lender or Affiliate of a Lender and (b) doré purchase agreements between an Obligor and any Lender or Affiliate of a Lender;

1.1.131         “Other Supported Obligations” means all obligations of the Obligors to the Other Supported Parties under or in connection with the Other Supported Agreements and all debts and liabilities, present or future, direct or indirect, absolute or contingent, matured or not, at any time owing by the Obligors to the Other Supported Parties in any currency or remaining unpaid by the Obligors to the Other Supported Parties in any currency under or in connection with the Other Supported Agreements, whether arising from dealings between the Other Supported Parties and the Obligors or from any other dealings or proceedings by which the Other Supported Parties may be or become in any manner whatever creditors of the Obligors under or in connection with the Other Supported Agreements, and wherever incurred, and whether incurred by an Obligor alone or with another or others and whether as principal or surety, and all interest, fees, commissions, legal and other costs, charges and expenses; provided, however, that “Other Supported Obligations” shall not include Loan Obligations. In this definition, “the Other Supported Parties” shall be interpreted as “the Other Supported Parties, or any of them,” and “Obligors” shall be interpreted as “Obligors, and each of them”;

1.1.132         “Other Supported Party” means, at any time the Agent or a Lender or an Affiliate of the Agent or a Lender which at such time is a creditor under or in connection with an Other Supported Agreement;

1.1.133         “Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document;

1.1.134         “Participant” has the meaning defined in Section 18.5;

1.1.135         “Pension Plan” means (a) a “pension plan” or “plan” which is a “registered pension plan” as defined in the Income Tax Act (Canada) or pension benefits standards legislation in any jurisdiction of Canada and is applicable to employees or former employees resident in Canada of any Obligor and (b) any other defined benefit, supplemental pension benefit plan or similar arrangement applicable to any employee or former employee of any Obligor;

1.1.136         “Permits” means licences, certificates, authorizations, consents, registrations, exemptions, permits, attestations, approvals, characterization or restoration plans, depollution program and any other approvals required by or issued pursuant to any Applicable Law, in each case, with respect to a Person or its Property, which are made, issued or approved by a Governmental Authority;

1.1.137         “Permitted Debt” means, with respect to any Person:

1.1.137.1         the Loan Obligations;

1.1.137.2         the Other Supported Obligations to the extent they constitute Debt;

1.1.137.3         the Guarantees;

1.1.137.4         guarantees granted to Lenders, Other Lenders or Affiliates of Lenders or Other Lenders in respect of obligations under Derivative Instruments entered into between any Obligor and any Lender, any Other Lender or any Affiliate of any Lender or any Other Lender;

1.1.137.5         guarantees granted to Lenders, Other Lenders or Affiliates of Lenders or Other Lenders by any Obligor in respect of obligations under Other Supported Agreements entered into between any other Obligor and any Lender, any Other Lender or any Affiliate of any Lender or any Other Lender;

1.1.137.6         Debt secured by Permitted Liens;

1.1.137.7         Debt owed by one or more Obligors to one or more other Obligors;

1.1.137.8         unsecured Debt so long as (a) no Event of Default has occurred and is continuing immediately prior to the incurrence of such Debt or would occur as a result of the incurrence or assumption of such Debt, (b) such Debt does not require principal payments until at least 12 months following the then existing Maturity Date at the time such Debt is incurred and (c) the terms and conditions of such Debt shall be no more onerous to the debtor(s) thereunder than any terms and conditions hereunder (with the exception of pricing and fees);

1.1.137.9         Subordinated Debt;

1.1.137.10       Debt acquired as a result of a purchase or acquisition described in subsections (a) or (b) of the definition of Investments which purchase or acquisition is permitted hereunder, so long as the principal amount of such Debt does not increase;

1.1.137.11       Debt under the agreement dated January 7, 2007 between Agnico-Eagle AB and Nordea Bank Finland Pic, in an amount not to exceed €10,000,000;

1.1.137.12       unsecured Debt under the First Credit Agreement; and

1.1.137.13       unsecured Debt incurred at a time when no Default or Event of Default has occurred and is continuing in respect of letters of credit, letters of guarantee, surety bonds, performance bonds or guarantees and similar types of instruments issued in the Ordinary Course or in connection with an Obligor’s Core Business; but excluding any of the foregoing incurred to secure or support indebtedness for borrowed money (including, without limitation, by way of overdraft and drafts or orders accepted representing extensions of credit in respect of borrowed money);

1.1.138         “Permitted Liens” means, with respect to any Person:

1.1.138.1         Liens for taxes, duties or other governmental charges not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of such Person, in conformity with GAAP;

1.1.138.2         carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, or other like Liens arising in the Ordinary Course and not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of such Person, in conformity with GAAP;

1.1.138.3         pledges or deposits in connection with workers’ compensation, employment insurance and other social security legislation and other obligations of a like nature incurred in the Ordinary Course;

1.1.138.4         deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the Ordinary Course;

1.1.138.5         easements, servitudes, rights-of-way, restrictions, exceptions, minor title defects and other similar encumbrances (including for public utilities) which, in the aggregate, do not materially interfere with such Person or business or the use of the affected property by such Person;

1.1.138.6         reservations, limitations, provisos and conditions in any original grant from the Crown or any freehold lessor of any of the real properties of such Person and statutory exceptions to title or reservations of rights which do not in the aggregate materially interfere with such Person or business or the use of the affected real property by such Person;

1.1.138.7         any obligations or duties affecting any of the Property of such Person or its Subsidiaries to any municipality or other Governmental Authority with respect to any franchise, grant, licence or permit which do not materially impair the use of such property for the purposes for which it is held;

1.1.138.8         Liens created in connection with Capital Leases or securing Capital Lease Obligations;

1.1.138.9         any Liens for unpaid royalties or duties not yet due pursuant to mining leases, claims or other mining rights running in favour of any Governmental Authority;

1.1.138.10       without duplicating subsections 1.1.138.8 and 1.1.138.11, Liens on equipment and the proceeds thereof (and on no other Property) created or assumed to finance the acquisition thereof or secure the unpaid purchase price of such equipment;

1.1.138.11       Liens that (i) exist at the time such Person is, or the assets subject to such Liens are, acquired by an Obligor and (ii) extend only to the assets acquired or the assets of the Person acquired, as applicable;

1.1.138.12       royalty agreements or other rights or claims to royalties (i) on or affecting any Property acquired by an Obligor to the extent permitted by this Agreement, whether in existence at the time of such acquisition or not and (ii) on or affecting Property owned by the Borrower or any Subsidiary of the Borrower on the Effective Date, which (except for royalty agreements or other rights or claims to royalties in favour of any Governmental Authority or in respect of the Pinos Altos Mine) are not subsequently amended, restated or otherwise modified (including to increase any amounts paid thereunder), unless doing so does not have a material adverse effect on the relevant mine, and if it does have such a material adverse effect, then not without the prior written consent of the Lenders, not to be unreasonably withheld;

1.1.138.13       pledges or deposits of cash or cash equivalent instruments made at a time when no Default or Event of Default has occurred and is continuing for purposes of securing obligations to (i) financial institutions issuing letters of credit to secure obligations under Pension Plans, retirement plans or for government reclamation costs, or (ii) issuers of letters of credit, letters of guarantee, surety bonds, performance bonds or guarantees and similar types of instruments issued in the Ordinary Course or in connection with an Obligor’s Core Business; but excluding any of the foregoing incurred to secure or support indebtedness for borrowed money (including, without limitation, by way of overdraft and drafts or orders accepted representing extensions of credit in respect of borrowed money);

1.1.138.14       those Liens existing on the Property of such Person (or a predecessor of such Person) on the Effective Date and set out in Schedule B and any extensions, renewals or replacements of any such Lien provided that the original principal amount of the Indebtedness or obligations secured thereby is not increased and that any such extension, renewal or replacement is limited to the property originally encumbered thereby;

1.1.139         “Person” or “person” means any natural person, corporation, company, limited liability company, trust, joint venture, association, company, partnership, limited partnership, Governmental Authority, unlimited liability company or other entity;

1.1.140         “Pinos Altos Mine” means Agnico Eagle Mexico S.A. de C.V.’s Pinos Altos mining operations and property located in or around the municipality of Ocampo in the state of Chihuahua, Republic of Mexico, as presently constituted and as the same may be developed or expanded from time to time, and any replacements, substitutions and modifications thereof permitted hereunder, together with all easements, rights-of-way, rights, titles or interests of every kind and description which Agnico Eagle Mexico S.A. de C.V. has rights to, or otherwise owns or controls, relating to or acquired in connection with such operations, properties and claims;

1.1.141         “Predecessor Obligor” has the meaning defined in Section 14.10.1.4;

1.1.142         “Prime Rate” means, on any day, the greater of (a) the reference rate of interest, expressed as an annual rate, publicly announced or posted from time to time by the Agent as being its reference rate then in effect for determining interest rates on commercial loans made in Canada in Canadian Dollars, and (b) the average one month Bankers’ Acceptance rate quoted on Reuters Service, page CDOR, as at approximately 10:00 a.m. on such day, plus 0.50% per annum;

1.1.143         “Prime Rate Advance” means an Advance in Canadian Dollars with respect to which the Borrower has elected (or is deemed to have elected) to pay interest on the Prime Rate Basis;

1.1.144         “Prime Rate Basis” means the basis of calculation of interest on each Advance made at the Prime Rate, in accordance with the provisions of Sections 2.7, 4.1 and 4.2;

1.1.145         “Principal Currency” means each of Canadian Dollars, US Dollars, Euros, British pounds, Swiss francs and Swedish kronor;

1.1.146         “Principal Jurisdiction” means each of Austria, Belgium, Denmark, Finland, France, Germany, Ireland, Italy, Luxembourg, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and the United Kingdom;

1.1.147         “Prior Fee Letter” means the confidential letter agreement dated September 4, 2008 between the Borrower and The Bank of Nova Scotia, as lead arranger and as agent, providing for the payment of certain fees in respect of the Credit Facility (as defined in the Existing Credit Agreement);

1.1.148         “Property” means, with respect to any Person, any or all of its present and future undertaking, property and assets, tangible and intangible, and, for avoidance of doubt, in relation to any Property which is leased or co-owned or which is property of a partnership or joint venture, the Property of the Person means the interest of the Person in such Property;

1.1.149         “Register” has the meaning defined in Section 18.3;

1.1.150         “Related Party” means, with respect to any Person, such Person’s Affiliates and the directors, officers and employees of such Person and such Person’s Affiliates;

1.1.151         “Related Party Debt” means Debt of an Obligor owed to an Affiliate (which is not an Obligor) or a Related Party (which is not an Obligor);

1.1.152         “Reporting Effective Date” has the meaning defined in subsection 2.7.3;

1.1.153         “Reporting Date” means the last day on which financial statements and Compliance Certificate can be delivered in compliance with, as applicable, subsections 13.1.1, 13.1.2 and 13.1.3;

1.1.154         “S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.;

1.1.155         “Scheduler I Reference Lender” means each of The Bank of Nova Scotia and The Toronto-Dominion Bank or any other Lender which is a Schedule I bank under the Bank Act (Canada) with equity in excess of

C$5,000,000,000 appointed by the Agent from time to time with the consent of the Borrower in replacement of any such Lender;

1.1.156         “Schedule II Reference Bank” means any bank which is a Schedule II or Schedule III bank under the Bank Act (Canada) and which is not subject to the restrictions and requirements referred to in Section 524(2) thereof, designated by the Agent from time to time with the consent of the Borrower;

1.1.157         “Second Percentage” means the percentage of the aggregate Commitments (excluding any such Commitments which have been suspended under Section 6.1 of this Agreement) which have been utilized and are outstanding as Advances;

1.1.158         “Second Currency” has the meaning defined in Sectionl 7.1;

1.1.159         “Seizure Proceeding” has the meaning defined in Section 15.1.10;

1.1.160         “Selected Amount” means:

1.1.160.1         with respect to a BA Advance, the amount of the Advance which the Borrower has requested be advanced by way of the issuance of Bankers’ Acceptances in accordance with Section 5.1; and

1.1.160.2         with respect to a Libor Advance, the amount that the Borrower has requested be advanced in accordance with Section 3.3;

1.1.161         “Stamping Fee” means the fee payable upon the acceptance of a Bankers’ Acceptance at the applicable rate set out in Section 2.7.1 and otherwise calculated in accordance with Section 5.2.3;

1.1.162         “Standby Fee” has the meaning defined in subsection 2.7.4;

1.1.163         “Subordinated Debt” means Debt owing to a Person other than an Obligor which is contractually subordinated to the Loan Obligations so long as (a) no Event of Default has occurred and is continuing immediately prior to the incurrence of such Debt or would occur as a result of the incurrence or assumption of such Debt, (b) such Debt does not require principal payments until at least 12 months following the Maturity Date in effect at the time such Debt is incurred, (c) the terms and conditions of such Debt are no more onerous to the debtor(s) thereunder than any terms and conditions hereunder (with the exception of pricing and fees) and (d) such Debt is expressly subordinated to the Loan Obligations and otherwise subject to an Intercreditor Agreement;

1.1.164         “Subsidiary” means, with respect to a Person, a subsidiary of such Person as defined in the Business Corporations Act (Ontario) as of the date of this Agreement (determined as if each such Person were a body corporate);

1.1.165         “Substitute Lenders” has the meaning defined in Sectionl9.3.3.3;

1.1.166         “Successor Entity” has the meaning defined in Section 14.10.1.4(a);

1.1.167         “Supported Obligations” means the Loan Obligations, the obligations of the Obligors under the Loan Documents and the Other Supported Obligations;

1.1.168         “Supported Parties” means, at any time, the Lenders and the Agent in respect of the Loan Obligations and the Guaranteed Obligations and the Other Supported Parties at such time in respect of the Other Supported Obligations; and, for greater certainty, does not include the Other Derivative Counterparties;

1.1.169         “Synthetic Lease” means any synthetic lease or similar off-balance sheet financing product where such transaction is considered borrowed money for tax purposes but is classified as an operating lease in accordance with GAAP;

1.1.170         “Tangible Net Worth” means, at the date of determination, the aggregate value of the Borrower’s then stated share capital, other paid-in capital and contributed surplus (but excluding any deficit or shares of the Borrower held by any of its Subsidiaries) less the aggregate value of all intangibles (including, without limitation, goodwill) all as determined on a consolidated basis in accordance with GAAP consistently applied;

1.1.171         “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto;

1.1.172         “Total Debt” means, at any time, all Debt of the Borrower on a consolidated basis (which shall, for purposes of this definition, include the Consolidated Hedging Exposure owed by the Borrower and its Subsidiaries);

1.1.173         “Total Net Debt” means Total Debt less Unencumbered Cash;

1.1.174         “Total Net Debt to EBITDA Ratio” means, for any period, the ratio of Total Net Debt to EBITDA;

1.1.175         “Trade Date” has the meaning defined in Section 18.2.2.1;

1.1.176         “Transaction Date” has the meaning defined in Section 7.7;

1.1.177         “Unanimous Lender Request” has the meaning defined in Section 19.3.1;

1.1.178         “Unanimous Lender Response Notice” has the meaning defined in Section 19.3.1;

1.1.179         “Unanimous Lender Response Period” has the meaning defined in Section 19.3.1;

1.1.180         “Unencumbered Cash” means all cash and Cash Equivalents held by the Obligors in the Principal Jurisdictions that are not subject to any Lien by any Person, other than inchoate Liens which arise by statute or operation of law, in each case, on an involuntary basis. For the avoidance of doubt, any cash or Cash Equivalents held by any joint ventures that is proportionately consolidated into the Borrower’s balance sheet shall not constitute Unencumbered Cash;

1.1.181         “US Base Rate” means, on any day, the rate of interest, expressed as an annual rate, publicly announced or posted from time to time by the Agent as being its reference rate then in effect for determining interest rates on commercial loans granted in Canada in US Dollars to its customers (whether or not any such loans are actually made); provided that if the US Base Rate is, for any period, less than the Federal Funds Effective Rate plus 0.50% per annum, the US Base Rate shall be deemed to be equal to the Federal Funds Effective Rate plus 0.50% per annum;

1.1.182         “US Base Rate Advance” means an Advance in US Dollars with respect to which the Borrower has elected (or is deemed to have elected) to pay interest on the US Base Rate Basis;

1.1.183         “US Base Rate Basis” means the basis of calculation of interest on each Advance made at the US Base Rate, in accordance with the provisions of Sections 2.7, 4.1 and 4.2;

1.1.184         “US Dollars” or “US$” means the lawful currency of the USA in same day immediately available funds or, if such funds are not available, the currency of the USA which is ordinarily used in the settlement of international banking operations on the day on which any payment or any calculation must be made pursuant to this Agreement;

1.1.185         “USA” means the United States of America.

1.2           Interpretation

In this Agreement, unless stipulated to the contrary or the context otherwise requires:

1.2.1        words used herein which indicate the singular include the plural and vice versa and words used herein which indicate one gender include all genders;

1.2.2        references to Contracts, unless otherwise specified, are deemed to include all present and future amendments, supplements, restatements or replacements to or of such Contracts;

1.2.3        references to any legislation, statutory instrument or regulation or a section or other provision thereof, unless otherwise specified, is a reference to the legislation, statutory instrument, regulation, section or other provision as amended, restated or re-enacted from time to time;

1.2.4        references to any thing includes the whole or any part of that thing and a reference to a group of things or Persons includes each thing or Person in that group;

1.2.5        references to a Person includes that Person’s successors and permitted assigns; and

1.2.6        any reference to a time shall mean local time in the City of Toronto, Ontario.

1.3           Currency

Unless the contrary is indicated, all amounts referred to herein are expressed in US Dollars.

1.4           Generally Accepted Accounting Principles

Unless the Lenders shall otherwise expressly agree or unless otherwise expressly provided herein, all of the terms of this Agreement which are defined under the rules constituting GAAP shall be interpreted, and all financial statements and reports to be prepared hereunder shall be prepared, in accordance with GAAP; provided that if there occurs after the date hereof any change in GAAP from that used in the preparation of the financial statements of the Borrower most recently delivered to the “Agent” under the Existing Credit Agreement or that affects in any respect the calculation of any covenants contained in Article 11, the Lenders and the Borrower shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of the Lenders and the Borrower after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement.

1.5           Division and Titles

The division of this Agreement into Articles, Sections, subsections, paragraphs, clauses and other subdivisions and the insertion of titles are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

1.6           Calculations

Amounts in respect of interest, fees and other amounts payable to or for the account of the Agent and the Lenders shall be calculated (i) in accordance with the provisions of the Existing Credit Agreement with respect to any period prior to the Effective Date and (ii) in accordance with the provisions of this Agreement with respect to any period on or after the Effective Date.

1.7           Amendment and Restatement

This Agreement is and shall for all purposes be an amendment and a restatement of the provisions of the Existing Credit Agreement. This Agreement supersedes the Existing Credit Agreement insofar as it constitutes the entire agreement between the parties concerning the subject matter of this Agreement, but does not constitute a novation of the Existing Credit Agreement, the Guarantees (as defined in the Existing Credit Agreement) or any of the indebtedness, liabilities or obligations of the Borrower under the Existing Credit Agreement. All Advances (as defined in the Existing Credit Agreement) are Advances under this Agreement, and all of the indebtedness, liabilities and obligations under the Existing Credit Agreement constitutes indebtedness, liabilities and obligations under this Agreement. Without in any way limiting the terms of the Existing Credit Agreement, the Borrower and the Guarantors confirm that the existing Guarantees continue to support, inter alia, all of such indebtedness, liabilities and obligations, including but not limited to that arising under this Agreement. Section references to the Existing Credit Agreement in the Guarantees granted in connection with the Existing Credit Agreement shall be deemed to be amended, as applicable, to refer to the corresponding section references of this Agreement.

2.             THE CREDIT

2.1           Amounts of Credit Facility

Subject to the applicable provisions hereof, each Lender shall continue its outstanding Advances (as defined in the Existing Credit Agreement) to the Borrower on the terms and conditions set forth herein and agrees to make available to the Borrower, severally (not jointly and not jointly and severally), a revolving credit facility for the use of the Borrower in the amount of up to its Applicable Percentage of US$600,000,000 or the equivalent thereof in Canadian Dollars, as the same may be reduced in accordance with the terms hereof (the “Credit Facility”).

2.2           Availment Options under Credit Facility

At the option of the Borrower, the Credit Facility may be utilized by the Borrower by requesting that Prime Rate Advances, US Base Rate Advances or Libor Advances be made by the Lenders or by presenting drafts, orders or Discount Notes to a Lender for acceptance as Bankers’ Acceptances.

2.3           Revolving Credit Facility

The Credit Facility is a revolving credit facility. The principal amount of any Advance under the Credit Facility which is repaid from time to time may, subject to the applicable provisions of this Agreement, be reborrowed.

2.4           Purpose/Use of the Credit Facility

The Borrower may use the Credit Facility for its general corporate purposes or the general corporate purposes of the other Obligors, including acquisitions as permitted under this Agreement.

2.5           Term and Repayment

Unless due and payable sooner in accordance with this Agreement, all Loan Obligations shall be due and payable on the Maturity Date.

2.6           Voluntary Prepayments and Voluntary Cancellations

2.6.1        The Borrower may prepay Prime Rate Advances and US Base Rate Advances under the Credit Facility upon one Business Day’s prior written notice in the form of Exhibit D and, subject to Sections 6.4 and 7.1, may prepay Libor Advances under the Credit Facility upon three Business Days prior written notice in the form of Exhibit D, without premium or penalty in minimum amounts of C$1,000,000 or multiples thereof, in the case of Prime Rate Advances, and in minimum amounts of US$1,000,000 and multiples thereof, in the case of US Base Rate Advances and Libor Advances. All prepayments of Advances shall include payment of all breakage costs relating thereto in accordance with Section 6.4. No Bankers’ Acceptance or Discount Note may be paid prior to its maturity date, but the Borrower may provide escrowed funds for outstanding Bankers’ Acceptances and Discount Notes in accordance with Section 15.4.

2.6.2        The Borrower may, upon three Business Days prior written notice in the form of Exhibit D, cancel undrawn portions of the Credit Facility in minimum amounts of US$1,000,000 and multiples thereof, or if less, the remaining undrawn portion of the Credit Facility. No Standby Fees shall be payable in respect of the portion of the Credit Facility so cancelled as and from the effective date of its cancellation. No portion of the Credit Facility which has been so cancelled may be reinstated by the Borrower.

2.7           Interest Rates

2.7.1        Interest rates, Stamping Fees and the Standby Fee rate shall vary and be calculated based on the Total Net Debt to EBITDA Ratio as follows:

Total Net Debt to EBITDA Ratio	Libor / Stamping Fees	Base Rate or Prime Rate	Standby Fee
<1.50	3.00%	2.00%	0.900%
>1.50 and < 2.00	3.25%	2.25%	0.975%
>2.00 and < 2.50	3.50%	2.50%	1.050%
>2.50	4.00%	3.00%	1.200%

2.7.2        All interest rates set forth in subsection 2.7.1 are rates per annum. Interest on Libor Advances shall accrue and be payable at LIBOR for the applicable Designated Period plus the Applicable Margin shown in the second column of the table in subsection 2.7.1. The rate for Stamping Fees shall be the Applicable Margin shown in the second column of the table in subsection 2.7.1. Interest on Prime Rate Advances and US Base Rate Advances shall, as applicable, accrue and be payable at the Prime Rate or the US Base Rate plus the Applicable Margin shown in the third column of the table in subsection 2.7.1.

2.7.3        Increases or decreases in the Applicable Margin resulting from a change in the Total Net Debt to EBITDA Ratio shall be based on the Total Net Debt to EBITDA Ratio reported in the applicable Compliance Certificate delivered by the Borrower pursuant to Section 13.1.3; provided that, from the Effective Date to the Reporting Effective Date in respect of the first full fiscal quarter of the Borrower immediately following the Effective Date, the Applicable Margin shall be based on the Total Net Debt to EBITDA Ratio reported in the Compliance Certificate delivered by the Borrower on the Effective Date. Changes in the Applicable Margin shall be effective as of two Business Days following the earlier of the day upon which such Compliance Certificate is delivered to the Agent and the day upon which such Compliance Certificate could be delivered on time pursuant to Section 13.1.3 (the “Reporting Effective Date”). Without waiving the requirement of the Borrower to deliver the Compliance Certificate by no later than the Reporting Date, if any Compliance Certificate required to be delivered by the Borrower is delivered after the Reporting Date, the then prevailing Applicable Margin shall continue until such Compliance Certificate is, in fact, delivered. Upon receipt of any Compliance Certificate which is delivered after the relevant Reporting Date, the Agent shall determine the amount of any overpayment or underpayment of interest during the period from the Reporting Date to and including the date of actual delivery thereof by the Borrower and notify the Borrower and the Lenders of such amounts. Such determination by the Agent shall constitute prima facie evidence of the amount of such overpayment or underpayment, as the case may be. In the event of an underpayment, the Borrower shall, upon receipt of such notice, pay to the Agent, for the benefit of the Lenders, the amount of such underpayment. In the event of an overpayment, the amount of such overpayment shall be credited and applied to succeeding payments by the Borrower of interest as it becomes due until such amount has been fully applied. Should the Agent, acting reasonably, determine that the calculation of the Total Net Debt to EBITDA Ratio in any Compliance Certificate is incorrect, the Agent shall advise the Borrower of such error and the Borrower and the Agent agree that, absent manifest error, the Applicable Margin shall be adjusted in accordance with the determination by the Agent, acting reasonably, and if the Applicable Margin should have been higher, the Borrower shall pay the amount owing commencing as of the date when the adjustment would otherwise be effective in accordance with this provision, and if the Applicable Margin should have been lower, the amount of such underpayment. In the event of an overpayment, the amount of such overpayment shall be credited and applied to succeeding payments by the Borrower of interest as it becomes due until such amount has been fully applied.

2.7.4        The Borrower shall pay a standby fee (the “Standby Fee”) on the daily unadvanced portion of the Credit Facility at a rate per annum which shall vary and be calculated based on the Applicable Margin shown in the fourth column of the table in subsection 2.7.1. The Standby Fee shall be calculated daily beginning on the Closing Date and shall be payable quarterly in arrears on the first Business Day following completion of each fiscal quarter of the Borrower; provided that, from the Effective Date to the first Business Day following the first full fiscal quarter of the Borrower immediately following the Effective Date, the Standby Fee shall be based on the Total Net Debt to EBITDA Ratio reported in the Compliance Certificate delivered by the Borrower on the Effective Date. Upon final payment of the Loan Obligations, the Borrower shall also pay any accrued but unpaid Standby Fees on the Credit Facility. Notwithstanding the foregoing, Standby Fees shall cease to accrue on the unfunded portion of the Commitment of a Lender while it is a Defaulting Lender.

2.7.5        Interest on Prime Rate Advances, US Base Rate Advances, Libor Advances and Stamping Fees, and Standby Fees received by the Agent shall be promptly distributed by the Agent to the Lenders in accordance with their respective Applicable Percentages.

2.8           Exchange Rate Fluctuations

If, at any time, fluctuations in rates of exchange in effect between currencies cause the aggregate amount of Advances (expressed in US Dollars using the FX Rate) outstanding under the Credit Facility to exceed the maximum amount of the Credit Facility permitted herein by 3%, the Borrower shall pay to the Lenders on demand such amount as is necessary to repay the excess. If the Borrower is unable to immediately pay that amount because Designated Periods have not ended or Bankers’ Acceptances have not matured, the Borrower shall, on demand, cause to be deposited with the Agent escrowed funds in the amount of the excess, which shall be held by the Agent until the amount of the excess is paid in full. The Borrower shall be entitled to receive interest on cash held by the Agent as collateral in accordance with Section 15.4. If, on any Drawdown Date, the aggregate amount of Advances under the Credit Facility (expressed in US Dollars using the FX Rate) exceeds the maximum amount of the Credit Facility permitted herein because of fluctuations in rates of exchange or otherwise, the Borrower shall immediately pay the Agent, for the benefit of the Lenders, the excess and shall not be entitled to any Advance that would result in the amount of the Credit Facility being exceeded. For greater certainty, no payments made by the Borrower under this Section 2.8 shall result in any permanent reduction in the Credit Facility.

2.9           Pro-Rata Utilizations

2.9.1        If, at any time, the First Percentage and the Second Percentage differ by 10 or more, the Borrower shall, within 30 days thereof, take one or more of the following steps, as applicable:

2.9.1.1     repay an amount under the First Credit Agreement;

2.9.1.2     repay an amount under this Agreement;

2.9.1.3     subject to the terms and conditions hereof, obtain an Advance or Advances under the Credit Facility; or

2.9.1.4     subject to the terms and conditions of the First Credit Agreement, obtain an Advance or Advances (as such terms are defined in the First Credit Agreement on the date hereof);

so that the First Percentage and the Second Percentage differ by less than 10.

2.9.2        If Advances are otherwise available hereunder to the Borrower, to the extent that there exist Advances (as such term is defined in the First Credit Agreement on the date hereof) by way of the issuance of “Letters of Credit” outstanding under the First Credit Agreement, the

Borrower will not request any further Advances (as such term is defined in the First Credit Agreement on the date hereof) under the First Credit Agreement, other than Advances by way of the issuance of “Letters of Credit” or Swing Line Advances (as such term is defined in the First Credit Agreement on the date hereof), unless and until the aggregate outstanding amount of Advances under this Agreement are sufficient to comply with Section 2.9.1 without reference to this sentence. Under no circumstances shall the Borrower be required pursuant to this Section 2.9 to request an Advance that is not otherwise required for general corporate purposes of the Borrower or the other Obligors solely because of the utilization of “Letters of Credit” under the First Credit Agreement. Nothing in this Section 2.9 shall limit the Borrower’s ability to have outstanding Advances that are Letters of Credit or Swing Line Advances (as such term is defined in the First Credit Agreement on the date hereof) under the First Credit Agreement or to incur Advances (as such term is defined in the First Credit Agreement on the date hereof) that are Letters of Credit or Swing Line Advances (as such term is defined in the First Credit Agreement on the date hereof) under the First Credit Agreement.

3.             ADVANCES, CONVERSIONS AND OPERATION OF ACCOUNTS

3.1           Notice of Borrowing - Direct Advances

Subject to the applicable provisions of this Agreement, on any Business Day, the Borrower shall be entitled to draw upon the Credit Facility, on one or more occasions, up to the maximum amount of the Credit Facility, by way of Prime Rate Advances and US Base Rate Advances in minimum amounts of, as applicable, C$1,000,000 or US$1,000,000 and in whole multiples thereof, provided that on any Business Day that is at least two Business Days prior to the day on which any Prime Rate Advance or US Base Rate Advance is required, the Borrower shall have provided to the Agent a Notice of Borrowing at or before 10:00 a.m. Notices of Borrowing in respect of Libor Advances and BA Advances shall be given in accordance with the provisions of Sections 3.3 and 5.1, respectively.

3.2           Canadian Dollar-Libor Funded Advances

Subject to the applicable provisions of this Agreement, if the Borrower requests an Advance by way of Prime Rate Advance, each Canadian Dollar-Libor Funded Lender shall make available to the Agent pursuant to Section 16.9 when required hereunder an Advance as a Prime Rate Advance in the principal amount equal to such Lender’s Applicable Percentage of the total Advance to be extended by way of Prime Rate Advances. Such Prime Rate Advance made by such Canadian Dollar-Libor Funded Lender shall initially have a term equal to the Canadian Dollar-Libor Term which is effective on the day such Advance is made, and thereafter, shall, until such Advance is repaid, have a term equal to the Canadian Dollar-Libor Term which is effective on the day the last Canadian Dollar-Libor Term for such Advance matures. Upon request by the

Borrower, the Agent shall notify the Borrower of the Canadian Dollar-Libor Term which is then in effect.

3.3           LIBOR Advances and Conversions

3.3.1        Subject to the applicable provisions of this Agreement, at or before 10:00 a.m. on at least four Banking Days prior to the Drawdown Date of a proposed Libor Advance, the Borrower may request that a Libor Advance be made, that one or more US Base Rate Advances not borrowed as Libor Advances be converted into one or more Libor Advances or that a Libor Advance or any part thereof be renewed or extended, as the case may be. Each Selected Amount with respect to each Designated Period shall be in an amount of not less than US$1,000,000, and shall be in whole multiples thereof. The Agent shall determine the LIBOR which will be in effect on the Drawdown Date (which in such case must be a Banking Day), with respect to the Selected Amount or to each of the Selected Amounts, as the case may be, having a maturity of one, two, three or six months (subject to availability) from the Drawdown Date, but no Designated Period may end after the Maturity Date, and there shall not at any time be LIBOR Advances with more than six different maturity dates outstanding with more than six different maturity dates. If, at the end of a Designated Period in respect of any Libor Advance, the Borrower has not delivered a notice of conversion or rollover to the Agent in a timely manner in accordance with the provisions of this Section 3.3, the Borrower shall be deemed to have given notice for a US Base Rate Advance.

3.4           Evidence of Indebtedness

The Loan Obligations resulting from Prime Rate Advances, US Base Rate Advances, Libor Advances made by the Lenders shall be evidenced by records maintained by the Agent and by each Lender concerning those Advances it has made. The Agent shall also maintain records of the Loan Obligations resulting from BA Advances, and each Lender shall also maintain records relating to Bankers’ Acceptances that it has accepted. The records maintained by the Agent shall constitute prima facie evidence of the Loan Obligations and all details relating thereto. After a request by the Borrower, the Agent or the Lender to whom the request is made will promptly advise the Borrower of the entries in such records. The failure of the Agent or any Lender to correctly record any such amount or date shall not, however, adversely affect the obligation of the Borrower to pay any Loan Obligations in accordance with this Agreement. The Agent shall, upon the reasonable request of a Lender or the Borrower, provide any information contained in its records of Advances by such Lender or to the Borrower, and the Agent, each Lender and the Borrower shall cooperate in providing all information reasonably required to keep all accounts accurate and up-to-date.

3.5           Apportionment of Advances

The amount of each Advance will be apportioned among the Lenders by the Agent by reference to the Applicable Percentage of each Lender immediately prior to the making of any Advance, subject to the provisions of Section 5.8 with respect to BA Advances. If any amount is not in fact made available to the Agent by a Lender, the Agent shall be entitled to recover such amount (together with interest thereon at the rate determined by the Agent as being its cost of funds in the circumstances) on demand from such Lender or, if such Lender fails to reimburse the Agent for such amount on demand, from the Borrower.

3.6           Notices Irrevocable

Any notice (including any deemed notice provided for herein) given to the Agent under Article 3 or 5 may not be revoked or withdrawn.

3.7           Limits on BA Advances and Libor Advances

Nothing in this Agreement shall be interpreted as authorizing the Borrower to issue Bankers’ Acceptances or borrow by way of Libor Advances for a Designated Period expiring on a date which is after the Maturity Date.

4.             CALCULATION OF INTEREST AND FEES

4.1           Calculation of Interest on Prime Rate Advances and US Base Rate Advances

The principal amount of each Prime Rate Advance and each US Base Rate Advance shall bear interest, calculated daily, on the daily balance of each such Advance, from and including the Drawdown Date of, as applicable, such Prime Rate Advance or US Base Rate Advance, up to but excluding the day of repayment thereof in full at the annual rate (calculated based on a 365 or 366 day year, as applicable) applicable to each of such days which corresponds to, as applicable, the Prime Rate or the US Base Rate, at the close of business on each of such days, plus the Applicable Margin determined in accordance with subsection 2.7.1.

4.2           Payment of Interest on Prime Rate Advances and US Base Rate Advances

Interest on Prime Rate Advances and US Base Rate Advances calculated and payable in accordance with Section 4.1 shall be payable to the Agent for the account of the Lenders on the last Business Day of each month.

4.3           Calculation of Interest on Libor Basis

The principal amount of each Libor Advance shall bear interest, calculated daily, on the daily balance of such Advances, from and including the Drawdown Date up to but excluding the last day of the Designated Period of such Libor Advance, at the annual rate (calculated based on a 360-day year) applicable to each of such days which corresponds to the LIBOR applicable to each Selected Amount, plus the Applicable Margin determined in accordance with subsection 2.7.1, and shall be effective as and from and including the Drawdown Date.

4.4           Payment of Interest on Libor Basis

Interest on Libor Advances calculated and payable in accordance with Section 4.3 shall be payable to the Agent for the account of the Lenders, in arrears,

4.4.1        on the last day of the applicable Designated Period when the Designated Period is one, two or three months; or

4.4.2        when the applicable Designated Period exceeds three months, on the last Business Day of each period of three months during such Designated Period and on the last day of the applicable Designated Period.

4.5           Fixing of LIBOR

Notice of LIBOR shall be transmitted to the Borrower at approximately 11:00 a.m., two Banking Days prior to:

4.5.1        the date on which the Libor Advance is to be made; or

4.5.2        the relevant rollover date of a Libor Advance.

4.6           Interest on Miscellaneous Amounts

Where this Agreement does not specifically provide for a rate of interest applicable to an outstanding portion of the Loan Obligations, the interest on such portion of the Loan Obligations shall be calculated and payable on the Prime Rate Basis, in the case of amounts payable in Canadian Dollars, and on the US Base Rate Basis, in the case of amounts payable in US Dollars and Euros (with any amounts in Euros having been converted to US Dollars in accordance with the procedures set out herein), in each case payable on the last Business Day of each month.

4.7           Default Interest

If the Borrower fails to pay any principal amount of any Loan Obligations, any interest thereon, any fees payable hereunder or any other amount payable hereunder on the date when such amount is due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest, to the extent permitted by Applicable Law, from and including such due date up to but excluding the date of actual payment, both before and after demand, Default or judgment, at a rate of interest per annum equal to 2% greater than the interest rate which is otherwise applicable (which, in the case of LIBOR Advances, shall be based on the existing Libor Basis, until the expiry of the then applicable Designated Period and thereafter based on successive Designated Periods of one month) from the date of such non-payment until paid in full (as well after, as before Default, maturity or judgment), with interest on overdue interest bearing interest at the same rate. All interest payable pursuant to this Section 4.7 shall be payable upon demand.

4.8           Maximum Interest Rate

The amount of the interest or fees payable in applying this Agreement shall not exceed the maximum rate permitted by Applicable Law. Where the amount of such interest or such fees is greater than the maximum rate, the amount shall be reduced to the highest rate that may be recovered in accordance with the applicable provisions of Applicable Law.

4.9           Interest Act

4.9.1        Each rate of interest which is calculated with reference to a period (the “deemed interest period”) that is less than the actual number of days in the calendar year of calculation is, for the purposes of the Interest Act (Canada), equivalent to a rate based on a calendar year calculated by multiplying such rate of interest by the actual number of days in the calendar year of calculation and dividing by the number of days in the deemed interest period.

4.9.2        The parties agree that all interest in this Agreement will be calculated using the nominal rate method and not the effective rate method, and that the deemed re-investment principle shall not apply to such calculations. In addition, the parties acknowledge that there is a material distinction between the nominal and effective rates of interest and that they are capable of making the calculations necessary to compare such rates.

5.            BANKERS’ ACCEPTANCES

5.1           Advances by Bankers’ Acceptances and Conversions into Bankers’ Acceptances

5.1.1        Subject to the applicable provisions of this Agreement (including Section 6.6), the Borrower may request that a BA Advance be made, that one or more Advances not borrowed as BA Advances be converted into one or more BA Advances or that a BA Advance or any part thereof be extended, as the case may be (the “BA Request”) by written Notice of Borrowing to the Agent given at least four Business Days, before 10:00 a.m., prior to the date of the proposed Advance (for the purposes of this Article 5 called the “Acceptance Date”). BA Advances shall be in a minimum amount of C$1,000,000 or C$100,000 multiples thereof. Each Bankers’ Acceptance issued shall have a Designated Period of one, two, three or six months (or such other period as may be available and acceptable to the Lenders), and shall in no event mature on a date that is after the Maturity Date.

5.1.2        Prior to making any BA Request, the Borrower shall deliver:

5.1.2.1     to the Lenders, in the name of each BA Lender, drafts in form and substance acceptable to the Agent and the Lenders, acting reasonably; and

5.1.2.2     to the Lenders, in the name of each Lender which is a Non-BA Lender, Discount Notes;

completed and executed by its authorized signatories in sufficient quantity for the Advance requested and in appropriate denominations to facilitate the sale of the Bankers’ Acceptances in the financial markets. No Lender shall be responsible or liable for its failure to accept a Bankers’ Acceptance hereunder if such failure is due, in whole or in part, to the failure of the Borrower to give appropriate instructions to the Agent on a timely basis, nor shall the Agent or any Lender be liable for any damage, loss or other claim arising by reason of any loss or improper use of any such instrument except a loss or improper use arising by reason of the gross negligence or wilful misconduct of the Agent, such Lender, or their respective employees.

In order to facilitate issuances of Bankers’ Acceptances pursuant hereto in accordance with the instructions given from time to time by the Borrower, the Borrower hereby authorizes each Lender, and for this purpose appoints each Lender its lawful attorney, to complete and sign Bankers’ Acceptances on behalf of the Borrower, in handwritten, facsimile, mechanical or electronic signature or otherwise, and once so completed, signed and endorsed, and following acceptance of them as Bankers’ Acceptances, to purchase, discount or negotiate such Bankers’ Acceptances in accordance with the provisions of this Article 5, and to provide the Available Proceeds to the Agent in accordance with the provisions hereof. Drafts so completed, signed, endorsed and negotiated on behalf of the Borrower by any Lender shall bind the Borrower as fully and effectively as if so performed by an authorized officer of the Borrower. Each Lender shall maintain a record with respect to such instruments (a) received by it hereunder, (b) voided by it for any reason, (c) accepted by it hereunder and (d) cancelled at their respective maturities. Each Lender agrees to provide such records to the Borrower upon request.

5.2           Acceptance Procedure

With respect to each BA Advance:

5.2.1        The Agent shall promptly notify in writing each Lender of the details of the proposed BA Advance, specifying:

5.2.1.1        for each BA Lender (a) the principal amount of the Bankers’ Acceptances to be accepted by such Lender, and (b) the Designated Period of such Bankers’ Acceptances; and

5.2.1.2        for each Non-BA Lender (a) the principal amount of the Discount Notes to be issued to such Lender and (b) the Designated Period of such Discount Notes.

5.2.2        The Agent shall establish the Bankers’ Acceptance Discount Rate at or about 10:00 a.m. on the Acceptance Date, and the Agent shall promptly determine the amount of the BA Proceeds.

5.2.3        Forthwith, and in any event not later than 11:30 a.m. on the Acceptance Date, the Agent shall indicate to each Lender, in the manner set out in Section 16.5 and to the Borrower:

5.2.3.1        the Bankers’ Acceptance Discount Rate;

5.2.3.2        the amount of the Stamping Fee applicable to the Bankers’ Acceptances to be accepted by such Lender on the Acceptance Date, calculated by multiplying the appropriate percentage determined in accordance with subsection 2.7.1 by the face amount of each Bankers’ Acceptance (taking into account the number of days in the Designated Period), each such Lender being authorized by the Borrower to deduct such Lender’s Stamping Fee out of the BA Proceeds of the Bankers’ Acceptances accepted by it;

5.2.3.3        the BA Proceeds of the Bankers’ Acceptances to be purchased by such Lender on such Acceptance Date; and

5.2.3.4        the amount obtained (the “Available Proceeds”) by deducting the Stamping Fee referred to in subsection 5.2.3.2 from the BA Proceeds mentioned in subsection 5.2.3.3.

5.2.4        Not later than 1:00 p.m. on the Acceptance Date, each Lender shall make available to the Agent its Available Proceeds.

5.2.5        Not later than 3:00 p.m. on the Acceptance Date, subject to the applicable provisions of this Agreement, the Agent shall transfer the Available Proceeds to the Borrower and shall notify the Borrower of the details of the issue.

5.3           Purchase of Bankers’ Acceptances and Discount Notes

Before giving value to the Borrower, the Lenders which are:

5.3.1        BA Lenders shall, on the Acceptance Date, accept the Bankers’ Acceptances by inserting the appropriate principal amount, Acceptance Date and maturity date in accordance with the BA Request relating thereto and affixing their acceptance stamps thereto, and shall purchase or sell same; and

5.3.2        Non-BA Lenders shall, on the Acceptance Date, complete the Discount Notes by inserting the appropriate principal amount, Acceptance Date and maturity date in accordance with the BA Request relating thereto and shall purchase the same.

5.4           Maturity Date of Bankers’ Acceptances

Subject to the applicable notice provisions, at or prior to the maturity date of each Bankers’ Acceptance, the Borrower may:

5.4.1        give to the Agent a notice in the form of Exhibit D requesting that the Lenders convert all or any part of the BA Advance then outstanding which are maturing into a Prime Rate Advance; or

5.4.2        give to the Agent a notice in the form of Exhibit D requesting that the Lenders extend all or any part of the BA Advance outstanding which are maturing into another BA Advance by issuing new Bankers’ Acceptances, subject to compliance with the provisions of subsection 5.1.1 with respect to the minimum Selected Amount; or

5.4.3        by no later than 10:00 a.m., two Business Days prior to the maturity date of each Bankers’ Acceptance then outstanding and reaching maturity, notify the Agent that it intends to deposit in its account for the account of the Lenders on the maturity date thereof an amount equal to the principal amount of each such Bankers’ Acceptance.

5.5           Deemed Conversions on the Maturity Date of Bankers’ Acceptances

If the Borrower does not deliver to the Agent one or more of the notices contemplated by subsections 5.4.1 or 5.4.2 or does not give the notice contemplated by subsection 5.4.3, the Borrower shall be deemed to have requested and given notice that the part of the BA Advance then outstanding which is reaching maturity be converted into a Prime Rate Advance.

5.6           Conversion and Extension Mechanism

If under the conditions:

5.6.1        of subsection 5.4.1 and of Section 5.5, the Borrower requests or is deemed to have requested, as the case may be, that the Agent convert the portion of the BA Advance which is maturing into a Prime Rate Advance, the Lenders shall pay the Bankers’ Acceptances which are outstanding and maturing. Such payments by the Lenders will constitute an Advance within the meaning of this Agreement and the interest thereon shall be calculated and payable as such; or

5.6.2        of subsection 5.4.3, the Borrower makes a deposit in its account to repay a maturing Bankers’ Acceptance, without limiting in any way the generality of Section 7.10 orl9.6, the Borrower hereby expressly and irrevocably authorizes the Agent to make any debits necessary in its account in order to pay the Bankers’ Acceptances which are outstanding and maturing, provided that no such debit will constitute a prepayment under subsection 2.6.1 or cancellation under Section 2.6.2.

5.7           No Prepayment of Bankers’ Acceptances

Notwithstanding any provision hereof, the Borrower may not repay any Bankers’ Acceptance other than on its maturity date; however, this provision shall not prevent the Borrower from providing escrowed funds for any Bankers’ Acceptance in accordance with Section 15.4.

5.8           Apportionment Amongst the Lenders

In relation to each BA Advance, the Agent is authorized by the Borrower and each Lender to allocate between the Lenders the Bankers’ Acceptances to be issued by the Borrower and accepted and purchased by the Lenders, in such manner and amounts as the Agent may, in its sole discretion, consider necessary, so as to ensure that no Lender is required to accept and purchase a Bankers’ Acceptance for a fraction of C$100,000. In the event of any such allocation by the Agent, the Lenders’ respective Commitments in any such Bankers’ Acceptances and repayments thereof shall be adjusted accordingly. Further, the Agent is authorized by the Borrower and each Lender to cause the Applicable Percentage of one or more Lender’s Advances with respect to Bankers’ Acceptances to be exceeded by no more than C$100,000 each as a result of such allocations, provided that the principal amount of all outstanding Advances of each Lender shall not thereby exceed the maximum amount of the respective Commitment of each Lender. Any resulting amount by which the requested face amount of any such Bankers’ Acceptance shall have been so reduced shall be advanced, converted or continued, as the case may be, as a Prime Rate Advance, to be made contemporaneously with the BA Advance.

5.9           Days of Grace

The Borrower shall not claim from the Lenders any days of grace for the payment at maturity of any Bankers’ Acceptances presented and accepted by the Lenders pursuant to the provisions of this Agreement. Further, the Borrower waives any defence to payment which might otherwise exist if for any reason a Bankers’ Acceptance shall be held by any Lender in its own right at the maturity thereof.

5.10         Obligations Absolute

The obligations of the Borrower with respect to Bankers’ Acceptances shall be unconditional and irrevocable (other than in respect of a loss or the improper use of any Bankers’ Acceptance arising by reason of the gross negligence or wilful misconduct of the Agent, the Lenders or their respective employees) and shall be paid strictly in accordance with the provisions of this Agreement under all circumstances, including the following circumstances:

5.10.1      any lack of validity or enforceability of any draft accepted by any Lender as a Bankers’ Acceptance; or

5.10.2      the existence of any claim, set-off, defence or other right which the Borrower may have at any time against the holder of a Bankers’ Acceptance, the Lenders, or any other person or entity, whether in connection with this Agreement or otherwise.

5.11         Depository Bills and Notes Act

In the discretion of a BA Lender, Bankers’ Acceptances to be accepted by such Lender may be issued in the form of “depository bills” within the meaning of the Depository Bills and Notes Act (Canada) and deposited with the CDS Clearing and Depository Services Inc. or any successor or other clearinghouse within the meaning of the said Act (herein “CDS”) and may be made payable to “CDS & Co.” or in such other name as may be acceptable to CDS and thereafter dealt with in accordance with the procedures of CDS, consistent with the provisions hereof. The Lenders are also authorized to issue depository bills as replacements for previously issued Bankers’ Acceptances, on the same terms as those replaced, and deposit them with CDS against cancellation of the previously issued Bankers’ Acceptances.

6.             ILLEGALITY, INCREASED COSTS, INDEMNIFICATION AND MARKET DISRUPTIONS

6.1           Illegality

If any Lender determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to (a) make any Advance or maintain any Advance (or to maintain its obligation to make any Advance) or (b) determine or charge interest rates based upon any particular rate other than as a result of any breach of the Criminal Code (Canada), then, on notice thereof by such Lender to the Borrower through the Agent, any obligation of such Lender with respect to the activity that is unlawful shall be suspended until such Lender notifies the Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Agent), have the option of prepaying or, if conversion would avoid the unlawful activity, convert any Advances, in order to avoid the activity that is unlawful. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.   No payment hereunder by the Borrower shall give rise to any additional obligations under Section 19.6 or be considered a payment under Section 2.6.1 or any cancellation of the Credit Facility under Section 2.6.2. Any Lender affected under this Section 6.1 shall give the Agent and Borrower prompt written notice of any change in circumstances that make it no longer subject to the circumstances that require any termination of obligations hereunder.

6.2           Increased Costs

6.2.1        General. If any Change in Law shall:

6.2.1.1             impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

6.2.1.2             subject any Lender to any Tax of any kind whatsoever with respect to this Agreement or any Advance made by it, or change the basis of taxation of payments to such Lender in respect thereof, except for Indemnified Taxes or Other Taxes covered by Section 6.3 and the imposition, or any change in the rate, of any Excluded Tax payable by such Lender; or

6.2.1.3             impose on any Lender or the applicable interbank market any other condition, cost or expense affecting this Agreement or Advances by or owed to such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making any Advance or maintaining any Advance (or of maintaining its obligation to make any such Advance), or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or any other amount), then upon request of such Lender and the delivery by such Lender to the Borrower and the Agent of the certificate referred to in Section 6.2.3, the Borrower will pay to such Lender within 30 days of the receipt of such request and certificate such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered. Notwithstanding the foregoing, the Borrower shall only be obligated to pay such additional amount or amounts under this Section if the affected Lender, as a general practice, also requires compensation therefor from its other customers, where such other customers are bound by similar provisions to the foregoing provisions of this Section and where, due to the type of credit facility or other arrangements such other customers have with such Lender or the industry or jurisdiction where such other customers carry on business, such Lender would be similarly affected (and because of such Lender’s confidentiality obligations to its other customers, such conditions, if applicable, shall be confirmed as having been satisfied by such Lender in the certificate referred to in Section 6.2.3, which certificate shall be conclusive absent manifest error).

6.2.2        Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Advances made by such Lender, to a level below that which such Lender or its holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of its holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or its holding company for any such reduction suffered.

6.2.3        Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection 6.2.lor 6.2.2, including reasonable detail of the basis of calculation thereof and the event by reason of which it has become so entitled with reasonable particulars, and delivered to the Borrower shall be prima facie evidence of such amount or amounts owed. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten days after receipt thereof.

6.2.4        Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation, except that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor, unless the Change in Law giving rise to such increased costs or reductions is retroactive, in which case the six month period referred to above shall be extended to include the period of retroactive effect thereof.

6.3           Taxes

6.3.1        Payments Free of Taxes. Any and all payments by or on account of any obligation of each Obligor hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Indemnified Taxes or Other Taxes. If any Obligor, the Agent, or any Lender is required by Applicable Law to deduct or pay any Indemnified Taxes (including any Other Taxes) in respect of such payments by or on account of any obligation of an Obligor hereunder or under any other Loan Document, then (a) the sum payable shall be increased by that Obligor when payable as necessary so that after making or allowing for all required deductions and payments (including deductions and payments applicable to additional sums payable under this Section) the Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or payments been required, (b) the Obligor shall make any such deductions and withholdings required to be made by it under Applicable Law and (c) the Obligor shall timely pay the full amount required to be deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law.

6.3.2        Payment of Other Taxes by the Borrower. Without limiting the provisions of Section 6.3.1, the Obligors shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

6.3.3        Indemnification by the Borrower. Each Obligor shall indemnify the Agent and each Lender, within thirty days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Agent or such Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be prime facie evidence of such amount or payment.

6.3.4        Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by an Obligor to a Governmental Authority, the Obligor shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

6.3.5        Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the applicable Obligor is resident for tax purposes, or under any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document by such Obligor shall, at the request of the Borrower, deliver to such Obligor (with a copy to the Agent), at the time or times prescribed by Applicable Law or reasonably requested by the Borrower or the Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, (a) any Lender, if requested by the Borrower or the Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to such withholding or related information reporting requirements and (b) any Lender that ceases to be, or to be deemed to be, resident in Canada for the purposes of Part XIII of the Income Tax Act (Canada) or any successor provision thereto shall, within five Business Days thereof, notify the Borrower and the Agent in writing.

6.3.6        Treatment of Certain Refunds. If the Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by an Obligor or with respect to which an Obligor has paid additional amounts pursuant to this Section or that, because of the payment of such Taxes or Other Taxes, it has benefitted from a reduction in Excluded Taxes otherwise payable by it, it shall pay to the Borrower or other Obligor, as applicable, an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower or other Obligor under this Section with respect to the Taxes or Other Taxes giving rise to such refund or reduction), net of all out-of-pocket expenses of the Agent or such Lender, as the case may be, and without interest (other than an amount equal to the net after-Tax amount of any interest paid by the relevant Governmental Authority, if any, with respect to such refund). The Borrower or the other Obligor, as applicable, upon the request of the Agent or such Lender, shall repay the amount paid over to the Borrower or other Obligor (plus any penalties, interest or other Liens imposed by the relevant Governmental Authority) to the Agent or such Lender if the Agent or such Lender is required to repay such refund or reduction to such Governmental Authority. This subsection shall not be construed to require the Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Obligors or any other Person, to arrange its affairs in any particular manner or to claim any available refund or reduction.

6.4           Breakage Costs, Failure to Borrow or Repay After Notice

The Borrower shall indemnify each Lender against any loss or expense (including any loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain any Advance and any loss or expense incurred in liquidating or re-employing deposits from which such funds were obtained) which such Lender may sustain or incur as a consequence of any: (a) default by the Borrower in giving a timely Notice of Borrowing, (b) default by the Borrower in making payment when due of the amount of, or interest on, any Advance or in the payment when due of any other amount hereunder, (c) default by the Borrower in completing or obtaining an Advance after the Borrower has given notice hereunder that it desires to obtain such Advance, (d) default by the Borrower in making any voluntary reduction of the outstanding amount of any outstanding Advance after the Borrower has given notice hereunder that it desires to make such reduction, (e) the payment of any Libor Advance otherwise than on the maturity date thereof (including without limitation any such payment required pursuant to Section 2.6 or upon acceleration pursuant to Section 15.2) and (f) the payment of any Prime Rate Advance to any Canadian Dollar-Libor Funded Lender otherwise than on the maturity date of the Canadian Dollar-Libor Term thereof (including without limitation any such payment required pursuant to Section 2.6 or upon acceleration pursuant to Section 15.2); provided that, the Borrower shall not be required to indemnify a Lender for any such cost or expense if such cost or expense is sustained or incurred by such Lender while it is a Defaulting Lender . A certificate of the Agent providing reasonable particulars of the calculation of any such loss or expense shall be prima facie evidence of such amount owed. If any Lender becomes entitled to claim any amount pursuant to this Section 6.4, it shall promptly notify the Borrower, through the Agent, of the event by reason of which it has become so entitled and reasonable particulars of the related loss or expense, provided that the failure to do so promptly shall not prejudice the Lenders’ right to claim hereunder.

6.5           Mitigation Obligations; Replacement of Lenders

6.5.1        Designation of a Different Lending Office.    If any Lender requests compensation under Section 6.2, requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 6.3 or suspend its funding obligations hereunder pursuant to Section 6.1, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Section 6.2 or 6.3 or eliminate the illegal event giving rise to the suspension of such Lender’s obligations, as the case may be, in the future and (b) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

6.5.2             Replacement of Lenders. If any Lender requests compensation under Section 6.2, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 6.3, or if any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon ten days’ notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Article 18), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such Assignment), provided that:

6.5.2.1             the Borrower pays the Agent the assignment fee specified in subsection 18.2.2.4;

6.5.2.2             the assigning Lender receives payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any breakage costs and amounts required to be paid under this Agreement as a result of prepayment to a Lender) from the Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts); provided, however, that the Borrower shall not be required to pay an assigning Lender that is a Defaulting Lender in respect of breakage costs or other amounts required to be paid as a result of prepayment to such Lender;

6.5.2.3             in the case of any such Assignment resulting from a claim for compensation under Section 6.2 or payments required to be made pursuant to Section 6.3, such Assignment will result in a reduction in such compensation or payments thereafter;

6.5.2.4             such Assignment does not conflict with Applicable Law; and

6.5.2.5             if an assigning Lender or an Affiliate of an assigning Lender is a party to a Derivative Instrument with an Obligor, upon the completion of the acquisition of such assigning Lender’s interests, rights and obligations under this Agreement and the related Loan Documents, such assigning Lender shall, upon completion of such assignment, either (i) terminate each guarantee provided by any Obligor in connection therewith, in which case, such assigning Lender or its applicable Affiliate shall be deemed to be an Other Derivative Counterparty or (ii) assign, at a price determined in a reasonable manner from market quotations in accordance with customary market practices, all Derivative Instruments it or they hold with each Obligor to the applicable assignee or to another Lender or its Affiliate or to an Other Derivative Counterparty, and if, upon such assignment, any guarantee provided by any Obligor in connection therewith would not constitute Permitted Debt, such assigning Lender shall, or shall cause its Affiliate to, terminate such guarantee.

A Lender shall not be required to make any such Assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such Assignment and delegation cease to apply.

6.6           Market for Bankers’ Acceptances and Libor Advances

If the Lenders determine, after reasonable efforts, at any time or from time to time that: (a) there no longer exists a market for Bankers’ Acceptances, or (b) as a result of market conditions, (i) there exists no appropriate or reasonable method to establish LIBOR for a Selected Amount or a Designated Period or (ii) US Dollar deposits are not available to the Lenders in such market in the Ordinary Course in amounts sufficient to permit them to make a Libor Advance for a Selected Amount or a Designated Period, such Lenders shall so advise the Agent, and the Agent shall so notify the Borrower, and any such Lenders shall not be obliged to accept drafts of the Borrower presented to such Lenders pursuant to the provisions of this Agreement nor to honour any Notices of Borrowing in connection with any Libor Advances, and the Borrower’s option to request BA Advances or Libor Advances, as the case may be, shall thereupon be suspended upon notice by the Agent to the Borrower until the circumstances giving rise to such suspension no longer exist. Thereafter, the Lenders shall promptly notify the Agent, which shall promptly notify the Borrower, of any change in circumstances of which they become aware which results in the existence of such market for Bankers’ Acceptances or a reasonable method of establishing LIBOR or availability of US Dollar deposits.

7.             PROVISIONS RELATING TO PAYMENTS

7.1           Payment of Losses Resulting From a Prepayment

If a prepayment in respect of a Libor Advance is made on a date other than the final day of the Designated Period applicable to such Libor Advance contrary to the provisions of this Agreement, simultaneously with such prepayment, the Borrower shall pay to the Lenders the losses, costs and expenses suffered or incurred by the Lenders with respect to such prepayment which are referred to in Section 6.4. Any attempted prepayment of a BA Advance shall be treated as a payment into an escrow account and dealt with in accordance with Section 15.4.

7.2           Imputation of Prepayments

All prepayments made in accordance with Section 2.6 shall be applied to repay all or part of the principal amount of the outstanding Loan Obligations under the Credit Facility.

7.3           Currency of Payments

All payments, repayments or prepayments, as the case may be:

7.3.1        of principal under the Loan Obligations or any part thereof, shall be made in the same currency as that in which they are outstanding;

7.3.2        of interest, shall be made in the same currency as the principal amount outstanding to which they relate;

7.3.3        of fees, shall be made in US Dollars alone; and

7.3.4        of the amounts referred to in Section 6.4, shall be made in the same currency as the losses, costs and expenses suffered or incurred by the Lenders.

7.4           Payments by the Borrower to the Agent

All payments to be made by the Borrower in connection with this Agreement shall be made to the Agent, at the Branch (or at any other office or account in Toronto designated by the Agent) in funds having same day value no later than 2:00 p.m. on the day any such payment is due.

7.5           Payment on a Business Day

Each time a payment, repayment or prepayment is due on a day that is not a Business Day, it shall be made on the next Business Day together with applicable interest during such extension.

7.6           Payments by the Lenders to the Agent

Any amounts payable to the Agent by a Lender shall be paid in funds having same day value to the Agent by the Lenders on a Business Day at the Branch.

7.7           Netting

On any Drawdown Date (a “Transaction Date”), the Agent shall be entitled to net amounts payable on such date by the Agent to a Lender under this Agreement against amounts payable in the same currency on such date by such Lender to the Agent under this Agreement, for the account of the Borrower. Similarly, on any Transaction Date, the Borrower hereby authorizes each Lender to net amounts payable under this Agreement in one currency on such date by such Lender to the Agent, for the account of the Borrower, against amounts payable under this Agreement in the same currency on such date by the

Borrower to such Lender in accordance with the Agent’s calculations made in accordance with the provisions of this Agreement.

7.8           Application of Payments

Except as otherwise indicated herein, all payments made to the Agent by the Borrower for the account of the Lenders shall be distributed the same day by the Agent, in accordance with its normal practice, in funds having same day value, among the Lenders to the accounts last designated in writing by each Lender to the Agent, pro rata in accordance with their respective Applicable Percentage, subject to adjustment, if necessary, as a result of any disproportion in Loan Obligations that may be owing to a Lender, whether as a result of netting pursuant to subsection 7.7 or otherwise.

7.9           No Set-Off or Counterclaim by Borrower

All payments by the Borrower shall be made free and clear of and without any deduction or withholding for or on account of any set-off or counterclaim.

7.10         Debit Authorization

The Agent is hereby authorized to debit each of the Obligor’s account or accounts maintained from time to time at the Branch or elsewhere, for the amount of any interest or any other amounts due and owing hereunder from time to time payable by the Obligors, in order to obtain payment thereof.

8.             GUARANTEES

8.1           Guarantees

8.1.1             On or prior to the Effective Date, there shall have been delivered to the Agent, for and on behalf of and for the benefit of the Supported Parties, by each Material Subsidiary (as determined as of such date) the unconditional and unlimited guarantees of the Guaranteed Obligations, in form and substance satisfactory to the Lenders, acting reasonably.

8.1.2             Notwithstanding Section 8.1.1, no Material Subsidiary shall be required to grant to the Agent, for and on behalf of and for the benefit of the Supported Parties, such a Guarantee if (a) it is prohibited from doing so under its Constating Documents and its Constating Documents cannot be amended to permit the granting of a Guarantee, provided that, if it is prohibited under its Constating Documents from granting an unlimited guarantee of the Guaranteed Obligations, but not a limited guarantee of the Guaranteed Obligations, it shall grant a limited guarantee of the Guaranteed Obligations to the maximum extent permitted by its Constating Documents, (b) it is prohibited from doing so under Applicable Law, provided that, if it is prohibited from granting an unlimited guarantee of the Guaranteed Obligations, but not a limited guarantee of the Guaranteed Obligations, it shall grant a limited guarantee of the Guaranteed Obligations to the maximum extent permitted by Applicable Law, (c) the Agent, in consultation with the Borrower, determines, acting reasonably, that the cost of obtaining such a guarantee of the Guaranteed Obligations are excessive in relation to the value of the guarantee to the Lenders or (d) it has been designated by the Borrower as a “non-recourse Material Subsidiary” and such designation has been accepted by each Lender.

8.2           Additional Guarantors

The Borrower shall give prompt written notice to the Agent of each Person that becomes a Material Subsidiary after the Effective Date, and the Borrower shall, within 30 days of such Person becoming a Material Subsidiary, cause each such Person to become a party to this Agreement by delivery of an agreement in the form of Exhibit F and, subject to Section 8.1.2, to deliver to the Agent, for and on behalf of and for the benefit of the Supported Parties, an unconditional and unlimited guarantee of the Guaranteed Obligations (or, to the extent required by Section 8.1.2, a limited guarantee of the Guaranteed Obligations), in form and substance satisfactory to the Lenders, acting reasonably, together with all other items contemplated by Sections 9.1.3, 9.1.4 and 9.1.6, which relate to such Material Subsidiary.

8.3           Obligations Supported by the Guarantees

All guarantees delivered under this Article 8 shall support and secure the Guaranteed Obligations which, it is agreed by the Lenders among themselves, shall rank pari passu with each other.

8.4           Other Supported Obligations

As of the date of this Agreement, the Other Supported Obligations are those listed in Schedule C. Upon request by a Lender, the Agent shall, from time to time, prepare and provide the Lenders and the Borrower with a revision of Schedule C to reflect changes in the Other Supported Obligations to the extent notified in writing by the Borrower to the Agent, but any failure to do so shall not affect the guarantees of any Other Supported Obligations in favour of any Other Supported Parties. Other Supported Obligations in favour of the Other Supported Parties listed on Schedule C from time to time shall be conclusively deemed to be guaranteed by the Guarantees (in the absence of manifest error) and shall not cease to be guaranteed without the prior written consent of the respective Other Supported Parties to whom the Other Supported Obligations are owed unless such Other Supported Party ceases (or, in the case of an Affiliate of a Lender which is an Other Supported Party, such Lender ceases) to be a Lender. Each Other Supported Party, by its acceptance of the benefit of any Guarantees, shall be deemed to have accepted and be bound by the provisions of this Agreement applicable to Other Supported Parties and regarding the terms upon which the Other Supported Obligations are supported by the Guarantees, and authorizes and directs the Agent to act accordingly.

8.5           Limitation

Notwithstanding the rights of Other Supported Parties to benefit from the Guarantees in respect of the Other Supported Obligations, all decisions concerning the Guarantees and the enforcement thereof shall be made by the Lenders or the Majority Lenders, as applicable, in accordance with this Agreement. No Other Supported Party holding Other Supported Obligations from time to time shall have any additional right to influence the Guarantees or the enforcement thereof as a result of holding Other Supported Obligations as long as this Agreement remains in force.

9.            CONDITIONS PRECEDENT

9.1           Conditions to Effectiveness

The amendments to the Existing Credit Agreement set out herein shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.3). Where delivery of any document or instrument is referred to, each such document or instrument shall be delivered to the Agent for and on behalf of the Lenders and shall be in full force and effect and in form and substance satisfactory to the Lenders.

9.1.1             Loan Documents. All Loan Documents shall have been executed and delivered by the parties thereto.

9.1.2             Guarantees. The Guarantees granted under or in connection with the Existing Credit Agreement shall continue to guarantee all present and future Guaranteed Obligations.

9.1.3             Corporate and Other Information. The Agent shall have received a certificate from each Obligor with copies of its Constating Documents, a list of its officers, directors, trustees and/or partners, as the case may be, who are executing or who have executed Loan Documents on its behalf with specimens of the signatures of those persons, and copies of the corporate (or other equivalent) proceedings taken to authorize it to execute, deliver and perform its obligations under the Loan Documents and all internal approvals and authorizations of each Obligor to permit it to enter into and to perform its obligations in relation thereto.

9.1.4             Certificates of Status/Compliance. The Agent shall have received, where available, a certificate of status, certificate of compliance or an equivalent certificate issued by the relevant Governmental Authority in respect of each Obligor, dated within seven days of the Effective Date, evidencing the status or good standing of such Obligor in its jurisdiction of incorporation or formation.

9.1.5             Compliance Certificate. The Agent shall have received a Compliance Certificate dated as of the Effective Date in respect of the fiscal quarter of the Borrower immediately preceding the Effective Date which demonstrates compliance with the financial covenants set out in Section 11 as of the end of the March 31, 2009 fiscal quarter.

9.1.6             Opinions.   The Agent shall have received the following favourable legal opinions, in form and substance satisfactory to it:

9.1.6.1             the opinion of Davies Ward Phillips & Vineberg LLP, counsel to the Borrower, 1715495 Ontario Inc. and 1641315 Ontario Inc., addressed to the Agent and the Lenders, in relation to, among other things, the Borrower, 1715495 Ontario Inc. and 1641315 Ontario Inc., and the Loan Documents to which they are a party and such other matters as the Lenders may reasonably require; and

9.1.6.2             the opinion of counsel to each other Guarantor, addressed to the Agent and the Lenders, in relation to, among other things, such other Guarantor, and the Loan Documents to which it is a party and such other matters as the Lenders may reasonably require.

9.1.7             Other Matters. The following conditions must also be satisfied:

9.1.7.1             there shall not have occurred or be existing any event or circumstance which has, or would reasonably be expected to have, material adverse effect on the business, property, assets, liabilities, conditions (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole, or prospects of the Borrower and its Subsidiaries taken as a whole, since March 31, 2009;

9.1.7.2             all reasonably documented fees and expenses payable under the Loan Documents and the Fee Letter (including upfront fees, extension fees, and legal fees and expenses of the Lenders’ counsel invoiced prior to the Effective Date) shall have been paid;

9.1.7.3             as of the Effective Date, there are and will be no actions, suits, arbitration or administrative proceedings or industrial or labour disputes outstanding, pending or threatened against any of the Obligors which would reasonably be expected to have a Material Adverse Effect;

9.1.7.4             the Borrower shall have executed and delivered to the Agent and the Lenders a certificate stating that, after giving effect to the First Credit Agreement, the execution, delivery and performance by the Obligors of this Agreement and the other Loan Documents does not breach, or constitute a “Default” or “Event of Default” under, the First Credit

Agreement, and the incurrence by the Borrower of any Debt under this Agreement is Permitted Debt (as defined in the First Credit Agreement); and

9.1.7.5             the Agent shall have received such other documents as the Lenders may reasonably require.

9.2           Conditions Precedent to each Advance

The obligation of the Lenders to make any Advance is subject to the conditions precedent that:

9.2.1        the representations and warranties contained in this Agreement, other than those expressly stated to be made as of a specific other date or otherwise expressly modified in accordance with Section 10.17, are true and correct in all material respects on the date of the Advance as if made on and as of the date of the Advance;

9.2.2        the Agent shall have received a timely, completed Notice of Borrowing;

9.2.3        no Default or Event of Default shall have occurred and be continuing;

provided that, a rollover, conversion or extension of an existing Advance shall not be subject to the conditions precedent set out in Subsections 9.2.1 and 9.2.2.

9.3           Waiver of Conditions Precedent

The conditions set out in Sections 9.1 and 9.2 are solely for the benefit of the Lenders. The conditions set out in Section 9.1 may be waived by the Agent with the consent of each Lender. The conditions set out in Section 9.2 may be waived in respect of a particular Advance by the Majority Lenders, without prejudice to the right of the Agent and the Lenders to assert any such condition in connection with any subsequently requested Advance.

10.          REPRESENTATIONS AND WARRANTIES

For so long as any Loan Obligations remain outstanding and unpaid (other than those Loan Obligations which survive the termination of this Agreement), or the Borrower is entitled to borrow or obtain credit hereunder (whether or not the conditions precedent to such borrowing or obtaining of credit have been or may be satisfied), the Borrower hereby represents and warrants with respect to itself and each other Obligor, and each other Obligor hereby represents and warrants with respect to itself, that:

10.1         Existence, Power and Authority

It has the corporate (or other equivalent) power and authority to enter into and perform its obligations under each Loan Document to which it is a party, and except as permitted under Section 14.10 after the Effective Date, it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, amalgamation or organization.

10.2         Loan Documents

10.2.1      It is not required to obtain any Permit or to effect any filing or registration with any Governmental Authority in connection with the execution, delivery or performance of this Agreement or the other Loan Documents to which it is a party.

10.2.2      The entering into and the performance by it of the Loan Documents to which it is a party (a) have been duly authorized by all necessary corporate or other action on its part, (b) do not and will not violate its Constating Documents or any Applicable Law, (c) do not and will not result in a breach of or constitute (with the giving of notice, the lapse of time or both) a default under or require a consent under any Material Permit or any Material Contract to which it is a party or by which it or its Property is bound, and (d) do not and will not result in the creation of any Lien on any of its Property and will not require it to create any Lien on any of its Property and will not result in the forfeiture of any of its Property.

10.2.3      Its Constating Documents do not restrict the power of its directors, trustees or partners, as the case may be, to borrow money or to give financial assistance by way of loan, guarantee or otherwise, except for restrictions under any Constating Document with which have been complied.

10.2.4      The Loan Documents to which it is or will be a party have been or will be duly executed and delivered by it (or on its behalf) and, when executed and delivered, will constitute legal, valid and binding obligations enforceable against it in accordance with their respective terms, subject to the availability of equitable remedies and the effect of bankruptcy, insolvency and other laws of general application limiting the enforceability of creditors’ rights generally, and equitable principles, and to the fact that equitable remedies, including specific performance and injunctive relief, are discretionary and may not be ordered in respect of certain defaults.

10.3         Conduct of Business

10.3.1      It is qualified to carry on business in all jurisdictions in which the Property owned or leased by it or the nature of the activities carried on by it makes such qualification necessary, except to the extent that the non-qualification would not reasonably be expected to have a Material Adverse Effect.

10.3.2      It has all Permits required to own its Property and to carry on the business in which it is engaged (at the time this representation and warranty is given) and all such Permits are in good standing, except to the extent that the absence of Permits or lack of good standing of Permits would not reasonably be expected to have a Material Adverse Effect.

10.3.3      It is not in violation of any Applicable Law or Contract, the violation of which would reasonably be expected to have a Material Adverse Effect.

10.3.4      As at the Effective Date, the only business carried on by it is the Core Business.

10.4         Litigation

There are no actions, suits or legal proceedings instituted or pending nor, to its knowledge, threatened, against it or its Property before any arbitrator or any other Governmental Authority or instituted by any Governmental Authority which, if decided against it, would reasonably, considered on a consolidated basis with the other Obligors, be expected to have a Material Adverse Effect. As at the Effective Date, the only material litigation against it is described in Schedule D.

10.5         Financial Statements and Information

10.5.1      The historical financial statements which have been furnished to the Agent and the Lenders, or any of them, in connection with this Agreement, taken as a whole, are complete and fairly present the financial position of the Borrower on a consolidated basis as of the dates referred to therein and have been prepared in accordance with GAAP.

10.5.2      All projections, including forecasts, budgets, pro formas and business plans of the Borrower on a consolidated basis provided by the Borrower to the Agent and the Lenders, or any of them, under or in connection with this Agreement were prepared in good faith based on assumptions which, at the time of preparation thereof, were believed to be reasonable and are believed to be reasonable estimates of the prospects of the businesses referred to therein.

10.5.3      It is not in default under any Permitted Lien, or any Contract creating or otherwise relating to a Permitted Lien, to the extent that such defaults, together with any such defaults by the other Obligors, would reasonably be expected to have a Material Adverse Effect.

10.5.4      It has (a) no Debt that is not permitted under Section 14.1, (b) except as disclosed in writing to the Agent, no material Contingent Obligations which are not disclosed or referred to in the most recent financial statements delivered in accordance with Section 13.1 and (c) except as disclosed in writing to the Agent, not incurred any Debt which is not disclosed in or reflected in such financial statements, other than Debt incurred in the Ordinary Course since the date of such financial statements.

10.6         Subsidiaries, etc.

10.6.1      Schedule E fully and fairly describes, as of the Effective Date, the ownership of all of its issued and outstanding Equity Interests and of Equity Interests that it owns in other Persons. Except as set out in Schedule E, as of the Effective Date, it does not have any Subsidiaries, direct or indirect, is not a partner in any partnership (general or limited) and is not a co-venturer in any joint venture, as of the date hereof.

10.6.2      The complete and accurate organization structure of the Obligors as of the Effective Date is set forth on Schedule E.

10.7         Title to Property

It has good title to all material personal or movable Property and good and marketable title to all material real or immovable Property or material leasehold interests therein owned or leased by it, free and clear from any Liens, other than any Permitted Liens.

10.8         Taxes

It has filed within the prescribed time periods all federal, provincial or other tax returns which it is required by Applicable Law to file, and all material taxes, assessments and other duties levied by each applicable Governmental Authority with respect to each of the Obligors have been paid when due, except to the extent that payment thereof is being contested in good faith by it in accordance with the appropriate procedures, for which adequate reserves have been established in its books.

10.9         Insurance

It has contracted for the insurance coverage described in Section 12.8, which insurance is in full force and effect.

10.10       No Material Adverse Effect

No event has occurred and no circumstance exists which would reasonably be expected to have a Material Adverse Effect.

10.11       Pension Matters

10.11.1    No steps have been taken to terminate any Pension Plan (wholly or in part), which would result in an Obligor being required to make an additional contribution to the Pension Plan; no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a

Lien or charge under any Applicable Laws of any jurisdiction governing pension benefits; no condition exists and no event or transaction has occurred with respect to any Pension Plan which might result in the incurrence by any Obligor of any liability, fine or penalty; and no Obligor has any contingent liability with respect to any post-retirement non-pension benefit; in each case, that would reasonably be expected to have a Material Adverse Effect.

10.11.2    Each Pension Plan is in compliance in all material respects with all Applicable Laws governing pension benefits and Taxes, (i) all contributions (including employee contributions made by authorized payroll deductions or other withholdings) required to be made to the appropriate funding agency in accordance with all Applicable Laws and the terms of each Pension Plan have been made in accordance with all Applicable Laws and the terms of each Pension Plan, (ii) all liabilities under each Pension Plan are fully funded, on a going concern and solvency basis, in accordance with the terms of the respective Pension Plans, the requirements of Applicable Laws governing pension benefits and the most recent actuarial report filed with Governmental Authorities with respect to the Pension Plan, and (iii) no event has occurred and no conditions exist with respect to any Pension Plan that has resulted or would reasonably be expected to result in any Pension Plan having its registration revoked or refused for the purposes of any Applicable Laws governing pension benefits or Taxes or being placed under the administration of any relevant pension benefits Governmental Authority or being required to pay any Taxes or penalties under any Applicable Laws governing pension benefits or Taxes, except for any exceptions to clauses (i) through (iii) above that would not reasonably be expected to have a Material Adverse Effect.

10.12       Ranking and Priority

The Loan Obligations are unsecured unsubordinated obligations of the Borrower ranking pari passu with all other unsecured unsubordinated Debt of the Borrower. The Guaranteed Obligations are unsecured unsubordinated obligations of each Guarantor ranking pari passu with all other unsecured unsubordinated Debt of such Guarantor.

10.13       Absence of Default

There exists no Default or Event of Default hereunder.

10.14       Environment

10.14.1         Other than as disclosed in Schedule D, there are no existing claims, demands, damages, suits, proceedings, actions, negotiations or causes of action of any nature whatsoever, whether pending or, to its knowledge, threatened, arising out of the presence on any Property owned or controlled by it, either past or present, of any Hazardous Substances, or out of any past or present activity conducted on any Property now owned by it, whether or not conducted by such or any other Obligor, involving Hazardous Substances, which would reasonably be expected to have a Material Adverse Effect.

10.14.2         To its knowledge, after due enquiry:

10.14.2.1         there are no Hazardous Substances existing on or under any Property of any Obligor which constitutes a violation of any Environmental Law for which an owner, operator or person in control of a Property may be held liable other than such as would not reasonably be expected to have a Material Adverse Effect;

10.14.2.2         the business of each of the Obligors is being carried on so as to comply in all material respects with all Environmental Laws and all Applicable Laws concerning health and safety matters other than any non-compliance which would not reasonably be expected to have a Material Adverse Effect; and

10.14.2.3         no Hazardous Substance has been spilled or emitted into the environment contrary to Environmental Laws from any Property owned, operated or controlled by any Obligor other than such as would not reasonably be expected to have a Material Adverse Effect.

10.15       Mines

As of the Effective Date, the Goldex Mine, the Lapa Mine, the LaRonde Mine and the Meadowbank Mine are each owned by the Borrower. As of the Effective Date, the Kittila Mine is owned by Agnico-Eagle AB, a Swedish corporation, which is an indirect, wholly-owned Subsidiary of the Borrower, or by another Obligor, and the Pinos Altos Mine is owned by Agnico-Eagle Mexico S.A. de C.V., a Mexican corporation which is an indirect, wholly-owned Subsidiary of the Borrower, or by another Obligor.

10.16       Complete and Accurate Information

All written information, reports and other papers and data with respect to the Obligors or their Properties which have been furnished by the Borrower to the Agent or the Lenders were, at the time the same were so furnished, complete and correct in all material respects. No document furnished or statement made in writing to the Agent or the Lenders by the Borrower in connection with the negotiation, preparation or execution of the Loan Documents at the time the same were furnished or made contains any untrue statement of a material fact or omits to state a material fact which is necessary to make the statements contained in such documents true and accurate in all material respects.

10.17       Survival of Representations and Warranties

All of the representations and warranties made hereunder are true and correct at the Effective Date, shall be true and correct (and shall be deemed to be repeated and made) as of the date of each Advance hereunder (except for rollovers and conversions of existing Advances and where qualified in this Article 10 as being made at a particular other date, for which such representations and warranties shall be true and correct as at that particular other date, and subject to such modifications permitted herein which are communicated by the Borrower to the Agent in writing), and shall survive the execution and delivery of this Agreement, any investigation by or on behalf of the Lenders or the making of any Advance hereunder, if any of the same are waived they shall only be waived in writing. The Lenders shall be deemed to have relied upon such representations and warranties at each such time as a condition of making an Advance hereunder or continuing to extend the Credit Facility hereunder. The acceptance by the Borrower of any Advances issued on the Effective Date shall be deemed to be a representation and warranty made by the Borrower to the effect that all of the conditions precedent to the making of such Advances have been satisfied, except to the extent any such conditions precedent have been waived by the Lenders.

11.          FINANCIAL COVENANTS

For so long as any Loan Obligations remain outstanding (other than those Loan Obligations that survive termination of this Agreement), or the Borrower is entitled to borrow or obtain credit hereunder (whether or not the conditions precedent to such borrowing or obtaining of credit have been or may be satisfied):

11.1         Total Net Debt to EBITDA Ratio

The Borrower shall, at all times, maintain a Total Net Debt to EBITDA Ratio of not more than 3.50:1.00, on a rolling four-quarter basis.

11.2        Tangible Net Worth

From September 30, 2007 to December 30, 2007, the Borrower shall, at all times, have maintained a Tangible Net Worth in an amount of not less than US$1,300,000,000, and commencing with the fiscal quarter ending December 31, 2007 and thereafter, the Borrower shall, at all times, have maintained or shall maintain, as applicable, a Tangible Net Worth in an amount of not less than US$1,300,000,000, plus 50% of the Borrower’s consolidated net income for each of its fiscal quarters, on a cumulative basis, commencing with its fiscal quarter ending December 31, 2007 (excluding any fiscal quarters in which the Borrower incurs a net loss) (all as determined on a consolidated basis in accordance with GAAP consistently applied), plus 50% of the net proceeds of any public offerings of Equity Interests (other than convertible Debt) of the Borrower received during such fiscal quarters, on a cumulative basis.

12.          AFFIRMATIVE COVENANTS

For so long as any Loan Obligations remain outstanding (other than those Loan Obligations that survive termination of this Agreement), or the Borrower is entitled to borrow or obtain credit hereunder (whether or not the conditions precedent to such borrowing or obtaining of credit have been or may be satisfied), each Obligor agrees as follows:

12.1        Existence and Good Standing

It shall (a) except as may be permitted by Section 14.10, preserve and maintain, as applicable, its corporate or other form of existence, (b) operate its affairs in compliance with its Constating Documents and (c) except as may be permitted by Section 14.10, remain in good standing in all applicable jurisdictions except to the extent that a failure to remain in good standing would not reasonably be expected to have a Material Adverse Effect.

12.2        Permits

It shall at all times maintain in effect and obtain all Permits required by it to carry on its business, except to the extent that a failure to do so would not reasonably be expected to have a Material Adverse Effect.

12.3        Books and Records

It shall keep or cause to be kept appropriate books and records of account and record or cause to be recorded faithfully and accurately all transactions with respect to its business in accordance with GAAP.

12.4        Property

It shall maintain all of its Property necessary for the proper conduct of its business in good condition (ordinary wear and tear excepted) and make all necessary repairs, renewals, replacements and improvements thereof, except where the failure to do same would not reasonably be expected to have a Material Adverse Effect.

12.5        Material Contracts

It shall maintain in good standing and shall obtain, as and when required, all Material Contracts which it requires to permit it to acquire, own, operate and maintain its business and Property, except to the extent that a failure to do so would not reasonably be expected to have a Material Adverse Effect, and perform its obligations under any Loan Document to which it is or will be a party. It shall cause to be faithfully observed, performed and discharged the covenants, conditions and obligations imposed on it under each Material Contract to which it is a party, and shall do all other things necessary in order to protect its interests thereunder, except to the extent and for so long as any such obligation is contested in good faith by appropriate proceedings being diligently pursued, or except where the failure to do same would not reasonably be expected to have a Material Adverse Effect.

12.6         Financial Information

It shall ensure that:

12.6.1           all of the historical financial statements which are furnished to the Agent and the Lenders, or any of them, in connection with this Agreement from time to time are complete and fairly present the financial position of the Borrower on a consolidated basis as of the dates referred to therein and are prepared in accordance with GAAP; and

12.6.2           all projections, including forecasts, budgets, pro formas and business plans of the Borrower on a consolidated basis provided by the Borrower to the Agent and the Lenders, or any of them, under or in connection with this Agreement from time to time are prepared in good faith based on assumptions which are, at the time of preparation thereof, believed to be reasonable and are believed to be reasonable estimates of the prospects of the businesses referred to therein.

12.7         Compliance with Applicable Law

It shall operate its business in compliance with Applicable Laws (including Environmental Laws) except to the extent that a failure to do so would not reasonably be expected to have a Material Adverse Effect.

12.8         Insurance

It shall maintain insurance coverage with financially sound and reputable insurance companies or associations, including all-risk property insurance, comprehensive general liability insurance and business interruption insurance, in amounts and against risks customarily insured by owners of similar businesses or Property in areas which are generally similar to those in which the Obligors are engaged.

12.9         Payment of Taxes

It shall pay all Taxes when due and payable; withhold from each payment made to any of its past or present employees, officers or directors, and to any non-resident of the country in which it is resident, the amount of all Taxes and other deductions required to be withheld therefrom and pay the same to the proper tax or other receiving officers within the time required under any Applicable Law; and collect from all Persons the amount of all Taxes required to be collected from them and remit the same to the proper tax or other receiving officers within the time required under any Applicable Law; in each case, unless any such Taxes are (a) being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and (b) reserves or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor.

12.10       Access and Inspection

It shall allow the employees and representatives of the Agent and/or the Lenders, at any time during normal business hours and on reasonable notice, to have access to and inspect the Property of the Obligors (without any invasive or intrusive testing), to inspect and take extracts from or copies of the books and records of the Obligors and to discuss the business, Property, liabilities, financial position, operating results or business prospects of the Obligors with the officers and auditors of the Obligors, all at the cost of the Agent and/or the Lenders, as the case may be; provided that, the employees and representatives of the Lenders shall only have such access and rights of inspection and discussion at the same time or times as the employees and representatives of the Agent have such access and rights of inspection and discussion. Notwithstanding the foregoing, if an Event of Default has occurred and is continuing, it shall allow the Agent and/or the Lenders, their employees and representatives, and any third party consultants or engineers designated by the Agent, and their respective employees and representatives, at any time, to have access to and inspect the Property of the Obligors, to inspect and take extracts from or copies of the books and records of the Obligors and to discuss the business, Property, liabilities, financial position, operating results or business prospects of the Obligors with the officers and auditors of the Obligors, all at the cost of the Borrower; provided that, the employees and representatives of the Lenders shall only have such access and rights of inspection and discussion at the same time or times as the employees and representatives of the Agent have such access and rights of inspection and discussion.

12.11       Maintenance of Accounts

It shall maintain one or more operating accounts at the Branch or other branches of the Agent at all times during the term of this Agreement.

12.12       Performance of Obligations

It shall duly and punctually pay and perform its indebtedness, liabilities and obligations hereunder and under the other Loan Documents at the times and places and in the manner required by the terms hereof and thereof.

12.13       Litigation

It shall diligently and in good faith contest any actions, suits or legal proceedings instituted and outstanding or pending against it, the outcome of which would reasonably be expected to have a Material Adverse Effect, and shall make such reserves or other appropriate provision therefor, if any, as shall be required by GAAP.

12.14       Payment of Fees and Other Expenses

Whether the transactions contemplated by this Agreement are concluded or not and whether or not any part of the Credit Facility is actually advanced, in whole or in part, the Borrower shall pay:

12.14.1         the reasonable, documented costs of syndicating, as well as the legal fees and costs incurred by the Agent, acting on behalf of the Lenders, for the preparation, negotiation, execution, delivery, administration, registration, publication and/or service of the term sheet and related documentation, this Agreement and the other Loan Documents, as well as any amendments, modifications, waivers, consents or examinations pertaining to this Agreement and the other Loan Documents; and

12.14.2         all reasonable, documented fees and out-of-pocket costs and expenses, including the legal fees and costs, incurred by the Agent, any Lender to preserve, enforce, protect or exercise its rights hereunder or under the other Loan Documents, including all such fees and costs incurred during any workout, restructuring or negotiations in respect of the Credit Facility, any Advances and any Loan Obligations, provided that the Borrower shall not be required to pay the legal fees of more than one set of counsel for the Agent and the Lenders as a collective unit, without limiting that collective unit from retaining as many counsel in as many jurisdictions as that collective unit requires, acting together;

provided that, the Borrower shall not be responsible for the fees and expenses of any independent engineer or independent consultants appointed or consulted pursuant to Section 19.4 except to the extent that such appointment or consultation occurred upon and during the continuance of an Event of Default. All amounts due to the Agent and the Lenders pursuant to this Section 12.14 shall bear interest on the Prime Rate Basis from the date that is 30 days following demand (together with the delivery of any relevant invoice) by the Agent until the Borrower has paid the same in full, with interest on unpaid interest. The obligations of the Borrower under this Section 12.14 as such obligations relate to costs and expenses incurred prior to the repayment of the Loan Obligations and termination of the Credit Agreement shall survive the repayment of the Loan Obligations and the termination of the Commitments.

13.          REPORTING AND NOTICE REQUIREMENTS

During the term of this Agreement (excluding the duration of any provision hereof that survives termination of this Agreement), the Borrower shall deliver the reports specified below and shall give notices in the circumstances specified below, all in a form satisfactory to the Lenders, acting reasonably.

13.1         Financial and Other Reporting

13.1.1           The Borrower shall, as soon as practicable and in any event within 60 days of the end of each of its first three fiscal quarters, cause to be prepared and delivered to the Agent, its unaudited consolidated financial statements as at the end of such quarter, in each case including, without limitation, balance sheet, statement of income and retained earnings, statement of changes in financial position and management’s discussion and analysis.

13.1.2           The Borrower shall, as soon as practicable and in any event within 120 days after the end of each of its fiscal years, prepare and deliver to the Agent its consolidated annual financial statements, including, without limitation, balance sheet, statement of income and retained earnings, statement of changes in financial position for such fiscal year and management’s discussion and analysis, together with the notes thereto, which shall be audited by a nationally recognized accounting firm.

13.1.3           The Borrower shall, concurrently with the delivery of the quarterly and annual financial statements referred to in subsections 13.1.1 and 13.1.2, provide the Agent with a Compliance Certificate.

13.1.4           The Borrower shall, concurrently with the delivery of the quarterly and annual financial statements referred to in subsections 13.1.1 and 13.1.2, provide the Agent with a report setting forth each Derivative Instrument to which it or any other Obligor is a party, together with the counterparty thereto and the Obligor Hedging Exposure thereunder.

13.1.5           The Borrower shall, concurrently with the delivery of the quarterly and annual financial statements referred to in subsections 13.1.1 and 13.1.2, provide the Agent with an operating report on the mines owned and controlled by it and its Subsidiaries (being the “Chief Operating Officer’s Quarterly Report to the Board of Directors”) in reasonable detail as required by the Lenders.

13.1.6           The Borrower shall, concurrently with the delivery of the annual financial statements referred to in subsection 13.1.2, provide the Agent with a copy of its mineral reserve statements in reasonable detail.

13.1.7           The Borrower shall, as soon as practicable and in any event within 270 days after the end of each of its fiscal years, provide the Agent with copies of its annual life of mine plans in reasonable detail.

13.1.8           The Borrower shall, promptly upon the filing, publishing, delivery or reporting by or on behalf of the Borrower or any other Obligor of any release, report, statement (including financial statements) or document to any regulatory authority, provide a copy of each such release, report, statement or document to the Agent except in circumstances where such filing is made on a confidential basis, in which case it shall deliver a copy thereof when such filing is no longer confidential.

13.1.9           The Borrower shall promptly provide the Agent with all other information, reports and certificates reasonably requested by the Agent from time to time concerning the business, financial condition and Property of the Borrower and each other Obligor.

If there is any change in a fiscal year from the accounting policies, practices and calculation methods used by the Borrower in preparing its financial statements, or components thereof, the Borrower shall provide the Lenders with all information that the Lenders require to ensure that reports provided to the Lenders, after any such change, are comparable to previous reports. In addition, all calculations made for the purposes of this Agreement shall, unless and until modified in accordance with Section 1.4, continue to be made based on the accounting policies, practices and calculation methods that were used in preparing the financial statements immediately before this Agreement came into effect if the changed policies, practices and methods would affect the results of those calculations.

13.2         Requirements for Notice

The Borrower shall, promptly after it becomes aware thereof, notify the Agent of:

13.2.1           any Default or Event of Default;

13.2.2           any new Material Subsidiary as contemplated by Section 8.2;

13.2.3           the occurrence of any action, suit, dispute, arbitration, proceeding, labour or industrial dispute or other circumstance affecting it, the result of which if determined adversely would reasonably be expected to have a Material Adverse Effect, and shall from time to time provide the Agent with all reasonable information requested by any of the Lenders concerning the status thereof;

13.2.4           any violation, alleged violation, notice of infraction, order, claim, suit or proceeding relating to Environmental Laws or the presence of Hazardous Substances on or originating from the Property or operations of any Obligor which would reasonably be expected to have a Material Adverse Effect;

13.2.5           any acquisition by an Obligor of (a) any Equity Interests of any other Person (other than a Person that was, immediately prior thereto, a Subsidiary of the Borrower) or (b) a business or undertaking or division of any other Person (other than a Person that is the Borrower or a Subsidiary of the Borrower), in each case as permitted by Section 14.3.1, promptly upon any Obligor making a public announcement in respect thereof or, if no public announcement is made, upon the occurrence of any such acquisition, and such information relating to such acquisition as the Lenders may reasonably request in relation thereto; and

13.2.6           the occurrence or existence of event or circumstance known to it which would reasonably be expected to have a Material Adverse Effect.

14.          NEGATIVE COVENANTS

For so long as any Loan Obligations remain outstanding (other than those Loan Obligations that survive termination of this Agreement), or the Borrower is entitled to borrow or obtain credit hereunder (whether or not the conditions precedent to such borrowing or obtaining of credit have been or may be satisfied), no Obligor shall, without the prior written consent of the Majority Lenders:

14.1         Debt

Incur, assume or permit to exist any Debt other than Permitted Debt. For greater certainty, no Subsidiary of the Borrower shall guarantee, or otherwise enter into any arrangement to assure the payment or performance of, any obligations of any Obligor to any Other Derivative Counterparty, and the Borrower shall not guarantee, or otherwise enter into any arrangement to assure the payment or performance of, any obligations of any other Obligor to any Other Derivative Counterparty.

14.2         Liens

Create, assume, enter into, or permit to exist, any Lien on its Property other than Permitted Liens.

14.3         Investments

Make any Investment other than:

14.3.1           Investments in the Core Business or in a business ancillary to or complementary to the Core Business which are made at a time when no Default or Event of Default has occurred which is continuing and no Default or Event of Default would result from such Investment;

14.3.2           Investments in Cash Equivalents; or

14.3.3           Investments by an Obligor in another Obligor.

14.4         Distributions

Make any Distribution to a Person other than the Borrower or an Obligor if a Default or an Event of Default has occurred which is continuing or if a Default or Event of Default would occur as a result of the Distribution.

14.5         Asset Dispositions

Make any Asset Disposition of any Material Assets except:

14.5.1           for sales of inventory;

14.5.2           as permitted under Section 14.10;

14.5.3           for sales in the Ordinary Course of obsolete or redundant equipment or equipment of no further use in an Obligor’s business, unless a Default or an Event of Default has occurred and is continuing or would result therefrom; or

14.5.4           where the aggregate Net Cash Proceeds of Asset Dispositions made on Arm’s Length terms by the Obligors in any fiscal year of the Borrower does not exceed US$50,000,000 (or the equivalent thereof in other relevant currencies), unless a Default or an Event of Default has occurred and is continuing or would result therefrom; or

14.5.5           from an Obligor to another Obligor other than, subject to Section 14.5.4, any Asset Disposition of the Goldex Mine, the Lapa Mine, the LaRonde Mine or the Meadowbank Mine, or any part thereof.

14.6         Derivative Instruments

14.6.1           Enter into any Derivative Instrument:

14.6.1.1           with any Person other than a Lender, an Other Lender or an Affiliate of a Lender or an Other Lender or an Other Derivative Counterparty;

14.6.1.2           for any purpose other than hedging or mitigating of interest rate, commodity or foreign exchange risks to which any Obligor is exposed in the conduct of its business or the management of its liabilities, and not for the purpose of speculation; or

14.6.1.3           on a margin call basis or where the applicable Obligor has granted the applicable counterparty security for any obligations under the Derivative Instrument.

14.6.2           Make commitments to deliver gold or any other commodity that it produces that in the aggregate exceed 75% of the Borrower’s scheduled production (on a consolidated basis) of such commodity in any three month period.

14.7         Line of Business

Carry on business activities that differ materially or substantially from the Core Business.

14.8         Affiliate Transactions

Enter into any transaction of any kind with any Affiliate or Associate (except any Obligor), or Person of which it is an Associate (except any Obligor), except on a commercially reasonable basis as if it were dealing with such Person at Arm’s Length.

14.9         Subordinated Debt

Pay any amount in relation to any Subordinated Debt other than as expressly permitted under any applicable Intercreditor Agreement.

14.10       Liquidation and Amalgamation

14.10.1         Enter into any merger, consolidation, amalgamation, statutory arrangement (involving a business combination) or other reorganization, or liquidate, wind-up or dissolve itself (or suffer any liquidation, wind-up or dissolution), or any Capital Reorganization, other than:

14.10.1.1         any Capital Reorganization of a Guarantor;

14.10.1.2         any Capital Reorganization of the Borrower in which the holders of the Equity Interests of the Borrower immediately prior to the Capital Reorganization continue to have, directly or indirectly, more than 50% of the Equity Interests of the Borrower or applicable Successor Entity immediately after such Capital Reorganization and no Default or Event of Default would result from such Capital Reorganization;

14.10.1.3         any Subsidiary of an Obligor that is not an Obligor may be merged, amalgamated or consolidated (including by way of liquidation or wind-up) with or into an Obligor so long as no Default or Event of Default is then existing and no Default or Event of Default would result from the consummation of such merger, amalgamation or consolidation;

14.10.1.4         an Obligor (the “Predecessor Obligor”) may be merged, amalgamated or consolidated with or into any other Person (which may be an Obligor) provided that:

(a)           the successor entity formed as a result of such merger, consolidation, amalgamation, statutory arrangement or other reorganization (each, a “Successor Entity”) shall (i) have the corporate (or analogous) power and authority to perform the obligations of the Predecessor Obligor under the Loan Documents to which the Predecessor Obligor is party, (ii) expressly confirm and, if necessary, assume all the obligations of the Predecessor Obligor under this Agreement and the other Loan Documents to which the Predecessor Obligor is a party pursuant to such documentation as may be reasonably satisfactory to the Agent;

(b)           the merger, amalgamation or consolidation does not materially impair the ability of any Obligor to perform its obligations under any Loan Document to which it is a party; and

(c)           no Default or Event of Default is then existing and no Default or Event of Default would result from the consummation of such merger, amalgamation or consolidation.

15.          EVENTS OF DEFAULT AND ENFORCEMENT

15.1         Events of Default

The occurrence of any of the following events shall constitute an Event of Default:

15.1.1           If the Borrower fails to pay any principal amount of any Advance when due and payable; or

15.1.2           If the Borrower fails to pay any amount of interest, fees, commissions or other Loan Obligations (other than amounts on account of principal) when due, and such failure continues for 5 Business Days after such amount becomes due; or

15.1.3           If any representation or warranty made by any Obligor or deemed to have been made by any Obligor pursuant to this Agreement, or any representation or warranty made by an officer of any Obligor in any Loan Document or in any certificate, agreement, instrument or written statement delivered by any Obligor or by an officer of any Obligor pursuant thereto was, at the time the same was made, incorrect in any material respect, and if the circumstances giving rise to such incorrect representation or warranty are capable of being corrected (such that thereafter such representation or warranty would be correct), such representation or warranty remains uncorrected for a period of 30 days after the Obligor becomes aware that such representation or warranty was incorrect, whether on its own or by notice from the Agent; or

15.1.4           If any Obligor breaches or fails to perform any of its obligations or undertakings hereunder or under any other Loan Document not otherwise contemplated by this Section 15.1 and has not remedied the Default within 30 days following the date on which the Agent has given written notice to the Borrower; or

15.1.5           If any of the financial covenants set out in Article 11 are not complied with; or

15.1.6           If a default occurs under one or more agreements or instruments relating to Debt of the Borrower or any Material Subsidiary other than the Loan Obligations, if the effect of such default is to accelerate, or to permit the acceleration of the due date of such Debt (whether or not acceleration actually occurs), or if the Borrower or any Material Subsidiary fails to pay any amount under any Derivative Instrument when due, whether at maturity, upon acceleration, demand or otherwise; in an aggregate amount of US$50,000,000 or more (or the equivalent thereof in any other currency); or

15.1.7           If the Borrower or any Material Subsidiary ceases or threatens to cease to carry on its business (except as otherwise permitted by Section 14.10) or admits its inability or fails to pay its Debt generally; or

15.1.8           If an Obligor denies its obligations under the Loan Documents or claims any of the Loan Documents to be invalid or unenforceable, in whole or in part; or any of the Loan Documents is invalidated or determined to be unenforceable by any act, regulation or action of any Governmental Authority or is determined to be invalid or unenforceable by a court or other judicial entity of competent jurisdiction and such determination has not been stayed pending appeal, unless such invalidity or unenforceability can be cured and such invalidity or unenforceability is cured within 30 consecutive days of notice thereof being given by the Agent to the Borrower of the occurrence of such invalidity or unenforceability, unless such invalidity or unenforceability occurred as a result of a contest initiated, acquiesced in or consented to by an Obligor; or

15.1.9           If one or more judgments are rendered by a court of competent jurisdiction against the Borrower or any Material Subsidiary in an aggregate amount in excess of US$20,000,000 (or, if applicable, the equivalent thereof in other currencies) and (a) the same are not released, bonded, satisfied, discharged, vacated, stayed or accepted for payment by an insurer within 45 consecutive days after their entry, commencement or levy or (b) such Person is not contesting such judgments or decrees in good faith and by appropriate proceedings and adequate reserves in accordance with GAAP have not been set aside on its books; or

15.1.10         If Property of the Borrower or any Material Subsidiary having an aggregate value of more than US$20,000,000 (or, if applicable, the equivalent thereof in other currencies) is seized or taken possession of (or subject to other similar legal proceedings by a creditor for seizure or possession of Property) (the “Seizure Proceeding”), except to the extent that the applicable Person is diligently and in good faith contesting any such Seizure Proceeding by appropriate proceedings and such Seizure Proceeding remains undismissed or unstayed for a period of 60 consecutive days; or the Borrower or any Material Subsidiary takes any action in furtherance of, or indicates its consent to, approval of, or acquiescence in, any such Seizure Proceeding; or

15.1.11         If (a) the Borrower or any Material Subsidiary commits an act of bankruptcy within the meaning of the Bankruptcy and Insolvency Act (Canada) or any other applicable legislation in any applicable jurisdiction, makes an assignment in favour of its creditors, consents to the filing of an application for a bankruptcy order against it, files a notice of intention to make a proposal or a proposal within the meaning of the Bankruptcy and Insolvency Act (Canada) or the Companies’ Creditors Arrangement Act (Canada) or takes such action or any other action for the relief of debtors under any other applicable legislation in any applicable jurisdiction, or makes a motion to a tribunal to name, or consents to, approves or accepts the appointment of a trustee-in-bankruptcy, receiver, liquidator, sequestrator or other similar official with respect to itself or its Property, commences any other proceeding with respect to itself or its Property under the provisions of any Applicable Law contemplating reorganizations, proposals, rectifications, compromises or liquidations in connection with insolvent Persons, in any jurisdiction whatsoever, (b) a trustee-in-bankruptcy, receiver, liquidator or sequestrator is named with respect to the Borrower, any Material Subsidiary or any of their respective Property or the Borrower or any Material Subsidiary is judged insolvent or bankrupt or (c) a proceeding seeking to name a trustee-in-bankruptcy, receiver, liquidator, sequestrator or other similar official, or to force the Borrower or any Material Subsidiary into bankruptcy, is commenced against the Borrower or such Material Subsidiary (an “Insolvency Proceeding”) unless the applicable Person is diligently and in good faith contesting such Insolvency Proceeding by appropriate proceedings and such Insolvency Proceeding is not settled or withdrawn within 60 consecutive days of its commencement; or

15.1.12         If there occurs any Change of Control of the Borrower.

15.2         Remedies

Upon the occurrence of any Event of Default which is continuing, the Agent may, at its option, and shall, if required to do so by the Majority Lenders, declare immediately due and payable, without presentation, demand, protest or other notice of any nature, which the Borrower hereby expressly waives, notwithstanding any provision to the contrary effect in this Agreement or in the other Loan Documents:

15.2.1           the entire amount of the Loan Obligations, including (subject to Section 15.4) the principal amount of the BA Advances then outstanding, in principal and interest, notwithstanding the fact that one or more of the holders of the Bankers’ Acceptances have not demanded payment in whole or in part or have demanded only partial payment from the Lenders, and the amount of the Other Supported Obligations. The Borrower shall not have the right to invoke against the Agent or the Lenders (or any Affiliate of any Lender) any defence or right of action, indemnification or compensation of any nature or kind whatsoever that the Borrower may at any time have or have had with respect to any holder of one or more of the Derivative Instruments or Bankers’ Acceptances issued in accordance with the provisions hereof; and

15.2.2           an amount equal to the amount of losses, costs and expenses assumed by the Lenders and referred to in Sections 6.4 and 19.15; and

the Credit Facility shall cease and as and from such time shall be cancelled, and the Lenders may exercise all of their rights and recourses under the provisions of this Agreement and of the other Loan Documents. For greater certainty, (i) from and after the occurrence and during the continuance of any Default or Event of Default, the Lenders shall not be obliged to make any further Advances under the Credit Facility and (ii) after the Agent makes a declaration as contemplated by this Section 15.2 or the Loan Obligations otherwise become immediately due and payable, no Event of Default may be cured by the Obligors.

15.3         Notice

Except where otherwise expressly provided herein, no notice or demand of any nature is required to be given to the Borrower by the Agent in order to put the Borrower in default, the latter being in default by the simple lapse of time granted to execute an obligation or by the simple occurrence of a Default.

15.4         Escrowed Funds for Bankers’ Acceptances

15.4.1           Immediately upon any Loan Obligations becoming due and payable under Section 15.2, the Borrower shall, without necessity of further act or evidence, be and become thereby unconditionally obligated to deposit forthwith with the Agent for the benefit of each other Lender cash or Cash Equivalents equal to the full face amount at maturity of all Bankers’ Acceptances then outstanding for its account.

15.4.2           In the event of any purported prepayment of a Bankers’ Acceptance or if the Borrower otherwise requests that it be permitted to cash collateralize a Bankers’ Acceptance, it shall, without necessity of further act or evidence, be and become thereby unconditionally obligated to deposit forthwith with the Agent for the benefit of the Lenders cash or Cash Equivalents equal to the full face amount at maturity of all applicable Bankers’ Acceptances.

15.4.3           The Borrower hereby unconditionally promises and agrees to deposit with the Agent immediately upon demand cash or Cash Equivalents in the amount so demanded.

15.4.4           The Borrower authorizes the Lenders, or any of them, to debit its accounts with the amount required to pay such Bankers’ Acceptances, notwithstanding that such Bankers’ Acceptances may be held by the Lenders, or any of them, in their own right at maturity. Amounts paid to, or obtained by, the Agent pursuant to such a demand in respect of Bankers’ Acceptances shall be applied against, and shall reduce, pro rata among the Lenders, to the extent of the amounts paid to, or obtained by, the Agent in respect of Bankers’ Acceptances, the obligations of the Borrower to pay amounts then or thereafter payable under Bankers’ Acceptances, at the times amounts become payable thereunder. The Borrower shall be entitled to receive interest on cash or Cash Equivalents held by the Agent under this Section if no Event of Default has occurred and is continuing, but neither the Agent nor any Lender shall be responsible for the rate of return, if any, earned on such amounts.

15.4.5           If the Agent holds cash or Cash Equivalents in the amount of the full face amount of the outstanding Bankers’ Acceptances at the Maturity Date, such cash and Cash Equivalents shall be the property of the Lenders to be applied as set out in Section 15.4.4, and except for any obligations herein which by their terms survive termination of this Agreement and which may relate to such outstanding Bankers’ Acceptances, the Borrower shall have no further obligations under or in connection with such Bankers’ Acceptance.

15.5         Costs

If an Event of Default occurs, and within the limits contemplated by Section 12.14, the Agent may impute to the account of the Lenders and pay to other Persons reasonable sums for services rendered with respect to obtaining payment hereunder and may deduct the amount of such costs and payments from the proceeds which it receives therefrom. The balance of such proceeds may be held by the Agent and, when the Agent decides it is opportune, may be applied to the account of the part of the Loan Obligations of the Borrower to the Lenders which the Agent deems preferable, without prejudice to the rights of the Lenders against the Borrower for any loss of profit.

15.6         Relations with the Obligors

As between the Agent and the Obligors, the Agent may grant extensions, renounce security (if any security has, at the time been granted to the Agent), accept compromises, grant acquittances and releases and otherwise negotiate with the Obligors, as it deems advisable in accordance with the terms of this Agreement,  without in any way diminishing the liability of the Obligors nor prejudicing the rights of the Lenders hereunder.

15.7         Application of Proceeds

Notwithstanding any other provision of this Agreement or any other Loan Document, the Agent shall apply the proceeds of realization arising from the enforcement of this Agreement or any other Loan Document and of any credit or compensating balance in reduction of the Loan Obligations and the Other Supported Obligations on a pro rata basis.

16.          THE AGENT AND THE LENDERS

16.1         Authorization of Agent

Each Lender hereby irrevocably appoints and authorizes the Agent to act for all purposes as its agent hereunder and under the other Loan Documents with such powers as are expressly delegated to the Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement. As to any matters not expressly provided for by this Agreement, the Agent shall act hereunder or in connection herewith in accordance with the instructions of the Lenders in accordance with the provisions of this Article, but in the absence of any such instructions, the Agent may (but shall not be obliged to) act as it shall deem fit in the best interests of the Lenders, and any such instructions and any action taken by the Agent in accordance herewith shall be binding upon each Lender. The Agent and its Related Parties shall not, by reason of this Agreement, be deemed to be a trustee or fiduciary for the benefit of any Lender, any Obligor or any other Person, irrespective of whether a Default or Event of Default may have occurred. Neither the Agent nor any of its Related Parties shall be responsible to the Lenders for (a) any recitals, statements, representations or warranties contained in this Agreement or any other Loan Document or in any certificate or other document referred to, or provided for in, or received by any of them under, this Agreement, (b) the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or any collateral provided for thereby, (c) the satisfaction of any condition specified in this Agreement, other than to confirm receipt of items expressly required to be delivered to the Agent or (d) any failure by the Borrower or any other Obligor to perform its obligations hereunder or under any other Loan Documents. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent from among the Lenders (including the Person serving as Agent) and their respective Affiliates. The Lenders agree that the Agent may employ agents and attorneys and shall not be responsible for the negligence or misconduct of any such agents or attorneys selected by it with reasonable care. Neither the Agent nor any of its Related Parties shall be responsible to the Lenders for any action taken or omitted to be taken by it or its Related Parties under or in connection herewith, except for its or their own gross negligence or wilful misconduct. Notwithstanding the foregoing, the Agent may, without the consent of the Lenders, but for greater certainty only, with the consent of the other parties hereto, make amendments to the Loan Documents that are for the sole purpose of curing any immaterial or administrative ambiguity, defect or inconsistency, but the Agent shall promptly notify the Lenders of any such action.

16.2         Agent’s Responsibility

16.2.1           The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender prior to the making of such Advance. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Agent may deem and treat each Lender as the holder of the Commitment made by such Lender for all purposes hereof unless and until an Assignment has been completed in accordance with Section 18.2.

16.2.2           The Agent shall not be deemed to have knowledge of the occurrence of a Default or Event of Default unless the Agent has received notice from a Lender or the Borrower describing such a Default or Event of Default and stating that such notice is a “Notice of Default”. In the event that the Agent receives such a notice of the occurrence of a Default or Event of Default or otherwise becomes aware that a Default or Event of Default has occurred, the Agent shall promptly give notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Lenders in accordance with the provisions of this Article provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obliged to) take such action, or refrain from taking such action, with respect to such a Default or Event of Default as it shall deem advisable in the best interest of the Lenders. The Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or Applicable Law.

16.2.3           Except (in the case of the Agent) for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the affairs or financial condition of the Obligors which may come to the attention of the Agent, except where provided to the Agent for the Lenders as set out herein. Nothing in this Agreement shall oblige the Agent to disclose any information relating to the Obligors if such disclosure would or might, in the opinion of the Agent, constitute a breach of any Applicable Law or duty of secrecy or confidence.

16.2.4           The Agent shall have no responsibility (a) to any Obligor on account of the failure of any Lender to perform its obligations hereunder or under any other Loan Document or (b) to any Lender on account of the failure of any Obligor to perform its obligations hereunder or under any other Loan Document.

16.2.5           Each Lender severally represents and warrants to the Agent that it has made its own independent investigation of the financial condition and affairs of the Obligors in connection with the making and continuation of its Commitment and has not relied on any information provided to such Lender by the Agent in connection herewith, and each Lender represents and warrants to the Agent that it shall continue to make its own independent appraisal of the creditworthiness of the Obligors while any Loan Obligations are outstanding or the Lenders have any obligations hereunder.

16.3         Rights of Agent as Lender

With respect to its Commitment, the Agent in its capacity as a Lender shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Agent. The Agent may (without having to account therefor to any Lender) accept deposits from, lend money to and generally engage in any kind of banking or other business with the Obligors as if it were not acting as the Agent and may accept fees and other consideration from the Obligors for customary services in connection with this Agreement and the Loan Obligations and otherwise without having to account for the same to the Lenders.

Any reference in this Agreement to the Agent means, where the Agent is also a Lender, the agency department of such Lender specifically responsible for acting as Agent under and in connection with this Agreement. In acting as Agent, the agency department will be treated as a separate entity from any other department or division of the Lender in question. Without limiting the foregoing, the Agent shall not be deemed to have notice of a document or information received by any other department or division of that Lender, nor will the Lender concerned be deemed to have notice of a document or information received by the Agent.

16.4         Indemnity by Lenders

Each Lender shall indemnify the Agent and hold it harmless, to the extent not otherwise reimbursed by the Borrower or another Obligor, rateably in accordance with its Applicable Percentage and not jointly or jointly and severally, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever (including the fees, charges and disbursements of counsel) which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement or any other Loan Documents or the transactions contemplated hereby or thereby (excluding, unless a Default or Event of Default is apprehended or has occurred and is continuing, normal administrative costs and expenses incidental to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or of any other Loan Documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the Agent’s gross negligence or wilful misconduct.

16.5         Notice by Agent to Lenders

As soon as practicable after its receipt thereof, the Agent will forward to each Lender a copy of each report, notice or other document required by this Agreement to be delivered to the Agent for such Lender.

16.6         Protection of Agent - Advances and Payments

16.6.1           Unless the Agent shall have been notified in writing by any Lender prior to a Drawdown Date that such Lender does not intend to make available to the Agent such Lender’s Applicable Percentage of such Advance, the Agent may assume that such Lender has made such Lender’s Applicable Percentage of such Advance available to the Agent on the Drawdown Date and the Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Agent by such Lender, the Agent shall be entitled to recover such amount (together with interest thereon at the rate determined by the Agent as being its applicable rate for interbank compensation based on prevailing banking industry standards) on demand from such Lender or, if such Lender fails to reimburse the Agent for such amount on demand, from the Borrower.

16.6.2           Unless the Agent shall have been notified in writing by the Borrower prior to the date on which any payment is due hereunder that the Borrower does not intend to make such payment, the Agent may assume that the Borrower will make such payment when due and the Agent may, in reliance upon such assumption, make available to each Lender on such payment date an amount equal to such Lender’s pro rata share of such assumed payment. If it is established that the Borrower has not in fact made such payment to the Agent, each Lender shall forthwith on demand repay to the Agent the amount made available to such Lender (together with interest thereon at the rate determined by the Agent as being its applicable rate for interbank compensation based on prevailing banking industry standards).

16.7         Notice by Lenders to Agent

Each Lender shall endeavour to use its best efforts to notify the Agent of the occurrence of any Default or Event of Default forthwith upon becoming aware of such event, but no Lender shall be liable if it fails to give such notice to the Agent.

16.8         Sharing Among the Lenders

Each Lender, and by its acceptance of the benefit of each Guarantee, each Other Supported Party, agrees that as amongst themselves, except as otherwise provided for by the provisions of this Agreement, all amounts received by the Agent, in its capacity as administrative agent for the Lenders pursuant to this Agreement or any other Loan Document (other than the Fee Letter and the Prior Fee Letter) and whether received by voluntary payment, by the exercise of the right of set-off or compensation or by counterclaim, cross-claim, separate action or as proceeds of realization of any security:

16.8.1           prior to any Loan Obligations becoming due and payable under Section 15.2, shall be shared by each Lender pro rata, determined in accordance with the Applicable Percentages of each Lender; and

16.8.2           following any Loan Obligations becoming due and payable under Section 15.2, shall be shared by each Supported Party, pro rata, based on its percentage of the aggregate Supported Obligations;

and each Lender undertakes to do all such things as may be reasonably required to give full effect to this Section 16.8. If any amount so shared is later recovered from the Lender who originally received it, each other Lender shall restore its proportionate share of such amount to such Lender, without interest.

As a necessary consequence of the foregoing, each Lender shall share, in a percentage equal to its Applicable Percentage, any losses incurred as a result of any Event of Default, and shall pay to the Agent, within 2 Business Days following a request by the Agent, any amount required to ensure that such Lender bears its Applicable Percentage of such losses, if any, including any amounts required to be paid to any Lender in respect of any Bankers’ Acceptances. Such obligation to share losses shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (a) any set-off, compensation, counterclaim, recoupment, defence or other right which such Lender may have against the Agent, any Obligor or any other Person for any reason whatsoever, (b) the occurrence or continuance of any Default or Event of Default, (c) any adverse change in the condition (financial or otherwise) of the Borrower or any other Person, (d) any breach of this Agreement by the Borrower or any other Person, or (e) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.  Where necessary to give effect to this Section 16.8, a

Lender shall purchase a participation in the Advances of other Lenders. If any Lender does not make available the amount required hereunder, the Agent shall be entitled to recover such amount on demand from such Lender, together with interest thereon at the rate determined by the Agent as being its applicable rate for interbank compensation based on prevailing banking industry standards from the date of non payment until such amount is paid in full.

The provisions of this Section shall not be construed to apply to (a) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loan Obligations to any Assignee or Participant, other than to any Obligor or any Affiliate of an Obligor (as to which the provisions of this paragraph shall apply), (b) any payment made while no Event of Default has occurred and is continuing in respect of obligations of the Borrower to such Lender that do not arise under or in connection with the Loan Documents, (c) any payment made in respect of an obligation that is secured by a Permitted Lien or that is otherwise entitled to priority over any Obligor’s obligations under or in connection with the Loan Documents, (d) any reduction arising from an amount owing to an Obligor on account of Derivative Obligations upon the termination of any Derivative Instrument except for a net amount available after the termination of all Derivative Obligations between the Obligors and such Lender (or an Affiliate of a Lender) and the set-off of resulting amounts owing by the Obligors and to the Obligors, or (e) any payment to which such Lender is entitled as a result of any form of credit insurance obtained by such Lender.

16.9         Procedure With Respect to Advances

Subject to the applicable provisions of this Agreement, upon receipt of a Notice of Borrowing from the Borrower, the Agent shall, without delay, advise each Lender of the receipt of such notice, of the Drawdown Date, of its Applicable Percentage of the amount of such Advance and of the relevant details of the Agent’s account(s). Subject to the applicable provisions of this Agreement, each Lender shall disburse its Applicable Percentage of each Advance, and shall make it available to the Agent (no later than 10:00 a.m.) on the Drawdown Date, by depositing its Applicable Percentage of the Advance in the Agent’s account in the applicable currency, as the case may be. The Agent will make such amounts available to the Borrower on the Drawdown Date, at the Branch, and, in the absence of other arrangements made in writing between the Agent and the Borrower, by transferring or causing to be transferred an equivalent amount in the case of a Prime Rate Advance, US Base Rate Advance, Libor Advance and the Available Proceeds in the case of Bankers’ Acceptances, in accordance with the instructions of the Borrower which appear in the Notice of Borrowing with respect to each Advance; however, the obligation of the Agent with respect hereto is limited to taking the steps judged commercially reasonable in order to follow such instructions, and once undertaken, such steps shall constitute prima facie evidence that the amounts have been disbursed in accordance with the applicable provisions. Subject to the foregoing sentence, the Agent shall not be liable for damages, claims or costs imputed to the Borrower and resulting from the fact that the amount of an Advance did not arrive at its agreed-upon destination.

16.10       Non-Payment by Lenders

If any Lender shall fail to make any payment required to be made by it hereunder to the Agent, then the Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Agent for the account of such Lender and for the benefit of the Agent to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account for, and application to, any future funding obligations of such Lender hereunder; in the case of each of (i) and (ii) above, in any order as determined by the Agent in its discretion.

16.11       Accounts Kept by Each Lender

Each Lender shall keep in its books, in respect of its Commitment, accounts for Libor Advances, Prime Rate Advances, US Base Rate Advances, Bankers’ Acceptances and other amounts payable by the Borrower under this Agreement. Each Lender shall make appropriate entries showing, as debits, the amount of the Debt of the Borrower to it in respect of the Libor Advances, Prime Rate Advances, US Base Rate Advances and BA Advances, as the case may be, the amount of all accrued interest and any other amount due to such Lender pursuant hereto and, as credits, each payment or repayment of principal and interest made in respect of such Debt as well as any other amount paid to such Lender pursuant hereto. These accounts shall constitute (in the absence of contradictory entries in the accounts of the Agent referred to in Section 3.4) prima facie evidence of their content against the Borrower.

16.12       Binding Determinations

The Agent shall in good faith to make any determination that is required in order to apply this Agreement and, once made, such determination shall be final and binding upon all Lenders, except in the case of manifest error.

16.13       Amendment of Article 16

The provisions of this Article 16 relating to the rights and obligations of the Lenders and the Agent inter se, other than under Sections 16.14 or 16.15, may be amended or added to, from time to time, by the execution by the Agent and the Lenders of an instrument in writing and such instrument in writing shall validly and effectively amend or add to any or all of the provisions of this Article affecting the Lenders without requiring the execution of such instrument in writing by the Borrower.

16.14       Decisions, Amendments and Waivers of the Lenders

Subject to the provisions of Section 16.15, all decisions taken by the Lenders shall be taken as follows: (a) if there are two Lenders, by unanimous consent, or (b) if there are three or more Lenders, by the Majority Lenders. The Agent shall confirm such consent to each Lender and to the Borrower. Notwithstanding the foregoing, no amendment, modification or waiver of any provision of any Loan Document dealing with the rights and duties of the Agent shall be taken without the written consent of the Agent.

Notwithstanding any other provision hereof, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

16.15       Authorized Waivers, Variations and Omissions

If so authorized in writing by the Lenders, the Agent, on behalf of the Lenders, may grant waivers, consents, vary the terms of this Agreement and the other Loan Documents and do or omit to do all acts and things in connection herewith or therewith. Notwithstanding the foregoing, except with the prior written agreement of each Lender, nothing in Section 15.6, Section 16.14 or this Section 16.15 shall authorize (a) any extension of the date for, or alteration in the amount, currency or mode of calculation or computation of any payment of principal or interest, fees or other amounts, with the effect, in the case of the alteration in the amount or mode of calculation or computation or any payment of principal or interest, fees or other amounts, that any such principal, interest, fees or other amounts would be reduced, (b) any reduction in the interest rate applicable to the payment of principal, fees or other amounts, (c) any increase in the Commitment of a Lender, (d) any extension of any Maturity Date, (e) any change in the terms of this Article 16, (f) any change in the manner of making decisions among the Lenders, including the definition of Majority Lenders, (g) the release of any Obligor except in the context of the sale of such Obligor if and to the extent permitted by Section 14.10, (h) the release, in whole or in part, of any of the Loan Documents or of any of the Guarantees, (i) any change in or any waiver of the conditions precedent provided for in Section 9.1 or (j) any amendment to this Section 16.15.

16.16       Provisions for the Benefit of Lenders Only

The provisions of this Article 16 relating to the rights and obligations of the Lenders and Agent inter se shall be operative as between the Lenders and Agent only, and the Obligors shall not have any rights under or be entitled to rely for any purposes upon such provisions.

16.17       Assignment by Agent to an Affiliate

The Agent may, at any time and from time to time, assign its rights and transfer its obligations hereunder, in whole or in part, to an Affiliate acceptable to the Borrower, acting reasonably, upon notice to the Lenders, provided that such assignment does not result in an increase in the amounts payable by any Obligor hereunder.

16.18       Collective Action of the Lenders

Each of the Lenders hereby acknowledges that to the extent permitted by Applicable Law, any Guarantees and the remedies provided under the Loan Documents to the Lenders are for the benefit of the Lenders (and Other Supported Parties) collectively and acting together and not severally and further acknowledges that its rights hereunder and under any Guarantees are to be exercised not severally, but by the Agent upon the decision of the requisite majority of Lenders as contemplated in the relevant Loan

Document. Accordingly, notwithstanding any provision of any Loan Document, each of the Lenders covenants and agrees that it shall not be entitled to take any action under any of the Loan Documents including any declaration of Event of Default hereunder, such that any such action may only be taken through the Agent in accordance with the provisions hereof or upon the prior written agreement of the Majority Lenders. Each of the Lenders agrees to cooperate with the Agent as reasonably requested from time to time.

16.19       Resignation of Agent

16.19.1         The Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a Lender having an office in Toronto, Ontario, or an Affiliate of any such Lender with an office in Toronto. The Agent may also be removed at any time by the Majority Lenders upon 30 days’ notice to the Agent and the Borrower as long as the Majority Lenders, in consultation with the Borrower, appoint and obtain the acceptance of a successor within such 30 days, which shall be a Lender having an office in Toronto, or an Affiliate of any such Lender with an office in Toronto.

16.19.2         If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications specified in subsection 16.19.1, provided that if the Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held or cash or Cash Equivalents held in escrow by the Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security or cash or Cash Equivalents until such time as a successor Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time as the Majority Lenders appoint a successor Agent as provided for above in Section 16.19.1.

16.19.3         Upon a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the former Agent, and the former Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided in the preceding paragraph). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the termination of the service of the former Agent, the provisions of this Section 16.19 and of Section 19.15 shall continue in effect for the benefit of such former Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the former Agent was acting as Agent.

17.          CURRENCY CONVERSION, ETC.

17.1         Rules of Conversion

If for the purpose of obtaining judgment in any court or for any other purpose hereunder, it is necessary to convert an amount due, advanced or to be advanced hereunder from the currency in which it is due (the “First Currency”) into another currency (the “Second Currency”) the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Agent could purchase, in the Canadian money market or the Canadian exchange market, as the case may be, the First Currency with the Second Currency on the date on which the judgment is rendered, the sum is payable or advanced or to be advanced, as the case may be. The Borrower agrees that its obligations in respect of any First Currency due from it to the Agent or the Lenders in accordance with the provisions hereof shall, notwithstanding any judgment rendered or payment made in the Second Currency, be discharged by a payment made to the Agent on account thereof in the Second Currency only to the extent that, on the Business Day following receipt of such payment in the Second Currency, the Agent may, in accordance with normal banking procedures, purchase on the Canadian money market or the Canadian foreign exchange market, as the case may be, the First Currency with the amount of the Second Currency so paid or which a judgment rendered payable (the rate applicable to such purchase being in this Section called the (“FX Rate”)); and if the amount of the First Currency which may be so purchased is less than the amount originally due in the First Currency, the Borrower agrees as a separate and independent obligation and notwithstanding any such payment or judgment to indemnify the Lenders against such deficiency. The agreements in this Section shall survive the termination of the Commitments and the repayment of all other amounts outstanding hereunder and under the other Loan Documents.

17.2         Determination of Equivalent Amount in another Currencies

If, in their discretion, the Lenders or the Agent choose or, pursuant to the terms of this Agreement, are obliged to choose, calculate or determine the equivalent in one currency of the amount in another currency the Agent, in accordance with the conversion rules stipulated in Section 17.1:

17.2.1           on any Drawdown Date; or

17.2.2           at any other time when such a calculation or determination under this Agreement (including Section 2.8) or any other Loan Document is contemplated;

shall, using the FX Rate at such time on such date, determine the equivalent amount in such currency, as the case may be, of any security or amount expressed in the other currency pursuant to the terms hereof. Immediately following such determination, the Agent shall inform the Borrower of the conclusion which the Lenders have reached.

18.          ASSIGNMENT

18.1         Assignment by the Borrower

The rights of the Borrower and each other Obligor under the provisions hereof may not be transferred or assigned (except by operation of law as may be permitted pursuant to Section 14.10), and no Obligor may transfer or assign any of its obligations, any such assignment being null and void and of no effect against the Agent and the Lenders and rendering any balance outstanding of the Loan Obligations immediately due and payable at the option of the Lenders and further releasing the Lenders from any obligation to make any further Advances under the provisions hereof.

18.2         Assignments and Transfers by the Lenders

18.2.1           No Lender may assign or otherwise transfer any of its rights or obligations hereunder except (a) to an Eligible Assignee in accordance with the provisions of subsection 18.2.2, or (b) by way of a sale of a participation in accordance with the provisions of Section 18.5 (and any other attempted assignment or transfer by any party hereto shall be null and void).

18.2.2           Each Lender may assign or transfer to an Eligible Assignee in accordance with this Article 18 up to 100% of its rights, benefits and obligations hereunder; provided that:

18.2.2.1           except (a) if an Event of Default has occurred that is continuing, (b) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loan Obligations at the time owing to it or (c) in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment being assigned (which for this purpose includes Advances outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Advances of the applicable assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption Agreement, as of the Trade Date) shall not be less than US$10,000,000, unless each of the Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower, otherwise consent to a lower amount (each such consent not to be unreasonably withheld or delayed);

18.2.2.2           any assignment must be approved by the Agent (such approval not to be unreasonably withheld or delayed) unless the proposed Assignee is itself already a Lender;

18.2.2.3           any assignment must be approved by the Borrower (such approval not to be unreasonably withheld or delayed, provided that it shall be reasonable for the Borrower to withhold its consent if such assignment would give rise to a direct claim against an Obligor under Article 6 or Section 19.15) unless (i) the proposed Assignee is itself already a Lender, or (ii) a Default has occurred that is continuing, or (iii) an Event of Default has occurred that is continuing; and

18.2.2.4           the parties to each Assignment shall execute and deliver to the Agent an Assignment and Assumption Agreement, together with a processing and recordation fee in an amount of US$5,000, and the Eligible Assignee, if it is not a Lender, shall deliver to the Agent an administrative questionnaire.

Subject to acceptance and recording thereof by the Agent pursuant to Section 18.3, from and after the effective date specified in each Assignment and Assumption Agreement, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement and the other Loan Documents, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) with respect to matters and circumstances from and after the effective date of such Assignment but shall continue to be entitled to the benefits of Article 6 and Section 19.15 with respect to facts and circumstances occurring prior to the effective date of such Assignment. For greater certainty, subject to the second last sentence of Section 19.15, no Lender that is a Defaulting Lender shall be released from any obligation in respect of damages arising in connection with it being or becoming a Defaulting Lender. Any Assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such

Lender of a participation in such rights and obligations in accordance with Section 18.5. Any payment by an Assignee to an assigning Lender in connection with an Assignment or transfer shall not be or be deemed to be a repayment by the Borrower or a new Advance to the Borrower.

18.3         Register

The Agent shall maintain at one of its offices in Toronto, Ontario, a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be prima facie evidence of each of the foregoing items, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding any notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

18.4         Electronic Execution of Assignments

The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including Parts 2 and 3 of the Personal Information Protection and Electronic Documents Act (Canada), the Electronic Commerce Act, 2000 (Ontario) and other similar federal or provincial laws based on the Uniform Electronic Commerce Act of the Uniform Law Conference of Canada or its Uniform Electronic Evidence Act, as the case may be.

18.5         Participations

Any Lender may at any time, without the consent of, the Borrower or the Agent, sell participations to any Person (other than a natural person, an Obligor or any Affiliate of an Obligor) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances owing to it); provided that (a) such Lender’s obligations under this Agreement shall remain unchanged, (b) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (c) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement; provided further that, on or after any sale by a Lender of such a participation, such Lender shall forthwith provide notice thereof to the Agent and the Borrower. Any payment by a Participant to a Lender in connection with a sale of a participation shall not be or be deemed to be a repayment by the Borrower or a new Advance to the Borrower. Subject to Section 18.6, the Borrower agrees that each Participant shall be entitled to the benefits of Article 6 to the same extent as if it were a Lender and had acquired its interest by Assignment pursuant to subsection 18.2.2.

18.6         Limitations Upon Participant Rights

A Participant shall not be entitled to receive any greater payment under Sections 6.2 and 6.3 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. A Participant that would be a Foreign Lender if it were a Lender to the Borrower shall not be entitled to the benefits of Section 6.3 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with subsection 6.3.5 as though it were a Lender to the Borrower.

18.7         Promissory Notes

Upon the request of any Lender, the Borrower will execute and deliver one or more promissory notes in form and substance acceptable to such Lender, acting reasonably, evidencing the Commitment under this Agreement and any Advances hereunder.

19.          MISCELLANEOUS

19.1         Notices

19.1.1           General. Except where otherwise expressly specified herein, all notices, requests, demands or other communications between the parties hereto shall be in writing and shall be made by prepaid registered mail, prepaid overnight courier, fax or physical delivery to the address or fax number of such party and to the attention indicated on the signature page of this Agreement of such party or to any other address, attention or fax number which such party hereto may subsequently communicate to each in writing in such manner. Any notice, request, demand or other communication shall be deemed to have been received by the party to whom it is addressed (a) upon receipt by the addressee (or refusal thereof), in the case of prepaid overnight courier or physical delivery, (b) three days after delivery in the mail, if sent by prepaid registered mail, and (c) on the day of transmission, if faxed before 5:00 p.m. (local time) on a Business Day, and on the next Business Day following transmission, if faxed after 5:00 p.m. (local time) on a Business Day; provided that, any notice to the Borrower shall be deemed to be notice to all Obligors. If normal postal or fax service is interrupted by strike, work slow-down or other cause, the party sending the notice shall use such services which have not been interrupted or shall deliver such notice by messenger in order to ensure its prompt receipt by the other party. Notwithstanding any other provision in the Loan Documents, any notice, request, demand or other communication which is required to be given or delivered to any Guarantor hereunder or under any other Loan Document shall be deemed to have been given to and received by such Obligor if given in the manner required by this Section to the Borrower.

19.1.2           Electronic Communications. Notices and other communications by the Agent to the Lenders hereunder may be delivered or furnished by electronic communication (including email and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices by the Agent to any Lender of Advances to be made if such Lender has notified the Agent that it is incapable of receiving notices by electronic communication. The Agent or the Borrower may, in their discretion, agree to accept notices and other communications to each other hereunder by electronic communications pursuant to procedures approved by them, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Agent otherwise prescribes, (a) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (b) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (a) of notification that such notice or communication is available and identifying the website address therefor.

19.2         Amendment and Waiver

The rights, remedies and recourses of the Agent and the Lenders under this Agreement and the other Loan Documents are cumulative and do not exclude any other rights, remedies and recourses which the Agent or the Lenders might have, and no omission or delay on the part of the Agent or the Lenders in the exercise of any right shall have the effect of operating as a waiver of any such right, remedy or recourse, and the partial or sole exercise of a right, remedy, recourse or power will not prevent the Agent or the Lenders from exercising thereafter any other right, remedy, recourse or power. Without limiting the generality of the foregoing sentence, in the event that the Agent does not immediately make a declaration accelerating the Loan Obligations under Section 15.2 following the occurrence of an Event of Default, such absence of a declaration shall not be construed as a waiver of its right to make such a declaration and shall in no way hinder, estop or prevent the Agent from making such a declaration at a later time. The provisions of this Agreement may only be amended or waived by an instrument in writing in each case signed by the Agent with the approval of, as applicable, the Lenders or Majority Lenders in accordance with Section 16.15, or by the Lenders or Majority Lenders, as applicable, on the same terms, and further, unless otherwise expressly provided herein, may only be amended by written instrument of the Obligors.

19.3         Lender Replacement

19.3.1           The Borrower may, at any time, by written request to the Agent (each, a “Unanimous Lender Request”), request an amendment or waiver that requires the prior written consent of each Lender pursuant to Section 16.15. A copy of the Unanimous Lender Request shall be provided by the Agent to each Lender. Each Lender may, in its sole discretion, by written notice to the Agent (the “Unanimous Lender Response Notice”), within ten Business Days of the Agent’s receipt of the Unanimous Lender Request (the “Unanimous Lender Response Period”), approve or decline the Unanimous Lender Request. If any Lender does not provide a Unanimous Lender Response Notice within the Unanimous Lender Response Period, such Lender shall be deemed to have declined the Unanimous Lender Request.

19.3.2           On or before the second Business Day after the Unanimous Lender Response Period, the Agent shall give written notice (the “Accepting Lender Notice”) to the Borrower and each Lender, identifying each Lender that approved the Unanimous Lender Request within the Unanimous Lender Response Period (the “Approving Lenders”) and each Lender that declined or was deemed to have declined the Unanimous Lender Request (the “Declining Lenders”) and their respective Commitments, and if Lenders with Commitments that in the aggregate are greater than 30% of the aggregate Commitments of all Lenders do not approve the Unanimous Lender Request, the notice shall state that the Unanimous Lender Request has been declined. In such case, the Unanimous Lender Request will be declined.

19.3.3           If the aggregate Commitments of the Approving Lenders are equal to or greater than 70% but less than 100% of the aggregate Commitments of all Lenders, the Borrower may, at any time on or before the tenth Business Day following the receipt of the Accepting Lender Notice, by written request to the Agent (each, an “Acquisition Request Notice”), a copy which shall be provided by the Agent to each Lender within one Business Day of the Agent receiving same, request that the rights and obligations of the Declining Lenders be assigned in accordance with this Section 19.3 and the following shall apply:

19.3.3.1           Any Approving Lender may, at its option, acquire all or any portion of the rights and obligations of the Declining Lenders under the Loan Documents (all of such rights and obligations being herein called the “Available Amount”) by giving written notice to the Agent (an “Acquisition Notice”) of the portion of the Available Amount which it is prepared to acquire (the “Desired Acquisition Amount”). Such Acquisition Notice shall be given within six Business Days following the giving of the Acquisition Request

Notice by the Borrower to the Agent (such deadline being herein called the “Acquisition Deadline”). If only one Approving Lender gives an Acquisition Notice to the Agent or if more than one Approving Lender gives an Acquisition Notice to the Agent but the aggregate of their Desired Acquisition Amounts is less than or equal to the Available Amount, then each such Approving Lender shall be entitled to acquire its Desired Acquisition Amount of the rights and obligations of the Declining Lenders under the Loan Documents. If more than one Approving Lender gives an Acquisition Notice to the Agent and the aggregate of the Desired Acquisition Amounts is greater than the Available Amount, then each such Approving Lender shall be entitled to acquire a pro rata share of the rights and obligations of the Declining Lenders under the Loan Documents, such pro rata share being determined based on the relative Desired Acquisition Amount of each such Approving Lender.

19.3.3.2           On or before the second Business Day following the Acquisition Deadline, the Agent shall give to the Borrower and each Lender a written notice identifying the Available Amount of each Declining Lender and the portion thereof to be acquired by each Approving Lender. Each of such acquisitions shall be completed on the date which is ten Business Days following the Acquisition Deadline, in accordance with the procedures set out in Section 18.2. If a Declining Lender or an Affiliate of such Declining Lender is a party to a Derivative Instrument with an Obligor, upon the completion of the acquisition of such Declining Lender’s portion of the Available Amount, such Declining Lender shall either (i) terminate each guarantee provided by any Obligor in connection therewith, in which case, such assigning Lenders or its applicable Affiliate shall be deemed to be an Other Derivative Counterparty or (ii) assign, at a price determined in a reasonable manner from market quotations in accordance with customary market practices, all Derivative Instruments it or they hold with each Obligor to the applicable assignee or to another Lender or its Affiliate or to an Other Derivative Counterparty, and if, upon such assignment, any guarantee provided by any Obligor in connection therewith would not constitute Permitted Debt, such assigning Lender shall, or shall cause its Affiliate to, terminate such guarantee.

19.3.3.3           If the Available Amount is not completely acquired by the Approving Lenders, the Borrower may locate other Persons (“Substitute Lenders”) who are approved by the Agent

(subject to Section 18.2.2.2), and who acquire all or a portion of the balance of the rights and obligations of the Declining Lenders under the Loan Documents on the date which is ten Business Days following the Acquisition Deadline, in accordance with the procedures set out in Section 18.2.

19.3.3.4           Any outstanding credit extended by the Declining Lenders to the Borrower under the Credit Facility which is not acquired by Approving Lenders or Substitute Lenders under Sections 19.3.3.2 or 19.3.3.3 shall be repaid by the Borrower, and the Commitments of the Declining Lenders not so acquired shall be cancelled on the date which is ten Business Days following the Acquisition Deadline and the amount of the Credit Facilities shall thereupon be reduced by the aggregate of the Commitments so cancelled, if any. The Borrower shall comply with Section 6.4 in connection with any such prepayment. As concerns any BA Advances that otherwise would be subject to prepayment pursuant to this Section 19.3.3.4, the Borrower shall forthwith pay to the Agent an amount equal to the aggregate of the face amount of such BA Advances, such amount to be held by the Agent against any amount owing by the Borrower to such Declining Lenders in respect of such BA Advances. Any such amount paid to the Agent shall be held on deposit by the Agent until the maturity date of such BA Advances, at which time it shall be applied against the indebtedness of the Borrower to such Declining Lenders thereunder. The Borrower shall be entitled to receive interest on cash or Cash Equivalents held by the Agent under this Section if no Event of Default has occurred and is continuing, but neither the Agent nor any Lender shall be responsible for the rate of return, if any, earned on such amounts.

19.3.3.5           For greater certainty, once there are no Declining Lenders that hold any Commitments, the relevant Unanimous Lender Request shall be deemed to have been approved.

19.3.3.6           The Borrower may at any time prior to the commencement of the transactions contemplated by Sections 19.3.3.2, 19.3.3.3 or 19.3.3.4, by written notice to the Agent (a copy of which shall be promptly provided to each Lender), terminate and cancel any assignment or repayment contemplated thereby, whereupon the Acquisition Request Notice shall be deemed to have been withdrawn and Section 19.3.3 shall not apply in respect of the Unanimous Lender Request.

19.4         Independent Engineer and Other Consultants

Subject to Sections 12.10 and 12.14, the Agent and/or the Majority Lenders shall have the right at any time and from time to time to appoint an independent engineer to act on behalf of the Agent and the Lenders for such purposes as the Agent or the Majority Lenders may determine to carry out such duties as may be set forth in this Agreement or as may be required by the Agent or the Majority Lenders from time to time. Subject to Sections 12.10 and 12.14, the Agent and/or the Lenders may also, from time to time, consult and retain any other independent consultants determined by them to be appropriate for the same purpose.

19.5         Entire Agreement

The entire agreement between the parties is expressed herein, and no variation or modification of its terms shall be valid unless expressed in writing and signed by the parties. All previous agreements, promises, proposals, representations, understandings and negotiations between the parties hereto which relate in any way to the subject matter of this Agreement are hereby deemed to be null and void.

19.6         Indemnification and Set-Off

In addition to the other rights now or hereafter conferred by Applicable Law and those described in subsection 5.6.2 and Section 7.10, and without limiting such rights, following the occurrence of an Event of Default which is continuing, each Lender and the Agent is hereby authorized by each Obligor, at any time and from time to time, subject to the obligation to give notice to the Borrower subsequently and within a reasonable time, to set off, indemnify, compensate, use and allocate any deposit (general or special, term or demand, including any debt evidenced by certificates of deposit, whether or not matured) and any other debt at any time held or due by a Lender to an Obligor or to its credit or its account, with respect to and on account of the Loan Obligations and the Other Supported Obligations, including, without limitation, the accounts of any nature or kind which flow from or relate to this Agreement or the other Loan Documents, and whether or not the Agent has made demand under the terms hereof or has declared the amounts referred to in Section 15.2 as payable in accordance with the provisions of that Section and even if such obligation and Debt or either of them is a future or unmatured Debt.

19.7         Benefit of Agreement

This Agreement shall be binding upon and enure to the benefit of each party hereto and its successors and permitted assigns.

19.8         Counterparts

This Agreement may be signed in any number of counterparts, each of which shall be deemed to constitute an original, and all of the separate counterparts shall constitute one single document. Delivery of an executed counterpart of a signature page of this

Agreement by fax or by sending a scanned copy by electronic mail shall be as effective as delivery of a manually executed counterpart of this Agreement.

19.9         This Agreement to Govern

In the event of any conflict or inconsistency between the terms of this Agreement and the terms of any other Loan Document, the provisions of this Agreement shall govern to the extent necessary to remove the conflict or inconsistency.

19.10       Applicable Law

This Agreement, its interpretation and its application shall be governed by the laws of the Province of Ontario and the laws of Canada applicable therein.

19.11       Severability

Each provision of this Agreement is separate and distinct from the others, such that any decision of a court or tribunal to the effect that any provision of this Agreement is null or unenforceable shall in no way affect the validity of the other provisions of this Agreement or the enforceability thereof. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Applicable Law, each Obligor hereby waives any provision of any Applicable Law that renders any provision hereof prohibited or unenforceable in any respect.

19.12       Further Assurances

Each Obligor covenants and agrees that, at the request of the Agent, it will at any time and from time to time execute and deliver such further and other documents and instruments and do all acts and things as the Agent may reasonably require in order to evidence the Debt of the Borrower under this Agreement or otherwise, to confirm its Guarantee or to further implement or evidence any provision hereof or of the other Loan Documents.

19.13       Good Faith and Fair Consideration

Each party hereto acknowledges and declares that it has entered into this Agreement freely and of its own will. In particular, each party hereto acknowledges that this Agreement was freely negotiated by it in good faith, there was no exploitation of the Obligors by the Lenders and there is no serious disproportion between the consideration provided by the Lenders and that provided by the Obligors.

19.14       Responsibility of the Lenders

Each Lender shall be solely responsible for the performance of its own obligations hereunder. Accordingly, no Lender is in any way or jointly or jointly and severally responsible for the performance of the obligations of any other Lender.

19.15       Indemnity

The Borrower shall indemnify and hold harmless each Supported Party and their agents, consultants and advisors (other than agents, consultants and advisors to the extent that their costs and expenses are not, pursuant to Section 12.14, to be borne by the Borrower), and each of their Related Parties and each of their agents, consultants and advisors (other than agents, consultants and advisors to the extent that their costs and expenses are not, pursuant to Section 12.14, to be borne by the Borrower), (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities, costs and expenses (including, without limitation, reasonable fees and expenses of counsel), including Environmental Claims, (each, a “Claim”) that may be incurred by, or asserted or awarded against, any Indemnified Party, in each case arising out of, or in connection with, or by reason of, any investigation, litigation or proceeding (or the preparation for the defence of any investigation, litigation or proceeding), brought by Persons other than an Indemnified Party arising out of, related to or in connection with (a) this Agreement, (b) the other Loan Documents or (c) any of the transactions contemplated herein or therein or the actual or proposed use of the proceeds of the Advances, whether or not such investigation, litigation or proceeding is brought by any Obligor, its directors, shareholders or creditors or by an Indemnified Party, or any other Person, or any Indemnified Party is otherwise a party thereto, and whether or not the transactions contemplated hereby are consummated; except to the extent (i) such Claim results from such Indemnified Party’s gross negligence, wilful misconduct, fraud, bad faith or breach of any Loan Document to which such Indemnified Party is a party or relates to the liability of an Indemnified Party to an Obligor under any Loan Document or (ii) relates solely to a Claim between Indemnified Parties resulting from a Claim brought by any Person, with no fault on the part of any Obligor; provided that in the case of clauses (i) and (ii) above, the Borrower has obtained a judgment in its favour of a court of competent jurisdiction. Each Obligor agrees not to assert any claim against any Indemnified Party, and, without in any way limiting any of their other rights or remedies hereunder or at law, each Lender and the Agent, also agrees not to assert any claim against any Obligor, its officers, directors, employees, agents or advisors, on any theory of liability for special, indirect, consequential or punitive damages arising out of or otherwise relating to this Agreement and the other Loan Documents and any of the transactions contemplated herein or therein or the actual or proposed use of the proceeds of the Advances. The agreements in this Section shall survive the termination of the Commitments and the repayment of all other amounts outstanding hereunder and under the other Loan Documents.

19.16       Confidentiality

19.16.1         Each of the Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to it, its Affiliates and its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting having jurisdiction over it (including any self-regulatory authority), (c) to the extent required by Applicable Law or by any subpoena or similar legal process, (d) to any other party hereto or to any party to the First Credit Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any Assignee of or Participant in, or any prospective Assignee of or Participant in, any of its rights or obligations under this Agreement, or (ii) any actual or prospective counterparty (or its advisors) to any Derivative Instrument, credit-linked note or similar transaction relating to the Obligors and their obligations, (g) with the consent of the Borrower, or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Agent or any Lender on a non-confidential basis from a source other than an Obligor.

19.16.2         For purposes of this Section, “Information” means all information received in connection with this Agreement from any Obligor or any Related Person in respect thereof or any of their respective advisors, in each case, relating to any Obligor or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Agent or any Lender on a non-confidential basis prior to such receipt. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. In addition, the Agent may disclose to any agency or organization that assigns standard identification numbers to loan facilities such basic information describing the facilities provided hereunder as is necessary to assign unique identifiers (and, if requested, supply a copy of this Agreement), it being understood that the Person to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to make available to the public only such

Information as such person normally makes available in the course of its business of assigning identification numbers.

19.16.3         In addition, and notwithstanding anything herein to the contrary, the Agent may provide the information described on Exhibit C concerning the Borrower and the credit facilities established herein to Loan Pricing Corporation and/or other recognized trade publishers of information for general circulation in the loan market.

19.16.4         Each Obligor agrees that Export Development Canada may disclose Information (i) to the Minister of Finance, the Treasury Board or the Auditor General, (ii) as required by the disclosure policy of Export Development Canada or (iii) under the international commitments of the Government of Canada or Export Development Canada.

19.17       Reinstatement

This Agreement shall remain in full force and effect and continue to be effective if any petition or other proceeding is filed by or against the Borrower or any other Obligor for liquidation or reorganization, or if the Borrower or any other Obligor becomes insolvent or makes an assignment for the benefit of any creditor or creditors, or if an interim receiver, receiver, receiver and manager or trustee be appointed for all or any significant part of the Property of the Borrower or any other Obligor, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the obligations hereunder or under the other Loan Documents, or any part thereof, is, pursuant to Applicable Law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of such obligations, whether as a fraudulent preference, a reviewable transaction, or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the obligations hereunder and under the other Loan Documents shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

19.18       Submission to Jurisdiction

Each Obligor irrevocably and unconditionally submits, for itself and its Property, to the non-exclusive jurisdiction of the courts of the Province of Ontario, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Obligor or its Property in the courts of any jurisdiction.

19.19       Waiver of Venue

Each Obligor irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 19.18. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defence of an inconvenient forum to the maintenance of such action or proceeding in any such court.

19.20       Waiver of Jury Trial

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

19.21       Language

The parties acknowledge that they have required that this Agreement, the Loan Documents and all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto be drawn up in English. Les parties reconnaissent avoir exigé la rédaction en anglais de la présente convention ainsi que de tous documents exécutés, avis donnés et procédures judiciaires intentées, directement ou indirectement, relativement ou à la suite de la présente convention.

19.22       Third Party Beneficiaries

Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 18.5 and, to the extent contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

19.23       Formal Date

For the purposes of convenience, this Agreement may be referred to as bearing the formal date of June 15, 2009, notwithstanding its actual date of signature.

19.24       Swedish Companies Act

Notwithstanding anything to the contrary herein, the obligations and liabilities of any Obligor incorporated under the laws of Sweden (a “Swedish Obligor”) under this Agreement and the scope of this Agreement shall be limited if (and only if) required by an application of the provisions of the Swedish Companies Act (in Swedish: Aktiebolagslagen (2005:551)) regulating prohibited loans and guarantees and the distribution of assets, and it is understood that the obligations of the Swedish Obligor for its obligations and liabilities hereunder shall apply only to the extent permitted by the above-mentioned provisions as applied, together with other applicable provisions of the said Companies Act, and the Agreement shall be limited in accordance with this Section 19.24.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have signed this Agreement on the date first hereinabove mentioned.

Address For Notice	THE BANK OF NOVA SCOTIA,
as Administrative Agent
40 King Street West
Scotia Plaza, 62nd Floor
Toronto Ontario	By:	/s/ Alastair Borthwick
M5W 2X6		Name:	Alastair Borthwick
		Title:	Director
Attention: Alastair Borthwick

Telecopier: (416) 866-3329	By:	/s/ Stella Luna
		Name:	Stella Luna
		Title:	Associate Director

[signature page for Amended and Restated Credit Agreement relating to The Bank of Nova
Scotia, as administrative agent, Agnico-Eagle Mines Limited, as borrower, et al.]

IN WITNESS WHEREOF, the parties hereto have signed this Agreement on the date first hereinabove mentioned.

Address For Notice	THE BANK OF NOVA SCOTIA,
as Lender
40 King Street West
Scotia Plaza, 62nd Floor
Toronto Ontario	By:	/s/ Ray Clarke
M5W 2X6		Name:	Ray Clarke
		Title:	Managing Director
Attention: Ray Clarke

Facsimile: (416) 866-2009	By:	/s/ Ian Stephenson
		Name:	Ian Stephenson
		Title:	Associate Director

[signature page for Amended and Restated Credit Agreement relating to The Bank of Nova
Scotia, as administrative agent, Agnico-Eagle Mines Limited, as borrower, et al.]

IN WITNESS WHEREOF, the parties hereto have signed this Agreement on the date first hereinabove mentioned.

Address For Notice	THE TORONTO-DOMINION BANK

66 Wellington Street West
TD Tower, 9th Floor
Toronto, Ontario	By:	/s/ Liza Straker
M5K 1A2		Name:	Liza Straker
		Title:	VP, Credit Management
Attention: Rohan Appadurai

Facsimile: (416) 944-5164	By:	/s/ Keith McQueen
		Name:	Keith McQueen
		Title:	Managing Director

[signature page for Amended and Restated Credit Agreement relating to The Bank of Nova
Scotia, as administrative agent, Agnico-Eagle Mines Limited, as borrower, et al.]

IN WITNESS WHEREOF, the parties hereto have signed this Agreement on the date first hereinabove mentioned.

Address For Notice	BANK OF MONTREAL

Loan Products Group
100 King Street West	By:	/s/ R. Wright
4th Floor		Name:	R. Wright
Toronto, Ontario		Title:	Director
M5X 1A1

Attention: Robert Wright	By:
Name:
Facsimile: (416) 359-7796		Title:

[signature page for Amended and Restated Credit Agreement relating to The Bank of Nova
Scotia, as administrative agent, Agnico-Eagle Mines Limited, as borrower, et  al.]

IN WITNESS WHEREOF, the parties hereto have signed this Agreement on the date first hereinabove mentioned.

Address For Notice	CANADIAN IMPERIAL BANK OF COMMERCE

161 Bay Street
8th Floor
Toronto, Ontario	By:	/s/ Scott Curtis
M5J 2S8		Name:	Scott Curtis
		Title:	Managing Director

Attention: Peter Rawlins / Robert Riverso	By:	/s/ Peter Rawlins
		Name:	Peter Rawlins
Facsimile: (416) 594-8347		Title:	Executive Director

[signature page for Amended and Restated Credit Agreement relating to The Bank of Nova
Scotia, as administrative agent, Agnico-Eagle Mines Limited, as borrower, et al.]

IN WITNESS WHEREOF, the parties hereto have signed this Agreement on the date first hereinabove mentioned.

Address For Notice	EXPORT DEVELOPMENT CANADA

151 O’Connor Street
Ottawa, Ontario	By:	/s/ Joanne Tognarelli
K1A 1K3		Name:	Joanne Tognarelli
		Title:	Financing Manager

Attention: Matthew Devine	By:	/s/ Christiane de Billy
		Name:	Christiane de Billy
Facsimile: (613) 598-3186		Title:	Financing Manager

[signature page for Amended and Restated Credit Agreement relating to The Bank of Nova
Scotia, as administrative agent, Agnico-Eagle Mines Limited, as borrower, et al.]

IN WITNESS WHEREOF, the parties hereto have signed this Agreement on the date first hereinabove mentioned.

Address For Notice	COMMONWEALTH BANK OF AUSTRALIA

599 Lexington Avenue
Floor 17	By:	/s/ Greg Caione
New York, New York		Name:	Greg Caione
U.S.A. 10022		Title:	Head of Natural Resources - Americas

Attention: Greg Caione	By:
Name:
Facsimile: (212) 336-7722		Title:

[signature page for Amended and Restated Credit Agreement relating to The Bank of Nova
Scotia, as administrative agent, Agnico-Eagle Mines Limited, as borrower, et  al.]

IN WITNESS WHEREOF, the parties hereto have signed this Agreement on the date first hereinabove mentioned.

Address For Notice	ROYAL BANK OF CANADA

5th Floor, South Tower
Royal Bank Plaza	By:	/s/ Stam Fountoulakis
200 Bay Street		Name:	Stam Fountoulakis
Toronto, Ontario		Title:	Authorized Signatory
M5J 2W7

Attention: Stam Fountoulakis	By:
Name:
Facsimile: (416) 842-5320		Title:

[signature page for Amended and Restated Credit Agreement relating to The Bank of Nova
Scotia, as administrative agent, Agnico-Eagle Mines Limited, as borrower, et al.]

IN WITNESS WHEREOF, the parties hereto have signed this Agreement on the date first hereinabove mentioned.

Address For Notice	MACQUARIE BANK LIMITED

1 Martin Place
Sydney, New South Wales 2000	By:	/s/ Carmel Ferguson
Australia		Name:	Carmel Ferguson
		Title:	Executive Director
Attention: Executive Director, Legal Risk
Management, Treasury and Commodities Group

Facsimile: +612 8232 4540	By:	/s/ Robert McRobbie
		Name:	Robert McRobbie
		Title:	Division Director
Legal Risk Management

[signature page for Amended and Restated Credit Agreement relating to The Bank of Nova
Scotia, as administrative agent, Agnico-Eagle Mines Limited, as borrower, et al.]

IN WITNESS WHEREOF, the parties hereto have signed this Agreement on the date first hereinabove mentioned.

Address For Notice	NATIONAL BANK OF CANADA

Credit Capital Markets
1155 Metcalfe Street	By:	/s/ Roch Ledoux
5th floor		Name:	Roch Ledoux
Montreal, Quebec		Title:	Directeur - Director
H3B 4S9

Attention: Roch Ledoux	By:	/s/ Alain Aubin
		Name:	Alain Aubin
Facsimile: (514) 390-7860		Title:	Directeur - Director

[signature page for Amended and Restated Credit Agreement relating to The Bank of Nova
Scotia, as administrative agent, Agnico-Eagle Mines Limited, as borrower, et al.]

IN WITNESS WHEREOF, the parties hereto have signed this Agreement on the date first hereinabove mentioned.

Address For Notice	BARCLAYS BANK PLC

5 The North Colonnade
Canary Wharf	By:	/s/ Colin Hall
London, England		Name:	Colin Hall
E14 4BB		Title:	Assistant Vice President

Attention: Colin Hall

Facsimile: 020 7773 1840

[signature page for Amended and Restated Credit Agreement relating to The Bank of Nova
Scotia, as administrative agent, Agnico-Eagle Mines Limited, as borrower, et al.]

IN WITNESS WHEREOF, the parties hereto have signed this Agreement on the date first hereinabove mentioned.

Address For Notice		BANK OF AMERICA, N.A., CANADA BRANCH

200 Front Street West
Toronto, Ontario		By:	/s/ Medina Sales de Andrade
M5V 3L2			Name:	Medina Sales de Andrade
			Title:	Vice President

Attention:	Scott T. Hitchens / Medina	By:
	Sales de Andrade		Name:
Facsimile:	(980) 683-6306 /		Title:
(416) 349-4283

[signature page for Amended and Restated Credit Agreement relating to The Bank of Nova
Scotia, as administrative agent, Agnico-Eagle Mines Limited, as borrower, et al.]

IN WITNESS WHEREOF, the parties hereto have signed this Agreement on the date first hereinabove mentioned.

Address For Notice		CREDIT SUISSE, TORONTO BRANCH

1 First Canadian Place, Suite 2900
P.O. Box 301		By:	/s/ Alain Daoust
Toronto, Ontario			Name:	Alain Daoust
M5X 1C9			Title:	Director

Attention: Alain Daoust		By:	/s/ Steve W. Fuh
Facsimile:	(416) 352-4576		Name:	Steve W. Fuh
PC Fax:	(416) 352-0927		Title:	Vice-President

cc:	Nicholas Lam, Loan Operations
Facsimile:	(416) 352-4688

[signature page for Amended and Restated Credit Agreement relating to The Bank of Nova
Scotia, as administrative agent, Agnico-Eagle Mines Limited, as borrower, et al.]

IN WITNESS WHEREOF, the parties hereto have signed this Agreement on the date first hereinabove mentioned.

Address For Notice	SOCIÉTÉ GÉNÉRALE (CANADA BRANCH)

1501 McGill College Avenue
Suite 1800
Montréal, Quebec	By:	/s/ Michael C. Manion
H3A 3M8		Name:	Michael C. Manion
		Title:	Director
Attention: Mariette Jean

Facsimile: (514) 841-6250	By:	/s/ Ernesto Rambaldini
		Name:	Ernesto Rambaldini
With a copy to:		Title:	Vice-President

100 Yonge Street, Suite 1002
Toronto, Ontario
M5C 2W1

Attention: Michael Manion

Facsimile: (416) 364-1879

[signature page for Amended and Restated Credit Agreement relating to The Bank of Nova
Scotia, as administrative agent, Agnico-Eagle Mines Limited, as borrower, et al.]

IN WITNESS WHEREOF, the parties hereto have signed this Agreement on the date first hereinabove mentioned.

Address For Notice	AGNICO-EAGLE MINES LIMITED

145 King Street East, Suite 400
Toronto, Ontario	By:	/s/ R. Gregory Laing
M5C 2Y7		Name:	R. Gregory Laing
		Title:	General Counsel, Senior Vice-President Legal and Corporate Secretary

Attention: David Garofalo

Facsimile: (416) 367-4681

[signature page for Amended and Restated Credit Agreement relating to The Bank of Nova
Scotia, as administrative agent, Agnico-Eagle Mines Limited, as borrower, et al.]

IN WITNESS WHEREOF, the parties hereto have signed this Agreement on the date first hereinabove mentioned.

Address For Notice	1715495 ONTARIO INC.

c/o Agnico-Eagle Mines Limited
145 King Street East, Suite 400	By:	/s/ R. Gregory Laing
Toronto, Ontario		Name:	R. Gregory Laing
M5C 2Y7		Title:	Authorized Signatory

Attention: David Garofalo

Facsimile: (416) 367-4681

[signature page for Amended and Restated Credit Agreement relating to The Bank of Nova
Scotia, as administrative agent, Agnico-Eagle Mines Limited, as borrower, et al.]

IN WITNESS WHEREOF, the parties hereto have signed this Agreement on the date first hereinabove mentioned.

Address For Notice	1641315 ONTARIO INC.

c/o Agnico-Eagle Mines Limited
145 King Street East, Suite 400	By:	/s/ R. Gregory Laing
Toronto, Ontario		Name:	R. Gregory Laing
M5C 2Y7		Title:	Authorized Signatory

Attention: David Garofalo

Facsimile: (416) 367-4681

[signature page for Amended and Restated Credit Agreement relating to The Bank of Nova
Scotia, as administrative agent, Agnico-Eagle Mines Limited, as borrower, et al.]

IN WITNESS WHEREOF, the parties hereto have signed this Agreement on the date first hereinabove mentioned.

Address For Notice	AGNICO-EAGLE (DELAWARE) L.L.C.

c/o Agnico-Eagle Mines Limited
145 King Street East, Suite 400	By:	/s/ R. Gregory Laing
Toronto, Ontario		Name:	R. Gregory Laing
M5C 2Y7		Title:	Authorized Signatory

Attention: David Garofalo

Facsimile: (416) 367-4681

[signature page for Amended and Restated Credit Agreement relating to The Bank of Nova
Scotia, as administrative agent, Agnico-Eagle Mines Limited, as borrower, et al.]

IN WITNESS WHEREOF, the parties hereto have signed this Agreement on the date first hereinabove mentioned.

Address For Notice	AGNICO-EAGLE (DELAWARE) II L.L.C.

c/o Agnico-Eagle Mines Limited
145 King Street East, Suite 400	By:	/s/ R. Gregory Laing
Toronto, Ontario		Name:	R. Gregory Laing
M5C 2Y7		Title:	Authorized Signatory

Attention: David Garofalo

Facsimile: (416) 367-4681

[signature page for Amended and Restated Credit Agreement relating to The Bank of Nova
Scotia, as administrative agent, Agnico-Eagle Mines Limited, as borrower, et al.]

IN WITNESS WHEREOF, the parties hereto have signed this Agreement on the date first hereinabove mentioned.

Address For Notice	AGNICO-EAGLE (DELAWARE) III L.L.C.

c/o Agnico-Eagle Mines Limited
145 King Street East, Suite 400	By:	/s/ R. Gregory Laing
Toronto, Ontario		Name:	R. Gregory Laing
M5C 2Y7		Title:	Authorized Signatory

Attention: David Garofalo

Facsimile: (416) 367-4681

[signature page for Amended and Restated Credit Agreement relating to The Bank of Nova
Scotia, as administrative agent, Agnico-Eagle Mines Limited, as borrower, et al.]

IN WITNESS WHEREOF, the parties hereto have signed this Agreement on the date first hereinabove mentioned.

Address For Notice	AGNICO-EAGLE SWEDEN AB

c/o Agnico-Eagle Mines Limited
145 King Street East, Suite 400	By:	/s/ R. Gregory Laing
Toronto, Ontario		Name:	R. Gregory Laing
M5C 2Y7		Title:	Authorized Signatory

Attention: David Garofalo

Facsimile: (416) 367-4681

[signature page for Amended and Restated Credit Agreement relating to The Bank of Nova
Scotia, as administrative agent, Agnico-Eagle Mines Limited, as borrower, et al.]

IN WITNESS WHEREOF, the parties hereto have signed this Agreement on the date first hereinabove mentioned.

Address For Notice	AGNICO-EAGLE AB

c/o Agnico-Eagle Mines Limited
145 King Street East, Suite 400	By:	/s/ R. Gregory Laing
Toronto, Ontario		Name:	R. Gregory Laing
M5C 2Y7		Title:	Authorized Signatory

Attention: David Garofalo

Facsimile: (416) 367-4681

[signature page for Amended and Restated Credit Agreement relating to The Bank of Nova
Scotia, as administrative agent, Agnico-Eagle Mines Limited, as borrower, et al.]

IN WITNESS WHEREOF, the parties hereto have signed this Agreement on the date first hereinabove mentioned.

Address For Notice	RIDDARHYTTAN RESOURCES AB

c/o Agnico-Eagle Mines Limited
145 King Street East, Suite 400	By:	/s/ R. Gregory Laing
Toronto, Ontario		Name:	R. Gregory Laing
M5C 2Y7		Title:	Authorized Signatory

Attention: David Garofalo

Facsimile: (416) 367-4681

[signature page for Amended and Restated Credit Agreement relating to The Bank of Nova
Scotia, as administrative agent, Agnico-Eagle Mines Limited, as borrower, et al.]

IN WITNESS WHEREOF, the parties hereto have signed this Agreement on the date first hereinabove mentioned.

Address For Notice	AGNICO-EAGLE MEXICO S.A. DE C.V.

c/o Agnico-Eagle Mines Limited
145 King Street East, Suite 400	By:	/s/ R. Gregory Laing
Toronto, Ontario		Name:	R. Gregory Laing
M5C 2Y7		Title:	Authorized Signatory

Attention: David Garofalo

Facsimile: (416) 367-4681

[signature page for Amended and Restated Credit Agreement relating to The Bank of Nova
Scotia, as administrative agent, Agnico-Eagle Mines Limited, as borrower, et al.]

EXHIBIT A
COMMITMENTS

Lender	Commitment
The Bank of Nova Scotia	US $	70,000,000
The Toronto-Dominion Bank	US $	70,000,000
Bank of Montreal	US $	60,000,000
Canadian Imperial Bank of Commerce	US $	60,000,000
Export Development Canada	US $	60,000,000
Commonwealth Bank of Australia	US $	45,000,000
Royal Bank of Canada	US $	45,000,000
Macquarie Bank Limited	US $	40,000,000
National Bank of Canada	US $	35,000,000
Barclays Bank plc	US $	30,000,000
Bank of America, N.A., Canada Branch	US $	30,000,000
Credit Suisse, Toronto Branch	US $	30,000,000
Société Générale (Canada Branch)	US $	25,000,000

EXHIBIT B
ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (a) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities), and (b) to the extent permitted to be assigned under Applicable Law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan-transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned pursuant to clauses (a) and (b) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

Assignor:

Assignee:
[and is an Affiliate/Approved Fund of [identify Lender](1) ]

Borrower(s):

Agent:	,
as the administrative agent under the Credit Agreement

(1)                                  Select as applicable.

Credit Agreement:	[The [amount] Credit Agreement dated as of among [name of Borrower], the Lenders parties thereto, [name of administrative agent], as Agent, and the other agents parties thereto]

Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders(2)	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans(3)		CUSIP Number
$	$		%

[Trade Date:                                                          ](4)

(2)	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

(3)	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

(4)	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

2

Effective Date:                , 20      [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and](5) Accepted:

[NAME OF AGENT], as Administrative Agent

By:
Name:
Title:

[Consented to:](6)

[NAME OF RELEVANT PARTY]

By:
Name:
Title:

(5)	To be added only if the consent of the Agent is required by the terms of the Credit Agreement.

(6)	To be added only if the consent of the Borrower and/or other parties (e.g. Swingline Lender, L/C Issuer) is required by the terms of the Credit Agreement.

3

ANNEX 1 to Assignment and Assumption

[                                      ](1)

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

Representations and Warranties.

Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document(2), (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section           thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Agent or any other Lender, and (v) if it is a Foreign Lender(3), attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan

(1)	Describe Credit Agreement at option of Agent.

(2)	The term “Loan Document” should be conformed to the term used in the Credit Agreement.

(3)	The concept of “Foreign Lender” should be conformed to the section in the Credit Agreement governing withholding taxes and gross-up.

Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Payments. From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or by sending a scanned copy by electronic mail shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law governing the Credit Agreement.

2

EXHIBIT C
LOAN MARKET DATA TEMPLATE

Recommended Data Fields – At Close

The items highlighted in bold are those that Loan Pricing Corporation (LPC) deem essential. The remaining items are those that LPC has seen become more prominent over time as transparency has increased in the U.S. Loan Market.

Company Level	Deal Specific	Facility Specific
Issuer Name	Currency/Amount	Currency/Amount
Location	Date	Type
SIC (Cdn)	Purpose	Purpose
Identification Number(s)	Sponsor	Tenor
Revenue	Financial Covenants	Term Out Option
Expiration Date
	Target Company	Facility Signing Date
*Measurement of Risk	Assignment Language	Pricing
S&P Sr. Debt	Law Firms	Base Rate(s)/Spread(s)/BA/LIBOR
S&P Issuer	MAC Clause	Initial Pricing Level
Moody’s Sr. Debt	Springing lien	Pricing Grid (tied to, levels)
Moody’s Issuer	Cash Dominion	Grid Effective Date
Fitch Sr. Debt	Mandatory Prepays	Fees
Fitch Issuer	Restrct’d Payments (Neg Covs)
S&P Implied
(internal assessment)	Other Restrictions	Commitment Fee
DBRS
Other Ratings
*Industry Classification
Moody’s Industry
S&P Industry
Parent		Prepayment Fee

Financial Ratios		Other Fees to Market

Security
Secured/Unsecured
Collateral and Seniority of Claim
Collateral Value
Guarantors
Lenders Names/Titles
Lender Commitment ($)
Commited/Uncommited
Distribution method
Amortization Schedule
Borrowing Base/Advance Rates
New Money Amount
Country of Syndication
Facility Rating (Loss given default)
S&P Bank Loan
Moody’s Bank Loan
Fitch Bank Loan
DBRS
Other Ratings

* These items would be considered useful to capture from an analytical perspective

EXHIBIT D

NOTICE OF BORROWING AND CERTIFICATE

[See Sections 3.1, 3.2 and 5.1]

TO:                                             The Bank of Nova Scotia

Global Wholesale Services –

Loan Operations department

720 King Street West

Third Floor

Toronto, Ontario

M5V 2T3

Reference is made to the amended and restated credit agreement dated as of June 15 2009 between Agnico-Eagle Mines Limited, as borrower, the guarantors from time to time party thereto, The Bank of Nova Scotia, as administrative agent and joint lead arranger, The Toronto-Dominion Bank, as joint lead arranger, and the Lenders from time to time party thereto, as amended, supplemented, restated or replaced from time to time (the “Credit Agreement”). All terms used in this certificate and that are defined in the Credit Agreement will have the meanings defined in the Credit Agreement.

A.                                   Request for Advance

Notice is hereby given pursuant to the Credit Agreement that the undersigned hereby irrevocably requests as follows:

1.                                      that an Advance be made under the Credit Facility;

2.                                      the aggregate principal amount of the Advance shall be [choose one] [Cdn. • dollars (C$•)/US • dollars (US$•)]; and

3.                                      the Drawdown Date shall be                       .

4.                                      the Advance shall be in the form of [check one or more and complete details]:

Prime Rate Advance		( )
Amount	C$
Banker’s Acceptances		( )
Selected Amount:	C$
Designated Period
US Base Rate Advance		( )
Amount	US$
Libor Advance		( )
Selected Amount	US$
Designated Period

5.                                     the proceeds of the Advance shall be deposited in [specify designated account].

The undersigned hereby confirms as follows:

(a)                                the representations and warranties contained in Article 10 of the Credit Agreement, other than those expressly stated to be made as of a specific date or otherwise expressly modified in accordance with Section 10.17 of the Credit Agreement, are true and correct in all material respects on and as of the date hereof with the same force and effect as if such representations and warranties had been made on and as of the date hereof;

(b)                               no Default or Event of Default has occurred and is continuing on the date hereof or will result from the Advance(s) requested herein; and

(c)                                the undersigned will immediately notify you if it becomes aware of the occurrence of any event which would mean that the statements in the immediately preceding paragraphs (a) and (b) would not be true if made on the Drawdown Date.

B.                                   Notice of Conversion or Rollover

Notice is hereby given pursuant to the Credit Agreement that the undersigned hereby irrevocably requests as follows:

1.                                      that                                 [Note: describe outstanding Advance] be converted or rolled over into or extended as [check one or more and complete details]:

Banker’s Acceptances		( )
Selected Amount:	C$
Designated Period
Libor Advance		( )
Selected Amount	US$
Designated Period

2.                                     the date of the conversion, rollover or extension shall be                      .

C.                                   Notice of Prepayment

Pursuant to Article 2.6.1 of the Credit Agreement, the undersigned hereby irrevocably notifies you of the following:

(a)                                that a prepayment will be made under the Credit Facility;

(b)                               the prepayment represents the following [check one or more]:

prepayment in Prime Rate Advances under the Credit Facility                                                                                                                                           (  )

prepayment in US Base Rate Advances under the Credit Facility                                                                                                                           (   )

prepayment in Libor Advances under the Credit Facility                                                                                                                                                                        (   )

(c)                                   the prepayment date shall be                      .

2

(d)                                the Advance to be paid shall be in the form of [check one or more and complete details]:

Prime Rate Advance		( )
Amount	C$
US Base Rate Advance		( )
Amount	US$
Libor Advance		( )
Amount	US$
Maturity Date

D.       Notice of Cancellation

Pursuant to Article 2.6.2 of the Credit Agreement, the undersigned hereby irrevocably notifies you of the following cancellation of undrawn portions of the Credit Facility:

(a)                                 the amount of the Credit Facility to be cancelled is                                   ; and

(b)                                the cancellation date shall be                             .

DATED

AGNICO-EAGLE MINES LIMITED

By:
Name:
Title:

3

EXHIBIT E

COMPLIANCE CERTIFICATE

[See Section 8.2, Article 11 and Sections 13.1.3, 13.1.4, 13.1., 13.1.6, 13.1.7 and 13.2.2]

TO:                                                                                THE BANK OF NOVA SCOTIA, as Administrative Agent

AND TO:                                                 THE LENDERS (as defined in the Credit Agreement referred to below)

Reference is made to the amended and restated credit agreement dated as of June 15, 2009 between Agnico-Eagle Mines Limited, as borrower, the guarantors from time to time party thereto, The Bank of Nova Scotia, as administrative agent and joint lead arranger, The Toronto-Dominion Bank, as joint lead arranger, and the Lenders from time to time party thereto, as amended, supplemented, restated or replaced from time to time (the “Credit Agreement”). All terms used in this certificate that are defined in the Credit Agreement have the meanings defined in the Credit Agreement.

The undersigned hereby certifies that:

(a)                               No Default or Event of Default has occurred and is continuing on the date hereof [or if a Default or Event of Default has occurred and is continuing on the date hereof, a detailed description of the same and the steps the Borrower is taking or proposes to take to cure the same are described on the schedule dealing with the same which is attached hereto].

(b)                              The undersigned hereby certifies that, as of the end of its most recently completed fiscal quarter, which ended on                                  :

(i)        the Total Net Debt to EBITDA Ratio was                                      : 1; and

(ii)      the Tangible Net Worth for such fiscal quarter was $                        .

(c)                                Set forth on Schedule A hereto are the calculations of the financial covenants referred to in clause (b) above.

(d)                               Attached hereto is a report setting forth each Derivative Instrument to which the Borrower or any other Obligor is a party, together with the counterparty thereto and the Obligor Hedging Exposure thereunder.

(e)                                Attached hereto is an operating report on the mines owned and controlled by the Borrower and its Subsidiaries (being the “Chief Operating Officer’s Quarterly Report to the Board of Directors”).

(f)                                  Attached hereto is a copy of the Borrower’s mineral reserve statements.   [Note: only required to be delivered with the Borrower’s annual financial statements.]

(g)                               Attached hereto is a copy of the Borrower’s annual life of mine plans. [Note: only required to be delivered as soon as practicable and in any event within 270 days after the end of each fiscal year of the Borrower.]

(h)                               The following Persons, which have not previously been reported to the Agent pursuant to Section 8.2 of the Credit Agreement, have become Material Subsidiaries since the Effective Date:                                      .

(i)          The First Percentage is                             and the Second Percentage is                                   .

Attached hereto is the Borrower’s calculation of the First Percentage and the Second Percentage.

DATED

AGNICO-EAGLE MINES LIMITED

By:
Name:
Title:

2

EXHIBIT F

ADDITIONAL GUARANTOR AGREEMENT

[See Section 8.2]

THIS AGREEMENT supplements the amended and restated credit agreement dated as of June 15, 2009 between Agnico-Eagle Mines Limited, as borrower, the guarantors from time to time party thereto, The Bank of Nova Scotia, as administrative agent and joint lead arranger, The Toronto-Dominion Bank, as joint lead arranger, and the Lenders from time to time party thereto, as amended, supplemented, restated or replaced from time to time (the “Credit Agreement”).

RECITALS:

A.                                  All terms used in this Agreement that are defined in the Credit Agreement have the meanings defined in the Credit Agreement.

B.                                    The Credit Agreement contemplates that further Subsidiaries of the Borrower who qualify as a Material Subsidiary shall become Guarantors in certain circumstances.

C.                                    [•] (the “New Material Subsidiary”) is required by the Credit Agreement to become a Guarantor.

D.                                   The New Material Subsidiary has delivered the documents listed on Schedule A to this Agreement, an opinion of its counsel and other resolutions and ancillary documents required by the Credit Agreement.

THEREFORE, for value received, and intending to be legally bound by this Agreement, the parties agree as follows:

1.                                     The New Material Subsidiary hereby acknowledges and agrees to the terms of the Credit Agreement and agrees to be bound by all obligations of a Guarantor, and therefore an Obligor, under the Credit Agreement as if it had been an original signatory thereto. [Except as set out on Schedule B hereto,] [t/T]he New Material Subsidiary represents and warrants to the Agent and the Lenders that each of the representations and warranties in Article 10 is true and correct in relation to it.

2.                                     The Agent, on behalf of the Lenders, acknowledges that the New Material Subsidiary is a Guarantor, and therefore an Obligor, as of the date of this Agreement.

IN WITNESS OF WHICH, the undersigned have executed this Agreement as of [•].

THE BANK OF NOVA SCOTIA, as Agent

By:
Name:
Title:

By:
Name:
Title:

[NEW MATERIAL SUBSIDIARY]

By:
Name:
Title:

By:
Name:
Title:

[Note: Schedule A to be attached]

2

SCHEDULE A

MATERIAL SUBSIDIARIES

1641315 Ontario Inc.	-	Ontario

1715495 Ontario Inc.	-	Ontario

Agnico-Eagle (Delaware) L.L.C.	-	Delaware

Agnico-Eagle (Delaware) II L.L.C.	-	Delaware

Agnico-Eagle (Delaware) III L.L.C.	-	Delaware

Agnico-Eagle AB	-	Sweden

Agnico Eagle México, S.A. de C.V.	-	Mexico

Agnico-Eagle Sweden AB	-	Sweden

Riddharhyttan Resources AB	-	Sweden

SCHEDULE B

PERMITTED LIENS

Registrations Against Agnico-Eagle Mines Limited Under the Personal Property Security Act (Ontario)

Secured Party	Registration Details	Collateral
Xerox Canada Ltd. 33 Bloor St. E., 3rd Floor Toronto, ON M4W 3H1	Registration No. 20061214 1009 1462 9962 (6 years) (Ref. File No. 631424124)	Photocopy equipment
Xerox Canada Ltd. 5650 Yonge St. North York, ON M2M 4G7	Registration No. 20040205 1220 1715 3337 (6 years) (Ref. File No. 602917443)	Photocopy equipment
Caterpillar Financial Services Limited 700 Dorval Drive, Suite 705, Oakville, ON L6K 3V3	Registration No. 20070925 1047 8077 7779 (3 years) (Ref. File No. 639359253)	4 Caterpillar motor vehicles
Xerox Canada Ltd. 33 Bloor St. E., 3rd Floor Toronto, ON M4W 3H1	Registration No. 20071219 1404 1462 2799 (6 years) (Ref. File No. 641510037)	Photocopy equipment
Xerox Canada Ltd. 33 Bloor St. E., 3rd Floor Toronto, ON M4W 3H1	Registration No. 20080306 1405 1462 7757 (6 years) (Ref. File No. 643180194)	Photocopy equipment
The Bank of Nova Scotia 20 Queen St West, 4th Floor Toronto, ON M5H 3R3	Registration No. 20090520 1610 1532 8529(4 years) (Ref. File No. 653561217)	One Toro 50 Underground Haulage Truck s/n T9050444; one LH514 Underground LHD s/n L914D311; and one RB50E Raisedrill s/n RB50E-032.

Registrations Against Agnico-Eagle Mines Limited Under the British Columbia Personal Property Registry

Secured Party	Registration Details	Collateral
HSBC Bank Canada	Registered September 26, 2007 (expiry September 26, 2010) under Registration No. 942660D	1 Orenstein & Kopp Model RH40E with related equipment, accessories and proceeds
Caterpillar Financial Services Limited	Registered November 12, 2007 (expiry November 12, 2009) under Registration No. 030986E	Five Caterpillar motor vehicles
Caterpillar Financial Services Limited	Registered September 26, 2007 (expiry September 26, 2010) under Registration No. 942306D	Six Caterpillar motor vehicles

Secured Party	Registration Details	Collateral
Caterpillar Financial Services Limited	Registered September 25, 2007 (expiry September 25, 2010) under Registration No. 939036D	Four Caterpillar motor vehicles
Toromont CAT, A Div. of Toromont Industries Ltd.	Registered October 20, 2008 (expiry October 20, 2010) under Registration No. 649747E	Caterpillar 980H plus attachments
Caterpillar Financial Services Limited	Registered November 4, 2008 (expiry November 4, 2011) under Registration No. 678095E	Caterpillar 980H plus attachments

Registrations Against Agnico-Eagle Mines Limited Under the Nunavut Territory Personal Property Registry

Secured Party	Registration Details	Collateral
Caterpillar Financial Services Limited	Registered September 25, 2007 (expiry September 25, 2010) under Registration No. 107953	Four Caterpillar motor vehicles
Caterpillar Financial Services Limited	Registered September 26, 2007 (expiry September 26, 2010) under Registration No. 108001	Six Caterpillar motor vehicles
HSBC Bank Canada	Registered September 26, 2007 (expiry September 26, 2010) under Registration No. 108035	1 Orenstein & Kopp Model RH40E with related equipment, accessories and proceeds
Caterpillar Financial Services Limited	Registered November 12, 2007 (expiry November 12, 2009) under Registration No. 110072	Five Caterpillar motor vehicles
Caterpillar Financial Services Limited	Registered July 11, 2008 (expiry July 11, 2011)under Registration No. 122010	Two Caterpillar motor vehicles
Caterpillar Financial Services Limited	Registered July 11, 2008 (expiry July 11, 2011)under Registration No. 122028	Eight Caterpillar motor vehicles
Caterpillar Financial Services Limited	Registered July 14, 2008 (expiry July 14, 2011) under Registration No. 122069; Amendment No. 122135	Four Caterpillar motor vehicles
Caterpillar Financial Services Limited	Registered July 14, 2008 (expiry July 14, 2011)under Registration No. 122077	One Caterpillar motor vehicle
Caterpillar Financial Services Limited	Registered July 14, 2008 (expiry July 14, 2011)under Registration No. 122085	One Caterpillar motor vehicle

2

Secured Party	Registration Details	Collateral
Caterpillar Financial Services Limited	Registered July 14, 2008 (expiry July 14, 2011) under Registration No. 122093	One Caterpillar motor vehicle
Toromont CAT, A Div. of Toromont Industries Ltd.	Registered October 20, 2008 (expiry October 20, 2010) under Registration No. 127274	One Caterpillar motor vehicle
Caterpillar Financial Services Limited	Registered November 5, 2008 (expiry November 5, 2011) under Registration No. 128090	One Caterpillar motor vehicle
Caterpillar Financial Services Limited	Registered December 16, 2008 (expiry December 16, 2011) under Registration No. 130468	Three Caterpillar motor vehicles

Registrations Against Agnico-Eagle Mines Limited in the Register of Personal and Moveable Real Rights – Quebec

Secured Party	Registration Details	Collateral
Sandvick Tamrock Canada Inc.	Registered October 19, 1999 (expiry October 14, 2009) under Registration No. 99-0170979-0001	Toro – Load Haul Dump –serial number 29014019
Praxair Canada Inc.	Registered January 29, 2004 (expiry January 28, 2010) under Registration No. 04-0045863-0001	All present and future bulk cryogenic storage tanks used for the storage, filing and delivery of industrial and medical gases.
Gestion Loca-Bail Ltée	Registered on April 6, 2005 (expiry March 30, 2010) under Registration No. 05-0188197-0001	Photocopier
Gestion Loca-Bail Ltée	Registered on July 8, 2005 (expiry June 26, 2009) under Registration No. 05-0395751-0001	Photocopier
Gestion Loca-Bail Ltée	Registered on November 21, 2005 (expiry November 16, 2009) under Registration No. 05-0660688-0001	Photocopier
Gestion Loca-Bail Ltée	Registered on December 28, 2005 (expiry November 17, 2009) under Registration No. 05-0728078-0001	Photocopier
Gestion Loca-Bail Ltée	Registered on March 3, 2006 (expiry February 9, 2010) under Registration No. 06-0107904-0001	Photocopier

3

Secured Party	Registration Details	Collateral
Ford Credit Canada Leasing Company Hardy Ringuette Automobiles Inc. (assignee) Canadian Road Leasing Company (assignee)	Registered September 5, 2006 (expiry September 5, 2009) under Registration No. 06-0511147-0001	2006 Ford F150, serial #1FTVX14546NB24152
Gestion Loca-Bail Ltée	Registered October 12, 2006 (expiry October 4, 2010) under Registration No. 06-0591413-0001	Photocopier
Gestion Loca-Bail Ltée	Registered January 17, 2007 (expiry January 10, 2010) under Registration No. 07-0025303-0001	Photocopier and related equipment
Ford Credit Canada Leasing, A Division of Canadian Road Leasing Company Hardy Ringuette Automobiles Inc. (assignee)	Registered March 21, 2007 (expiry March 20, 2010) under Registration No. 07-0143496-0001	2007 Ford F150, serial #1FTRF14W57NA40565
Hardy Ringuette Automobiles Inc. Ford Credit Canada Leasing, A Division of Canadian Road Leasing Company (assignee)	Registered March 23, 2007 (expiry March 22, 2010) under Registration No. 07-0149337-0069	2007 Ford F150, serial #1FTRF14W57NA40565
Ford Credit Canada Leasing, A Division of Canadian Road Leasing Company Hardy Ringuette Automobiles Inc. (assignee)	Registered April 18, 2007 (expiry April 16, 2010) under Registration No. 07-0200265-0001	2007 Ford F150, serial #1FTVX14587NA35220
Gestion Loca-Bail Ltée	Registered April 19, 2007 (expiry April 5, 2010) under Registration No. 07-0206330-0001	Photocopier
Gestion Loca-Bail Ltée	Registered July 11, 2007 (expiry May 18, 2010) under Registration No. 07-0396248-0001	Photocopier and related equipment
Gestion Loca-Bail Ltée	Registered October 10, 2007 (expiry July 27, 2010) under Registration No. 07-0582625-0001	Fax Canon Laser

4

Secured Party	Registration Details	Collateral
Hardy Ringuette Automobiles Inc. Location Credit Ford Canada, Une Division De Compagnie De Location Canadian Road (assignee)	Registered October 15, 2007 (expiry October 14, 2010) under Registration No. 07-0591089-0023	2008 Ford F250, serial #1FTSW21598EB74175
Hardy Ringuette Automobiles Inc. Location Credit Ford Canada, Une Division De Compagnie De Location Canadian Road (assignee)	Registered October 30, 2007 (expiry October 29, 2010) under Registration No. 07-0623704-0033	2008 Ford Fl50, serial #1FTRF14W08KB60048
Hardy Ringuette Automobiles Inc. Location Credit Ford Canada, Une Division De Compagnie De Location Canadian Road (assignee)	Registered October 30, 2007 (expiry October 29, 2010) under Registration No. 07-0623704-0034	2008 Ford F150, serial #1FTRF14W38KB60271
Gestion Loca-Bail Ltée	Registered December 7, 2007 (expiry November 14, 2011) under Registration No. 07-0700180-0001	Photocopier and related equipment
Gestion Loca-Bail Ltée	Registered December 7, 2007 (expiry October 3, 2011) under Registration No. 07-0700187-0001	Photocopier and related equipment
Gestion Loca-Bail Ltée	Registered January 30, 2008 (expiry January 16, 2012) under Registration No. 08-0051392-0001	Photocopier and related equipment
Ford Credit Canada Leasing, A Division of Canadian Road Leasing Company	Registered February 11, 2008 (expiry February 10, 2011) under Registration No. 08-0072011-0063	2008 Ford Fl50, serial #1FTRF14WX8KB69517 2008 Ford F150, serial #1FTRF14W68KB60507 2008 Ford F150, serial #1FTRF14W18KC49661
Hardy Ringuette Automobiles Inc. Location Credit Ford Canada, Une Division De Compagnie De Location Canadian Road (assignee)	Registered April 7, 2008 (expiry April 6, 2011) under Registration No. 08-0183283-0019	2008 Ford F250, serial #1FTSW21538ED26581

5

Secured Party	Registration Details	Collateral
Hardy Ringuette Automobiles Inc. Location Credit Ford Canada, Une Division De Compagnie De Location Canadian Road (assignee)	Registered April 7, 2008 (expiry April 6, 2011) under Registration No. 08-0183283-0020	2008 Ford F150, serial #1FTRF14W48KD09464
Hardy Ringuette Automobiles Inc. Location Credit Ford Canada, Une Division De Compagnie De Location Canadian Road (assignee)	Registered April 8, 2008 (expiry April 7, 2011) under Registration No. 08-0186276-0007	2008 Ford F150, serial #1FTVX14568KD01112
Gestion Loca-Bail Ltée	Registered on July 7, 2008 (expiry July 31, 2011) under Registration No. 08-0394893-0001	Photocopiers and related equipment
Location Credit Ford Canada, Une Division De Compagnie De Location Canadian Road	Registered July 11, 2008 (expiry July 9, 2011) under Registration No. 08-0403194-0019	2008 Ford F250, serial #1FTSX21548EE15511
Hardy Ringuette Automobiles Inc. Location Credit Ford Canada, Une Division De Compagnie De Location Canadian Road (assignee)	Registered July 18, 2008 (expiry July 17, 2011) under Registration No. 08-0420215-0075	2008 Ford F250, serial #1FTSX21548EE15511
Toromont Cat, A Division of Toromont Industries Ltd. Caterpillar Financial Services Limited (assignee)	Registered July 30, 2008 (expiry June 30, 2011) under Registration No. 08-0444262-0006	Motor vehicles
Location Credit Ford Candaa, Une Division De Compagnie De Location Canadian Road	Registered October 8, 2008 (expiry October 8, 2011) under Registration No. 08-0583748-0018	Motor vehicle
Location Credit Ford Candaa, Une Division De Compagnie De Location Canadian Road	Registered February 2, 2009 (expiry January 29, 2012) under Registration No. 09-0051290-0002	Motor vehicle
Location Credit Ford Candaa, Une Division De Compagnie De Location Canadian Road	Registered February 27, 2009 (expiry February 26, 2012) under Registration No. 09-0102286-0045	Motor vehicle

6

Secured Party	Registration Details	Collateral
Gestion Loca-Bail Ltée	Registered April 15, 2009 (expiry March 3, 2013) under Registration No. 09-0202771-0001	Photocopiers and related equipment
Location Credit Ford Candaa, Une Division De Compagnie De Location Canadian Road	Registered May 11, 2009 (expiry May 10, 2012) under Registration No. 09-0264800-0020	Motor vehicle

7

SCHEDULE C

OTHER SUPPORTED OBLIGATIONS

- Nil -

SCHEDULE D
LITIGATION

- Nil -

SCHEDULE E
EQUITY INTERESTS AND ORGANIZATION STRUCTURE

The ownership of the equity interests in each Obligor is set out below:

Agnico-Eagle Mines Limited is a publicly traded corporation. As of March 31, 2009, there were 155,656,432 common shares issued and outstanding.

There are 30,000 common shares of Agnico-Eagle (Delaware) L.L.C. issued and outstanding. Agnico-Eagle Mines Limited owns 30,000 (100%) of these shares.

There are 30,000 common shares of Agnico-Eagle (Delaware) II L.L.C. issued and outstanding. Agnico-Eagle Mines Limited owns 30,000 (100%) of these shares.

There are 30,000 common shares of Agnico-Eagle (Delaware) III L.L.C. issued and outstanding. 1715495 Ontario Inc. owns 30,000 (100%) of these shares.

There are 967,897,304 common shares of Agnico Eagle México, S.A. de C.V. issued and outstanding. Agnico-Eagle Mines Limited owns 919,773,255 (95%) of these shares. 1641315 Ontario Inc. owns 48,124,049 (5%) of these shares.

There are 48,124,049 common shares of 1641315 Ontario Inc. issued and outstanding. Agnico-Eagle Mines Limited owns 48,124,049 common shares (100%) of these shares.

There is 1 common share of 1715495 Ontario Inc. issued and outstanding. Agnico-Eagle Mines Limited owns this share.

There are 1,002 common shares of Agnico-Eagle Sweden AB. 1715495 Ontario Inc. owns 1,002 (100%) of these shares.

There are 105,753,846 common shares of Riddarhyttan Resources AB. Agnico-Eagle Sweden AB owns 105,753,846 (100%) of these shares.

There are 1,000 common shares of Agnico-Eagle AB. Riddarhyttan Resources AB owns 1,000 (100%) of these shares.

EQUITY INTERESTS HELD BY OBLIGORS

Each of the following Obligors holds the equity interests as set out in the table under their name:

1.             AGNICO-EAGLE MINES LIMITED

1641315 Ontario Inc.	48,124,049 common shares (100%)
1715495 Ontario Inc.	1 common share (100%)
Agnico Eagle México, S.A. de C.V.	919,773,255 common shares (95%)
Agnico-Eagle (Delaware) II L.L.C.	30,000 common shares (100%)
Agnico-Eagle (Delaware) L.L.C.	30,000 common shares (100%)
Agnico-Eagle (USA) Limited	1,000 common shares (100%)
Genex Exploration Corp.	100 common shares (100%)
Penna Insurance Inc.	1,000 common shares (100%)
Servicios Agnico Eagle Mexico, S.A. de C.V.	49,999 common shares (99.9%)
Servicios Pinos Altos S.A. de C.V.	49,999 common shares (99.9%)

Agnico-Eagle Mines Limited also has minority investments in several junior mining companies which it holds for investment purposes.

2.             AGNICO-EAGLE (DELAWARE) L.L.C.

- nil -

3.             AGNICO-EAGLE (DELAWARE) II L.L.C.

- nil -

4.             AGNICO-EAGLE (DELAWARE) III L.L.C.

- nil -

5.             1715495 ONTARIO INC.

Agnico-Eagle (Delaware) III L.L.C.	30,000 common shares (100%)
Agnico-Eagle Sweden AB	1,002 common shares (100%)

2

6.             1641315 ONTARIO INC.

Agnico Eagle México, S.A. de C.V.	48,124,049 common shares (25%)
Servicios Agnico Eagle Mexico S.A. de C.V.	1 common share (0.01%)
Servicios Pinos Altos S.A. de C.V.	1 common share (0.01%)

7.             AGNICO-EAGLE SWEDEN AB

Riddarhyttan Resources AB	105,753,846 common shares (100%)

8.             RIDDARHYTTAN RESOURCES AB

Agnico-Eagle AB	1,000 common shares (100%)
Riddarhyttan Resources Oy	10,000 common shares (100%)

9.            AGNICO-EAGLE AB

- nil -

10.          AGNICO EAGLE MÉXICO, S.A. de C.V.

- nil -

3

SUBSIDIARIES, PARTNERSHIPS AND JOINT VENTURES OF OBLIGORS

(see attached chart)

Notes:

The LaRonde and Goldex Mines and the Lapa & Meadowbank development projects are owned by Agnico-Eagle Mines Limited and each mine/project is operated as a separate division.

The Kittila Mine is owned by Agnico-Eagle AB and is operated by an unincorporated Finnish Branch of Agnico-Eagle AB.

The Pinos Altos development project is owned by Agnico Eagle Mexico, SA de CV.

Tor#: 2331076.1